Exhibit 10.1
          AMENDMENT NO. 1, dated as of March 3, 2011 (this “Amendment”), to the Credit Agreement dated as of March 17, 2010, among SOLUTIA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), the Issuers and Swing Line Lender party thereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (the “Administrative Agent”) and as collateral agent (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          WHEREAS, the Borrower desires to amend the Credit Agreement on the terms set forth herein;
          WHEREAS, Section 9.08(h) of the Credit Agreement provides that the Borrower and the Requisite Lenders may amend the Credit Agreement and the other Loan Documents for certain purposes including to add one or more additional credit facilities to be included in the Credit Agreement;
          WHEREAS, (i) each Amendment No. 1 Consenting Lender (as defined in Exhibit A) (other than any Amendment No. 1 Consenting Lender that has indicated otherwise on its signature page to this Amendment) has agreed, on the terms and conditions set forth herein, to have the entire principal amount (or, if less, the amount notified to such Lender by the Deutsche Bank Securities Inc.) of its outstanding Initial Term Loan (as defined In Exhibit A), if any, converted into a like principal amount of a Term-1 Loan (as defined in Exhibit A) effective as of the Amendment No. 1 Effective Date (as defined below) and (ii) the Additional Term-1 Lender has agreed to make an additional Term-1 Loan in a principal amount equal to the principal amount of Initial Term Loans held on the Amendment No. 1 Effective Date that are not Converted Term Loans (as defined in Exhibit A), the proceeds of which shall be applied to repay in full such Initial Term Loans that are not Converted Term Loans;
          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          Section 1. Amendment. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto. The Lenders hereby also consent to such amendments to the Security Documents as are contemplated by the Credit Agreement (as amended hereby).
          Section 2. Representations and Warranties, No Default. The Borrower hereby represents and warrants that as of the Amendment No. 1 Effective Date, after giving effect to the amendments set forth in this Amendment, (i) no Default or Event of Default exists and is continuing and (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that representations and warranties that are qualified by materiality are true and correct (after giving effect to any qualification therein) in all respects on and as of the date hereof).
          Section 3. Effectiveness. Section 1 of this Amendment shall become effective on the date (such date, if any, the “Amendment No. 1 Effective Date”) that the following conditions have been satisfied:
     (i) Consents. The Administrative Agent shall have received executed signature pages hereto from Lenders constituting the Requisite Lenders and each Loan Party;
     (ii) Additional Term-1 Joinder Agreement. The Administrative Agent, the Borrower and the Additional Term-1 Lender (as defined in Exhibit A) shall have entered into the Additional Term-1 Joinder Agreement;
     (iii) Fees. Deutsche Bank Securities Inc. shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Amendment No. 1 Effective Date.
     (iv) Legal Opinion. The Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, which shall cover such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require.
     (v) Flood Hazard Determinations and Flood Insurance. The Administrative Agent shall have received (A) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance) (each a “Flood Notice”) and (B) if any Mortgaged Property is located in a special flood hazard area, a Flood Notice duly executed by the Borrowers and each Loan Party relating thereto, together with evidence of flood insurance as required by applicable law and otherwise in form and substance reasonably acceptable to the Administrative Agent.
          Section 4. Post-Effectiveness Covenant. Not later than 60 days after the Amendment No. 1 Effective Date (or such later date as to which the Administrative Agent may agree), the Loan Parties shall, with respect to the Mortgaged Properties if requested by the Administrative Agent: (i) enter into amendments with respect to any existing Mortgages, (ii) obtain title datedown endorsements as customary in the jurisdiction of each Mortgaged Property with respect to any existing Title Policies, (iii) deliver customary opinions of counsel with respect to any Mortgaged Property, in each case in form and substance reasonably acceptable to the Administrative Agent in each case, as applicable, in order to ensure the Mortgages continue to secure all Obligations after giving effect to this Amendment with the same priority as was the case prior to giving effect to this Amendment and otherwise to confirm the enforceability, validity and perfection of the Liens in favor of the Secured Parties, (iv) obtain a copy of, or certificate as to coverage under, the insurance policies required by Section 5.04 of the Credit Agreement) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and (v) provide such other documentation with respect to the Mortgaged Property as Administrative Agent shall reasonably request.
          Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
          Section 6. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
          Section 8. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent or the Issuers, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment No. 1 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SOLUTIA, INC.
By:
Name:
Title:

Solely for purposes of Section 8 of this Amendment: [GUARANTORS]
By:
Name:
Title:

[Signature Page to Amendment]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and a Lender
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment]

The undersigned hereby consents to Amendment No. 1:
Indicate with an “X” in the space below if the Lender does not wish to have its Initial Term Loans converted to Term-1 Loans on the Amendment No. 1 Effective Date (in which case such Initial Term Loans shall be repaid on the Amendment No. 1 Effective Date). If you execute this signature page and do not fill in an “X” all of your Initial Term Loans (or such lesser amount allocated to such Lender by Deutsche Bank Securities Inc.) will be converted to Term-1 Loans on the Amendment No. 1 Effective Date.

(Name of Institution)

By:
Name:
Title:

[ By:
Name:
Title:][1]

[1]	If a second signature line is required.
[Signature Page to Amendment]

~~EXECUTION VERSION~~EXHIBIT A

$1,150,000,000
CREDIT AGREEMENT
Dated as of March 17, 2010
and as Amended by Amendment No. 1 on March 3, 2011
among
SOLUTIA INC.,
as Borrower,
THE LENDERS REFERRED TO HEREIN,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent, Collateral Agent, Swing Line Lender and Issuer,
CITIBANK, N.A.,
HSBC SECURITIES (USA) INC.,
and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents,
JEFFERIES FINANCE LLC,
as Documentation Agent
and
DEUTSCHE BANK SECURITIES INC.,
JEFFERIES FINANCE LLC,
HSBC SECURITIES (USA) INC.,
CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES ~~INC.~~LLC
as Joint Lead Arrangers and as Joint Bookrunners
and
DEUTSCHE BANK SECURITIES INC.,
As Sole Lead Arranger and Bookrunner for Amendment No. 1

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms	1
SECTION 1.02. Types of Loans and Borrowings	45
SECTION 1.03. Terms Generally; Currency Translation; Accounting Terms; GAAP	~~43~~45
SECTION 1.04. Resolution of Drafting Ambiguities	~~44~~46
SECTION 1.05. Letter of Credit Amounts	~~44~~46

ARTICLE II

THE CREDITS

SECTION 2.01. The Loans	~~44~~46
SECTION 2.02. Borrowings, Conversions and Continuations of Loans	~~45~~47
SECTION 2.03. Letters of Credit	~~46~~49
SECTION 2.04. Swing Line Loans	~~54~~57
SECTION 2.05. Prepayments and Repurchase of Loans	~~57~~60
SECTION 2.06. Repayment of Loans; Evidence of Debt	~~61~~65
SECTION 2.07. Interest Rates and Payment Dates; Default Interest	~~62~~65
SECTION 2.08. Computation of Interest and Fees	~~62~~66
SECTION 2.09. Fees	~~62~~66
SECTION 2.10. Termination or Reduction of Commitments	~~63~~67
SECTION 2.11. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate	~~63~~67
SECTION 2.12. Payments Generally; Administrative Agent’s Clawback	~~64~~68
SECTION 2.13. Illegality	~~66~~70
SECTION 2.14. Increased Costs; Reserves on Eurodollar Loans	~~66~~70
SECTION 2.15. Taxes	~~68~~72
SECTION 2.16. Compensation for Lender Losses	~~71~~75
SECTION 2.17. Change of Lending Office	~~71~~76
SECTION 2.18. Sharing of Payments by Lenders	~~72~~76
SECTION 2.19. Replacement of Lenders Under Certain Circumstances	~~72~~77
SECTION 2.20. Notice of Certain Costs	~~73~~77
SECTION 2.21. Increase in Commitments	~~73~~77

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Organization, etc.	~~75~~79
SECTION 3.02. Due Authorization, Non-Contravention, etc.	~~76~~80
SECTION 3.03. Government Approval, Regulation, etc.	~~76~~80
SECTION 3.04. Validity, etc.	~~76~~81
SECTION 3.05. Financial Information	~~76~~81
SECTION 3.06. No Material Adverse Effect	~~77~~81

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Page
SECTION 3.07. Litigation	~~77~~82
SECTION 3.08. Compliance with Laws and Agreements	~~77~~82
SECTION 3.09. Ownership of Subsidiaries	~~77~~82
SECTION 3.10. Ownership of Properties	~~78~~83
SECTION 3.11. Intellectual Property	~~79~~84
SECTION 3.12. Taxes	~~79~~84
SECTION 3.13. Pension and Welfare Plans	~~79~~84
SECTION 3.14. Environmental	~~80~~84
SECTION 3.15. Federal Reserve Regulations	~~81~~86
SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements	~~81~~86
SECTION 3.17. Insurance	~~82~~87
SECTION 3.18. Labor Matters	~~82~~87
SECTION 3.19. Solvency	~~83~~88
SECTION 3.20. Security Documents	~~83~~88
SECTION 3.21. Anti-Terrorism Laws	~~84~~89
SECTION 3.22. Status as Senior Debt	~~85~~90

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date	~~85~~90
SECTION 4.02. Conditions to All Credit Extensions	~~88~~93

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01. Financial Information, Reports, Notices, etc.	~~88~~93
SECTION 5.02. Compliance with Laws, etc.	~~91~~96
SECTION 5.03. Maintenance of Properties	~~91~~96
SECTION 5.04. Insurance	~~91~~96
SECTION 5.05. Books and Records; Visitation Rights; Lender Meetings	~~92~~97
SECTION 5.06. Environmental Covenant	~~92~~97
SECTION 5.07. Information Regarding Collateral	~~93~~98
SECTION 5.08. Existence; Conduct of Business	~~94~~99
SECTION 5.09. Performance of Obligations	~~94~~99
SECTION 5.10. Casualty and Condemnation	~~94~~99
SECTION 5.11. Pledge of Additional Collateral	~~94~~99
SECTION 5.12. Further Assurances	~~95~~100
SECTION 5.13. Use of Proceeds	~~96~~101
SECTION 5.14. Payment of Taxes and Claims	~~96~~101
SECTION 5.15. Additional Guarantors	~~96~~101
SECTION 5.16. Post-Closing Covenants	~~96~~102
SECTION 5.17. Designation of Subsidiaries	~~98~~104

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Page
ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01. Indebtedness	~~99~~105
SECTION 6.02. Liens	~~102~~107
SECTION 6.03. Fundamental Changes; Line of Business	~~105~~111
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions	~~106~~112
SECTION 6.05. Asset Sales	~~109~~115
SECTION 6.06. Sale and Leaseback Transactions	~~111~~117
SECTION 6.07. Restricted Payments	~~111~~118
SECTION 6.08. Transactions with Affiliates	~~112~~119
SECTION 6.09. Restrictive Agreements	~~113~~119
SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness	~~114~~121
SECTION 6.11. Accounting Treatment; Fiscal Year	~~115~~121
SECTION 6.12. ~~Fixed Charge Coverage Ratio.~~	~~115~~
~~SECTION 6.13. Total~~Senior Secured Leverage Ratio	~~115~~122
SECTION ~~6.14.~~ 6.13. Hedging Agreements	~~116~~122
SECTION ~~6.15.~~ 6.14. Assets, Liabilities and Actions of SFC	~~116~~122

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

SECTION 7.01. Listing of Events of Default	~~116~~123
SECTION 7.02. Action if Bankruptcy	~~118~~125
SECTION 7.03. Action if Other Event of Default	~~119~~125
SECTION 7.04. Application of Funds upon Event of Default	~~119~~125

ARTICLE VIII

THE AGENTS

SECTION 8.01. Appointment and Authority	~~120~~126
SECTION 8.02. Agents Individually	~~120~~127
SECTION 8.03. Duties of Agents; Exculpatory Provisions	~~121~~128
SECTION 8.04. Reliance by Agents	~~122~~129
SECTION 8.05. Delegation of Duties	~~122~~129
SECTION 8.06. Resignation of Agents	~~123~~129
SECTION 8.07. Non-Reliance on Agents and Other Lenders	~~123~~130
SECTION 8.08. No Other Duties, etc.	~~124~~131
SECTION 8.09. Security Trust Deed	~~124~~131
SECTION 8.10. Administrative Agent May File Proofs of Claim	~~124~~131
SECTION 8.11. Collateral and Guarantee Matters	~~125~~132
SECTION 8.12. Withholding Taxes	~~126~~133

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Page
ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices	~~126~~133
SECTION 9.02. Survival of Agreement	~~128~~135
SECTION 9.03. Binding Effect	~~129~~135
SECTION 9.04. Successors and Assigns	~~129~~136
SECTION 9.05. Expenses; Indemnity	~~132~~139
SECTION 9.06. Right of Setoff	~~133~~140
SECTION 9.07. Applicable Law	~~134~~141
SECTION 9.08. Waivers; Amendment	~~134~~141
SECTION 9.09. Interest Rate Limitation	~~137~~144
SECTION 9.10. Entire Agreement	~~137~~144
SECTION 9.11. WAIVER OF JURY TRIAL	~~137~~144
SECTION 9.12. Severability	~~137~~145
SECTION 9.13. Counterparts	~~138~~145
SECTION 9.14. Headings	~~138~~145
SECTION 9.15. Jurisdiction; Consent to Service of Process	~~138~~145
SECTION 9.16. Confidentiality	~~138~~146
SECTION 9.17. Posting of Approved Electronic Communications	~~139~~147
SECTION 9.18. Treatment of Information	~~140~~147
SECTION 9.19. USA PATRIOT Act Notice	~~142~~149
SECTION 9.20. Intercreditor Agreement	~~142~~149
SECTION 9.21. No Fiduciary Duty	~~142~~149
SECTION 9.22. Payments Set Aside	~~142~~150

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B-1	Form of Borrowing Notice
EXHIBIT B-2	Form of Swing Line Loan Notice
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F-1	Form of Term Note
EXHIBIT F-2	Form of Revolving Credit Note
EXHIBIT F-3	Form of Swing Line Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Guarantee Agreement
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Security Agreement
EXHIBIT K	Form of United States Tax Compliance Certificate
EXHIBIT L	Form of Solvency Certificate
EXHIBIT M	Form of Lender Participation Notice
EXHIBIT N	Form of Letter of Credit Request

SCHEDULE 1.01(a)	Immaterial Restricted Subsidiaries
SCHEDULE 1.01(b)	Specified Asset Sales
SCHEDULE 1.01(d)	Existing Joint Ventures
SCHEDULE 1.01(e)	Existing L/Cs
SCHEDULE 1.01(f)	Specified Businesses

-iv-

SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.05	Financial Information
SCHEDULE 3.09(a)	Subsidiaries
SCHEDULE 3.09(b)	Securities
SCHEDULE 3.10(b)	Leased and Owned Real Property
SCHEDULE 3.14	Environmental
SCHEDULE 3.17	Insurance
SCHEDULE 4.01(f)(i)	Local and Foreign Counsel Jurisdictions (Pledged Equity Interests)
SCHEDULE 5.16(a)	Post-Closing Covenants
SCHEDULE 5.16(b)	Mortgaged Properties
SCHEDULE 6.01(ii)	Existing Indebtedness
SCHEDULE 6.02(iv)(A)	Existing Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.08	Transactions with Affiliates
SCHEDULE 6.09	Existing Restrictions

-v-

     CREDIT AGREEMENT ~~(this “Agreement”)~~ dated as of March 17, ~~2010,~~2010 (as amended on March 3, 2011, this “Agreement”), among SOLUTIA INC., a Delaware corporation (the “Borrower”); each of the Lenders (as defined in Section 1.01); DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (together with its successors in such capacity, the “Collateral Agent”), as Swing Line Lender and as an Issuer; and CITIBANK, N.A., as an Issuer.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Acceptable Discount” has the meaning assigned to such term in Section 2.05(d)(ii).
     “Acceptance Date” has the meaning assigned to such term in Section 2.05(d)(i).
     “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any converted Restricted Subsidiary, any Sold Entity or Business or any converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the sum of the amounts for such period of, without duplication, (a) income from continuing operations before income taxes and extraordinary items, (b) interest expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) non-recurring charges, (f) non-cash charges, (g) losses on asset sales, (h) restructuring charges or reserves less the sum of the amounts for such period, (i) non-recurring gains, (j) non-cash gains, (k) gains on asset sales and (l) interest income, all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
     “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets, by the assumption of Indebtedness or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
     “Activities” has the meaning assigned to such term in Section 8.02(b).
     “Additional Collateral” has the meaning assigned to such term in Section 5.11(a).
     “Additional Term-1 Commitment” means, with respect to the Additional Term-1 Lender, its commitment to make a Term-1 Loan on the Amendment No. 1 Effective Date in an amount equal to the principal amount of Initial Term Loans required to be repaid on the Amendment No. 1 Effective Date pursuant to Section 2.05(b)(vi).

     “Additional Term-1 Joinder Agreement” means the joinder agreement, dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Administrative Agent and the Additional Term-1 Lender.
     “Additional Term-1 Lender” means the Person identified as such in the Additional Term-1 Joinder Agreement.
     “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
     “Administrative Agent’s Office” means the Administrative Agent’s account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or otherwise in the form supplied by the Administrative Agent.
     “Affiliate” of any Person means any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan).
     “Agents’ Groups” has the meaning assigned to such term in Section 8.02(b).
     “Agents” means the Administrative Agent and the Collateral Agent.
     “Aggregate Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders.
     “Agreement” has the meaning assigned to such term in the preamble hereto.
     “Alternative Currency” shall mean each currency other than Dollars.
     “Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of March 3, 2011, by and among the Borrower, the Administrative Agent and the Lenders party thereto.
     “Amendment No. 1 Consenting Lender” means each Lender that provided the Administrative Agent with a counterpart to Amendment No. 1 executed by such Lender prior to the time required by Amendment No. 1.
     “Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.
     “Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.21(a).
     “Applicable Discount” has the meaning assigned to such term in Section 2.05(d)(ii).
     “Applicable Period” has the meaning specified in the definition of “Applicable Rate.”
     “Applicable Rate” means a percentage per annum equal to:
     (a) with respect to Term-1 Loans~~, (i) until delivery of financial statements for the Fiscal Quarter ending June 30, 2010, (A) for Eurodollar Loans, 3.25% and (B) for Base Rate Loans (which shall only be available under the circumstances described in Section 2.11 and 2.13), 2.25%, and (ii) thereafter~~, the percentages per annum set forth in the table ~~following clause (b)~~

2-~~2-~~

below, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(a) or (b), as applicable:

	Total Net	Term-1 Loans	Term-1 Loans
Pricing	Leverage	that are	that are Base
Level	Ratio	Eurodollar Loans	Rate Loans
1	>2.00:1	2.75%	1.75%
2	<2.00:1	2.50%	1.50%
provided that Base Rate shall only be available under the circumstances described in Section 2.11 and 2.13; and
     (b) with respect to Revolving Credit Loans, ~~(i) until delivery of financial statements for the Fiscal Quarter ending June 30, 2010, (A) for Eurodollar Loans, 3.50% and (B) for Base Rate Loans, 2.50%, and (ii) thereafter,~~ the percentages per annum set forth in the table below, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(a) or (b), as applicable:

~~Applicable Rate~~
		Revolving			~~Term~~
		Credit	Revolving	~~Term~~	~~Loans~~
	Total	Loans that	Credit	~~Loans~~	~~that are~~
	Net	are	Loans that	~~that are~~	~~Base~~
	Leverage	Eurodollar	are Base	~~Eurodollar~~	~~Rate~~
Pricing Level	Ratio	Loans	Rate Loans	~~Loans~~	~~Loans~~
1	>2.50:1	3.50%	2.50%	~~3.25%~~	~~2.25%~~
2	<2.50:1	3.25%	2.25%	~~3.00%~~	~~2.00%~~
     With respect to clauses (a) and (b) above, any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a) or (b), as applicable; provided that (x) at the option of the Administrative Agent or Term-1 Lenders holding a majority of the then outstanding Term-1 Loans, the Applicable Rate for Term-1 Loans shall be determined by reference to Pricing Level 1 as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Applicable Rate shall be otherwise determined in accordance with clause (a)) and (y) at the option of the Administrative Agent or Revolving Credit Lenders holding a majority of the then outstanding Revolving Credit Commitments (excluding for this purpose the Revolving Credit Commitments of all Defaulting Lenders), the Applicable Rate for Revolving Credit Loans shall be determined by reference to Pricing Level 1 as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Applicable Rate shall be otherwise determined in accordance with clause (b)).
     In the event that any financial statements under Section 5.01(a) or (b) or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered prior to the date on which all Loans have been repaid and all Commitments have been terminated, and such inaccuracy, if corrected, would have led to a

3-~~3-~~

higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly upon learning of such inaccuracy (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following such demand.
     “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material, provided that at the written request of the Administrative Agent, “Approved Electronic Communications” shall not include (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.05 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 4.02 or any other condition to any Borrowing hereunder.
     “Approved Electronic Platform” has the meaning assigned to such term in Section 9.17(a).
     “Arrangers” means the entities identified as the Joint Lead Arrangers and Joint Bookrunners on the cover of this Agreement (in their capacities as such).
     “Asset Sale” means any sale, transfer, lease (as lessor), conveyance or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) by the Borrower or any of its Restricted Subsidiaries of any of its Property (other than dispositions of cash and cash equivalents in the ordinary course of its business), including any sale or issuance of any Equity Interests of any Subsidiary; provided that any such sales, transfers, leases, conveyances or other dispositions of Property and/or such sales or issuances of Equity Interests (i) from a Loan Party to another Loan Party or (ii) by a Non-Guarantor Restricted Subsidiary to any other Non-Guarantor Restricted Subsidiary shall not constitute Asset Sales under the Loan Documents.
     “Asset Sale Cap” means, as of any date of determination, an amount equal to ~~5.0~~15.0% of Consolidated Net Tangible Assets as determined as at the end of the most recently ended Fiscal Year for which financial statements have been delivered, or are required to have been delivered, pursuant to Sections 4.01(h) or 5.01(b) as of the date of determination.
     “Asset Sale Prepayment Event” means any Asset Sale, except ~~(a)~~ Asset Sales permitted by Section 6.05 (other than Sections 6.05(vii), 6.05(xi) ~~and~~, 6.05(xv) and 6.05(xxii) thereof~~) and (b) any such transaction or series of transactions which, if otherwise constituting an Asset Sale Prepayment Event, do not generate Net Proceeds in excess of $5.0 million (or, when taken together with all other such~~

4-~~4-~~

~~transactions, do not generate Net Proceeds in excess of $25.0 million in the aggregate in such Fiscal Year~~); provided that each Specified Asset Sale shall constitute an Asset Sale Prepayment Event.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent in accordance with Section 9.04(b), in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.
     “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief operating officer, treasurer, controller, secretary, or any senior vice president or officer holding an equivalent position of such Person.
     “Availability Period” means the period from and including the Effective Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination in full of the Aggregate Commitments pursuant to Section 2.10, and (c) the date of termination of the Aggregate Commitment pursuant to Section 7.02 or Section 7.03.
     “Available Amount” means, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:
     (i) an amount equal to the greater of (x) zero and (y) 50% of cumulative Consolidated Net Income for the period from April 1, 2010 until the last day of the then most recent Fiscal Quarter for which financial statements pursuant to Section 5.01(a) or (b) have been delivered prior to the Reference Time; and
     (ii) 100% of the net cash proceeds received by the Borrower from the issuance and sale of its Equity Interests (other than Disqualified Equity Interests) from and including the Business Day immediately following the Effective Date through and including the Reference Time, minus (b) the sum, without duplication, of the aggregate amount of the Available Amount utilized following the Effective Date and prior to the Reference Time in reliance on the Available Amount for purposes of making Investments pursuant to Sections 6.04(xiii); Restricted Payments pursuant to Section 6.07(vi); and prepayments, repurchases and redemptions of Subordinated Debt pursuant to Section 6.10(b).
     “Bankruptcy Code” means the United States Bankruptcy Code.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”; (c) in the case of
Term-1 Loans, ~~2.50~~1.75% and (d) the LIBO Rate for an Interest Period of one month beginning on such date (without regard to the minimum interest rate applicable to Term-1 Loans thereunder). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

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     “Board of Directors” ~~shall mean~~means, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
     “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.
     “Borrower” has the meaning assigned to such term in the preamble to this Agreement.
     “Borrowing” means a Loan or group of Loans to the Borrower of the same Type and Class made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.
     “Borrowing Notice” has the meaning assigned to such term in Section 2.02(a).
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, for any period, any and all expenditures made by the Borrower or any of its Restricted Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statements of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, whether such asset is purchased for cash or by the incurrence of Indebtedness, accrued as a liability or otherwise. Notwithstanding the foregoing, Capital Expenditures shall not include, without duplication, (a) other than for purposes of determining Excess Cash Flow, capital expenditures funded with Net Proceeds (or amounts that would have constituted Net Proceeds but that will not constitute Net Proceeds as a result of clause (a)(ii) of the definition thereof) reinvested in accordance with Section 2.05(b), (b) capital expenditures in respect of the purchase price of equipment to the extent the consideration therefor consists of any combination of equipment or other property traded in at the time of such purchase, (c) expenditures that constitute Permitted Acquisitions or Investments permitted under Section 6.04, (d) interest capitalized during such period and (e) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur any consideration or obligation to such third party or any other person.
     “Capital Lease Obligations” means all monetary obligations of the Borrower and its Restricted Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, is required to be classified and accounted for as capital leases, and the amount of such monetary obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Borrower or any of its Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Leaseback Transaction permitted under this Agreement).
     “Captive Insurance Restricted Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company under applicable Requirements of Law.

6-~~6-~~

     “Cash Collateral Account” means a blocked account at the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means Permitted Investments.
     “Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any such Consolidated Interest Expense not payable in cash (such as, for example, amortization of discount and amortization of debt issuance costs)~~; provided that cash interest shall exclude any one time financing fees (including amendment fees) paid in connection with the Transactions or any issuance or amendment of Indebtedness (including this Agreement) or expenses in connection with any amendment of indebtedness~~.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority applicable to any Loan Party or any Lender, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority applicable to any Loan Party or any Lender or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority applicable to any Loan Party or any Lender.
     “Change of Control” means any one or more of the following events shall occur and be continuing:
     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 35% or more (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner (as defined above) of 25% or more of such Voting Stock) of the voting power of the total outstanding Voting Stock of the Borrower;
     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or
     (iii) at any time a “Change of Control” (or any other defined term having a similar purpose) occurs under any Material Indebtedness.

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     For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Charges” has the meaning assigned to such term in Section 9.09.
     “Class” (a) as to any Loan, means its status as a Revolving Credit Loan, Swing Line Loan, Term-1 Loan or Incremental Term Loan (of a specified tranche) and (b) with respect to any Commitment, means its status as a Revolving Credit Commitment, ~~a~~an Additional Term-1 Commitment or a commitment to make an Incremental Term Loan (of a specified tranche).
     “Closing Certificate” means a certificate substantially in the form of Exhibit G.
     “Closing Fee” has the meaning set forth in Section 2.09(c).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, each Mortgaged Property and any and all other Property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
     “Collateral Agent” means the Administrative Agent, acting through one or more of its branches or Affiliates, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
     “Commitment” means, as to each Lender, its Revolving Credit Commitment~~,~~ or Term Commitment ~~or commitment to make an Incremental Term Loan~~, as applicable.
     “Commitment Fee” has the meaning assigned to such term in Section 2.09(a).
     “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.
     “Compliance Certificate” has the meaning assigned to such term in Section 5.01(a) and shall be substantially in the form of Exhibit D.
     “Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than cash and Cash Equivalents).
     “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than the current portion of any long term Indebtedness (including any Loan), any revolving credit loans and Capital Lease Obligations).

8-~~7-~~

     “Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) consolidated interest expense for such period, (b) income tax expense and franchise tax expense determined on a consolidated basis in accordance with GAAP, (c) depreciation expense determined on a consolidated basis in accordance with GAAP, (d) amortization expense determined on a consolidated basis in accordance with GAAP, (e) amounts attributable to minority interest, (f) any non-cash charges (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent of such cash payment, and excluding amortization of a prepaid cash item that was paid in a prior period), (g) non-cash stock compensation expenses, including any such non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements, (h) to the extent the related loss or expense is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss or expense, (i) charges related to the extinguishment of Indebtedness, (j) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition and (k) to the extent actually covered by insurance, expenses with respect to liability or casualty events; and minus, (i) without duplication, all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests) and (ii) amounts paid in cash as dividends or other distributions to holders of minority interests.
     Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis.
     For the avoidance of doubt, Consolidated EBITDA shall not be increased or decreased as a result of any gains or income or losses associated with cancellation or extinguishment of Loans (including any gains, income or loss from Permitted Loan Purchases).
     ~~“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:~~
     ~~(a) Cash Interest Expense for such period (net of interest income actually received in cash during such period);~~
     ~~(b) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes for such period);~~
     ~~(c) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period paid in cash (as determined on the first day of the respective period); and~~
     ~~(d) to the extent not included in Cash Interest Expense for such period, all cash dividends on any series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries actually paid (without duplication) during such period (other than dividend payments to the Borrower or any of its Restricted Subsidiaries).~~
     “Consolidated Indebtedness” means, at a particular date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries of the types described in clauses (i), (ii), (iv), (v) (to the extent of any unreimbursed drawings thereunder), (viii) and, to the extent relating to the

9-~~9-~~

Indebtedness of the Person of a type described above, clause (iii) or (ix) of the definition of Indebtedness determined on a consolidated basis in accordance with GAAP at such date, plus, without duplication, the principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries constituting original issue discount.
     “Consolidated Interest Expense” means, for any period, the sum, without duplication, of:
     (a) the interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including (i) amortization of debt issuance costs and debt discount, (ii) the net interest related payments, if any, under Hedging Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers-acceptance financings);
     (b) the interest component of all Capital Lease Obligations paid or accrued during such period;
     (c) all interest capitalized during such period; and
     (d) the product of (x) the amount of all dividends on any series of Preferred Equity Interests of the Borrower and its Restricted Subsidiaries (other than dividends paid in Equity Interests (other than Disqualified Equity Interests) and other than dividends paid to the Borrower or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of the Borrower, expressed as a decimal.
     Consolidated Interest Expense and Cash Interest Expense (other than for purposes of calculating Excess Cash Flow) shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the relevant Test Period in connection with any permitted acquisitions, issuance of Equity Interests or Equity Rights and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:
     (a) any unusual, extraordinary or non-recurring gains or losses or expenses, including, charges or reserves associated with plant closures, business optimization and other restructuring charges, integration costs and any severance expense and fees and gains and losses on early retirement of Indebtedness;
     (b) costs and expenses arising from or related to the incurrence or issuance of, or otherwise in connection with, the Refinancing, which were incurred on or prior to the first anniversary of the Effective Date;
     (c) any fees, costs and expenses of the Borrower and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance of Equity Interests or Indebtedness or amendments of Indebtedness permitted hereunder (whether or not consummated);

10-~~10-~~

     (d) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (e) below);
     (e) ~~the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its equityholders; (f)~~ any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors of Borrower) or (y) any Equity Interests of any Person;
     (~~g~~f) any net after-tax income or loss from discontinued operations; and
     (~~h~~g) the cumulative effect of a change in accounting principles.
     “Consolidated Net Indebtedness” means, at a particular date, (a) the aggregate principal amount of all Funded Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such date less (b) Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date.
     “Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of (i) the goodwill, net, and other intangible assets and (ii) all Consolidated Current Liabilities, in each case, reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended Fiscal Quarter for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination ~~relating to any Investment~~, determined on a Pro Forma Basis ~~including~~with respect to any Investment made after the end of such Fiscal Quarter to include any property or assets acquired or being acquired in connection therewith) .
     “Consolidated Senior Secured Indebtedness” means, at a particular date, the excess of (i) Consolidated Indebtedness of Borrower and the Guarantors secured by a Lien (excluding any Indebtedness secured by a Lien on Collateral ranking junior to the Lien securing the Obligations and Capital Lease Obligations) on such date over (ii) the lesser of (x) $100 million and (y) the aggregate amount of unrestricted cash and cash equivalent balances of the Borrower and its Subsidiaries on such date.
     “Contemplated Acquisitions” means (a) the acquisition of Etimex Solar GmbH pursuant to that certain Stock Purchase Agreement (“SPA”), dated February 28, 2010 between Solutia, Inc., Etimex Holding GmbH, Etimex Primary Packaging GmbH (“Seller”) and Flexsys Verwaltungs-und Beteiligungsgesellschaft mbH as may be amended or waived in any manner not materially adverse to Lenders with Administrative Agent’s consent and (b) other acquisitions after the Amendment No. 1 Effective Date of Persons that become (or assets acquired by) Restricted Subsidiaries of the Borrower as a result thereof for an aggregate amount of consideration paid by the Borrower and its Restricted Subsidiaries not to exceed $150 million.

11-~~11-~~

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether by ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Converted Term Loan” means each Initial Term Loan held by an Amendment No. 1 Consenting Lender on the Amendment No. 1 Effective Date (or, if less, the amount notified to such Lender by the Administrative Agent) immediately prior to the effectiveness of Amendment No. 1 except to the extent such Amendment No. 1 Consenting Lender has indicated on its signature page to Amendment No. 1 that it is not electing to convert its Initial Term Loan to a Term-1 Loan.
     “Co-Syndication Agents” means the Co-Syndication Agents named on the cover hereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “DBTCA” means Deutsche Bank Trust Company Americas, and its successors and assigns.
     “Debt Incurrence” has the meaning assigned to such term in Section 2.05(b)(i).
     “Debt Service” means, for any period, Cash Interest Expense for such period net of gross interest income of the Borrower and its Restricted Subsidiaries for such period plus scheduled principal amortization of Consolidated Indebtedness for such period.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Default Rate” means when used with respect to (a) the principal amount of any Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, (b) Letter of Credit Fees, an interest rate equal to (i) the Base Rate for Revolving Credit Loans plus (ii) the Applicable Rate for Revolving Credit Loans that are Base Rate Loans plus (iii) 2% per annum and (c) any other Loan Obligations, the rate that is 2% in excess of the interest rate that is applicable to Base Rate Loans that are Revolving Credit Loans.
     “Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”
     “Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to a certificate signed by a Financial Officer of the Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
     “Designation Date” has the meaning assigned to such term in Section 5.17.

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     “Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of the Borrower or any of its Restricted Subsidiaries.
     “Discount Range” has the meaning assigned to such term in Section 2.05(d)(i).
     “Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or Equity Interests described in this definition, in each case, prior to the 91st day following the Term-1 Loan Maturity Date, in each case excluding redemptions or payments to the extent they are only required be made if such redemptions or payments are not prohibited under this Agreement (including as a result of the covenants under this agreement ceasing to apply).
     “Documentation Agent” means the Documentation Agent named on the cover hereto.
     “Dollar Equivalent” means, as to any amount denominated in any Alternative Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date, and as to any amount denominated in Dollars, such amount in Dollars.
     “Dollars” or “$” means lawful money of the United States of America.
     “Domestic Lender” means any Lender that is treated, for U.S. federal income tax purposes, as a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.
     “Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, order, directive, proceeding, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of, or any other potential liability arising under, any Environmental Law or Environmental Permit.
     “Environmental Laws” means any and all applicable treaties, laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding

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agreements or other Requirements of Law issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of public health from environmental hazards, protection of the Environment, preservation or reclamation of natural resources, natural resource damages, occupational safety or health, the management, Release or threatened Release of, or exposure to, any Hazardous Material, and any and all Environmental Permits.
     “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and other response costs, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
     “Environmental Permit” means any permit, approval, authorization, certificate, license, registration, notification, exemption, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
     “Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA or Section 412 of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any Pension Plan, a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(g) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or any ERISA Affiliate (e) the receipt by the Borrower or any Restricted Subsidiary or ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Pension Plan to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could reasonably be expected to result in material liability to the Borrower or any Restricted Subsidiary or ERISA Affiliate, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by the Borrower or any Restricted Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial

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withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by the Borrower or any Restricted Subsidiary or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization or is, or is reasonably expected to be, in endangered or critical status within the meaning of Section 305 of ERISA; (h) the occurrence of a nonexempt prohibited transaction (with the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Restricted Subsidiary or ERISA Affiliate; or (i) a Pension Plan that is, or is reasonably expected to be, in an “at risk” status within the meaning of Section 430 of the Code.
     “Euro” or “€” each mean the single currency of the Participating Member States.
     “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
     “Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
     “Event of Default” has the meaning assigned to such term in Section 7.01.
     “Excess Cash Flow” means, for the Borrower and its Restricted Subsidiaries, for any Excess Cash Flow Period, (a) the sum, without duplication, of:
     (i) Consolidated EBITDA for such Excess Cash Flow Period;
     (ii) reductions to working capital of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such Excess Cash Flow Period); provided that reductions to working capital shall be calculated without regard to (1) any change in the valuation of currency, (2) any one-time change in working capital arising directly from Permitted Acquisitions or other permitted Investment or from Asset Sales permitted pursuant to Section 6.05(vii), (xi) or (xv) completed by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period and (3) the reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent (including, but not limited to, with respect to discontinued operations) and (4) changes in accruals of interest and income tax accounts;
     (iii) To the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by the Borrower or any of its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period;
     (iv) to the extent any Capital Expenditures (and the corresponding delivery of equipment), Permitted Acquisitions or other Investments referred to in clause (b)(iv) below do not occur in the Excess Cash Flow Period of the Borrower specified in the applicable certificate of the Borrower provided pursuant to clause (b)(iv) below, the aggregate amount of such Capital Expenditures, Permitted Acquisitions or other Investments that were not so made in the Excess Cash Flow Period of the Borrower specified in such certificates; and
     (v) to the extent that cash payments in respect of contributions to Pension Plans, any Foreign Plan, other post-employment benefits and any payments made with respect to Environmental Liability during any Excess Cash Flow Period are less than the amount of expenses for such items subtracted in determining Consolidated EBITDA for such Excess Cash Flow Period, the excess of such expenses over the amount of such cash payments;

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minus (b) the sum, without duplication, of:
     (i) All Taxes paid in cash by the Borrower and its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period);
     (ii) Debt Service of the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (except, in the case of amortization of principal in excess of 1.0% per annum of the original principal amount borrowed, to the extent funded with the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests);
     (iii) Capital Expenditures (except to the extent funded with the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests) by the Borrower and its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash, and (y) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Acquisitions and other Investments, in each case, permitted by Section 6.04, but excluding Capital Expenditures, Permitted Acquisitions and other such Investments made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (iv) was previously delivered);
     (iv) except to the extent funded with the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests, Capital Expenditures, Permitted Acquisitions and other Investments, in each case, permitted by Section 6.04, that the Borrower or any Restricted Subsidiary have, during such Excess Cash Flow Period, executed a binding written commitment to make but that are not made during such Excess Cash Flow Period, provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Financial Officer of the Borrower and certifying that such Capital Expenditures, Permitted Acquisition or other such Investments, as the case may be, will be made in the next Excess Cash Flow Period and not from the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests (to the extent deducted pursuant to this clause (b)(iv));
     (v) additions to working capital of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such Excess Cash Flow Period); provided that any impact additions to working capital shall be calculated without regard to (w) any change in the valuation of currency, (x) the effects of purchase accounting and any one-time change in working capital arising directly from Permitted Acquisitions or other permitted Investment or from Asset Sales permitted pursuant to Section 6.05(vii), (xi) or (xv) completed by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, (y) the reclassification in accordance with GAAP of assets or liabilities between current and noncurrent (including, but not limited to, with respect to discontinued operations) and (z) changes in accruals of interest and income taxes;
     (vi) except to the extent funded with the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests, dividends or distributions on, or repurchases of, Equity Interests or other Equity Rights of the

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Borrower paid in cash by the Borrower during such Excess Cash Flow Period, in each case, permitted by Section 6.07 (other than from the Available Amount);
     (vii) except to the extent funded with the proceeds of Indebtedness (other than revolving loans (including Revolving Credit Loans)) or the issuance of Equity Interests, any voluntary prepayment permitted hereunder of term Indebtedness (other than the Loans) or, to the extent a permanent reduction of commitment is made, revolving loans (other than the Loans) of Indebtedness during such Excess Cash Flow Period, so long as the amount of such prepayment is not already reflected in Debt Service;
     (viii) expenses, costs or losses excluded from the calculation of Consolidated Net Income during such Excess Cash Flow Period by operation of clauses (a), (b), (c) or (g) of the definition thereof, to the extent paid in cash during such Excess Cash Flow Period;
     (ix) to the extent added to determine Consolidated EBITDA (but that increased Consolidated EBITDA), all fees, costs and expenses arising from or related to the Refinancing, which were paid in cash during such Excess Cash Flow Period;
     (x) the amount related to items that were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA and that are not specifically excluded from any of the reductions to Excess Cash Flow set forth above or in clause (xi) below to the extent such items represented a cash payment by the Borrower or any of its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period; and
     (xi) to the extent not deducted as an expense in determining Consolidated EBITDA and to the extent not funded with the proceeds of Indebtedness (other than Revolving Credit Loans) or the issuance of Equity Interests, any contribution to any Pension Plan, any Foreign Plan, or other post-employment benefits and any payments made with respect to any Environmental Liability during such Excess Cash Flow Period;
provided that, to the extent otherwise included herein and without duplication, the Net Proceeds of Asset Sales, Destructions, Takings and Debt Incurrences which are applied towards the prepayment of Loans and/or the repair, replacement, substitution, restoration of or reinvestment in property in accordance with Section 2.05(b) shall be excluded from the calculation of Excess Cash Flow; and provided, further, that there shall be excluded from the calculation of Excess Cash Flow for any Excess Cash Flow Period any amounts attributable to any Person (other than an Unrestricted Subsidiary) that was acquired in a Permitted Acquisition consummated during such Excess Cash Flow Period to the extent such amounts relate to the period prior to the consummation of the relevant Permitted Acquisition.
     For the avoidance of doubt, Excess Cash Flow shall not be reduced by any Permitted Loan Purchase or the amount of any cash consideration paid in connection therewith.
     “Excess Cash Flow Percentage” means, as of any date of determination, (i) 50% if the Total Net Leverage Ratio is greater than ~~3.00~~3.50:1.00 as of such date, (ii) 25% if the Total Net Leverage Ratio is greater than ~~2.50~~3.00:1.0 but less than or equal to ~~3.00~~3.50:1.00 as of such date and (iii) zero (0%) if the Total Net Leverage Ratio is less than or equal to ~~2.50~~3.00:1.00 as of such date.
     “Excess Cash Flow Period” means (i) the Fiscal Year ending on December 31, ~~2010~~2011 and (ii) each Fiscal Year thereafter.
     “Exchange Act” means the Securities Exchange Act of 1934.

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     “Excluded Joint Venture” means each Restricted Joint Venture and each Existing Joint Venture.
     “Excluded Non-U.S. Restricted Subsidiary” means any Non-U.S. Restricted Subsidiary to the extent that such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or its Restricted Subsidiaries.
     “Excluded Subsidiaries” means, collectively, (a) each Immaterial Restricted Subsidiary, (b) each Unrestricted Subsidiary, (c) each Excluded Non-U.S. Restricted Subsidiary and its Subsidiaries, (d) each Restricted Subsidiary of a Non-U.S. Restricted Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia, to the extent such Subsidiary’s Guarantee of the Obligations would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or its Restricted Subsidiaries, (e) each Captive Insurance Restricted Subsidiary, (f) each Non-Profit Restricted Subsidiary, (g) each Non-Wholly Owned Restricted Subsidiary, to the extent that Requirements of Law or the terms of such Person’s Organizational Documents prohibit such Person from providing a Guarantee of the Obligations, (h) SFC, to the extent that Requirements of Law or the terms of SFC’s Organizational Documents or the terms of the Monsanto Settlement Agreement prohibit SFC from providing a Guarantee of the Obligations and (i) S E Investment LLC for so long as the representation and warranty set forth in Section 3.03 would not be true and correct if such Restricted Subsidiary was a Loan Party.
     “Executive Order” has the meaning assigned to such term in Section 3.21(a).
     “Existing Credit Agreements” means (i) that certain revolving credit agreement, dated as of February 28, 2008, among the Borrower, as the U.S. borrower, Solutia Europe SA/NV and Flexsys SA/NV, as European borrowers, Citibank, N.A. as administrative agent and as collateral agent, the lenders from time to time party thereto and the other parties thereto, as amended, restated, supplemented or modified from time to time and (ii) the term loan credit agreement dated as of February 28, 2008, among the Borrower, Citibank, N.A. as administrative agent and as collateral agent, the lenders from time to time party thereto and the other parties thereto, as amended, restated, supplemented or modified from time to time.
     “Existing L/C” means outstanding letters of credit existing as of the Effective Date, all such Existing L/Cs being listed on Schedule 1.01(e) hereto.
     “Existing Joint Venture” means each investment or Person listed on Schedule 1.01(d) hereto.
     “FAS 5” means the Statement of Financial Accounting Standards No. 5 of The Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Financial ~~Covenants~~Covenant” means ~~those covenants and agreements~~the covenant of the Loan Parties set forth in ~~Sections 6.12 and 6.13.~~Section 6.12.

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     “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the chief executive officer, the principal accounting officer, treasurer, assistant treasurer or controller of such corporation, partnership or other entity.
     “FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989.
     “First Lien Intercreditor Agreement” means an agreement by and among the Collateral Agent and any collateral agent for the holders of Refinancing Notes (an “Other First Lien Agent”) appropriately completed and acknowledged by the Borrower and the Guarantors providing, among other customary items (as determined by the Collateral Agent in consultation with the Borrower), that (i) for so long as any Commitments, Loans, Letters of Credit, or other Obligations are outstanding under this Agreement (other than contingent obligations for which no claim has been asserted) the Collateral Agent, on behalf of the Lenders, shall have the sole right to enforce any Lien against any Collateral in which it has a perfected security interest (except that, to the extent the principal amount of Refinancing Notes exceeds the principal amount of Loans and L/C Obligations under this Agreement, such agreement may provide that such Other First Lien Agent shall instead be subject to a 90 day standstill requirement with respect to such enforcement (which period shall be extended if the Collateral Agent commences enforcement against the Collateral during such period or is prohibited by any Requirement of Law from commencing such proceedings) in the event it has given notice of an event of default under the indenture or other agreement governing Refinancing Notes for which it is agent and (ii) distributions on account of any enforcement against the Collateral by the Collateral Agent or the Other First Lien Agent (including any distribution on account of the Collateral in any such proceeding pursuant to any Debtor Relief Laws) with respect to which each of the Collateral Agent and such Other First Lien Agent have a perfected security interest shall be on a pro rata basis (subject to customary provisions dealing with intervening Liens that are prior to the Collateral Agent’s or such Other First Lien Agent’s security interest and the unenforceability of any obligations purportedly secured by such Liens) based on the amount of the Obligations and the obligations owing under the Refinancing Notes, respectively.
     “Fiscal Quarter” means any quarter of a Fiscal Year.
     “Fiscal Year” means any period of twelve consecutive calendar months which form the basis for the Borrower’s financial statements in its Form 10-K; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year as disclosed in the Borrower’s SEC filings.
     ~~“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.~~
     “Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
     “Foreign Plan” means any “defined benefit plan” (as defined in Section 3(35) of ERISA but that is not subject to ERISA) maintained or contributed to outside the United States by any Loan Party or any Restricted Subsidiary primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary employed outside the United States.

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     “Funded Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries, all Indebtedness of such Person for borrowed money (including, in respect of the Borrower and its Restricted Subsidiaries, the Loans) that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year after the date of determination.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor under any guaranty made by, or other agreement having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, and the term “Guaranteed” shall have a meaning correlative thereto; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business of the Borrower and its Restricted Subsidiaries. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.
     “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit H, made by the Restricted Subsidiaries party thereto.
     “Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing equipment, radon or any other radioactive materials including any source, special nuclear or by-product material, mold, fungi, or other biological materials of any nature, which could reasonably be expected to have an adverse effect on

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human health or the environment, or which can give rise to liability under, or are subject to regulation pursuant to, any Environmental Law.
     “Headquarters Building” means that certain Real Property located at 575 Maryville Centre Drive, St. Louis, Missouri.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and any swap, forward, future or derivative transaction or option and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.
     “Hedging Obligations” means obligations under or with respect to Hedging Agreements.
     “Honor Date” has the meaning set forth in Section 2.03(c)(i).
     “Immaterial Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than any Loan Party) designated as such in writing by the Borrower to the Administrative Agent that, together with all other Restricted Subsidiaries constituting Immaterial Restricted Subsidiaries (i) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination and (ii) had consolidated assets representing 2.5% or less of the consolidated total assets of the Borrower and its Subsidiaries on the last day of the most recent Fiscal Quarter ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination. The Immaterial Restricted Subsidiaries as of the Effective Date are listed on Schedule 1.01(a).
     “Impacted Lender” means any Revolving Credit Lender (a) that has given verbal or written notice to the Borrower, the Administrative Agent, any Issuer or any Revolving Credit Lender or has otherwise announced that such Revolving Credit Lender believes it will fail, or that fails, within 3 Business Days of written request from the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its obligations under this Agreement to make available its portion of any incurrence of Loans or reimbursement obligations under Section 2.03(c), (b) with respect to which one or more Lender-Related Distress Events have occurred or (c) that is a Defaulting Lender. A Revolving Credit Lender shall cease to be an Impacted Lender upon and in the event that the Administrative Agent, the Issuers, the Swing Line Lender and the Borrower have determined, in their respective sole discretion, that such Revolving Credit Lender has adequately remedied all matters that caused such Revolving Credit Lender to become an Impacted Lender.
     “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement (excluding treatment or classification changes which are the result of changes in GAAP

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or the interpretation of GAAP) and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default or Event of Default of any of its obligations under ~~Sections 6.12 or 6.13.~~Section 6.12.
     “Increased Cost Lender” has the meaning assigned to such term in Section 2.19.
     “Incremental Facility” has the meaning assigned to such term in Section 2.21(a).
     “Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).
     “Incremental Yield” has the meaning assigned to such term in Section 2.21(b).
     “Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money or evidenced by bonds, debentures, notes and similar instruments; (ii) all Capital Lease Obligations of such Person; (iii) all Indebtedness of others secured by any Lien on any Property of such Person, whether or not the obligations secured thereby have been assumed; provided that if such Indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the fair market value of such Property; (iv) all indebtedness of such Person representing the deferred purchase price of Property or services (excluding (A) trade payables and accrued expenses incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable, unless subject to dispute); (v) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (vii) all net Hedging Obligations; (viii) all Disqualified Equity Interests of such Person; and (ix) all Guarantees by such Person in respect of liabilities, obligations or indebtedness of the kind described in clauses (i) through (viii). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net Hedging Obligations on any date shall be deemed to be the Termination Value.
     “Indemnified Taxes” has the meaning assigned to such term in Section 2.15(a).
     “Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E.
     “Information” has the meaning assigned to such term in Section 9.16.
     “Information Memorandum” means the confidential information memorandum dated March 3, 2010 in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions before the date of this Agreement.
     “Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Initial Term Lender becomes

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a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments on the Closing Date was $850,000,000.
     “Initial Term Lender” means, at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time.
     “Initial Term Loan” has the meaning assigned to such term in Section 2.01(a)(i) and shall include any Incremental Term Loans borrowed prior to the effectiveness of Amendment No. 1 for purposes of refinancing such Initial Term Loans.
     “Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
     “Installment Payment Date” has the meaning assigned to such term in Section 2.06(c).
     “Intellectual Property” has the meaning assigned to such term in the Security Agreement.
     “Intercompany Notes” has the meaning assigned to such term in Section 4.01(o)(B).
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date (and, with respect to the Converted Term Loans, the Amendment No. 1 Effective Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, for any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months, as selected by the Borrower in its Borrowing Notice or such other period that is twelve months or less requested by the Borrower and consented to by all applicable Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; ~~and~~
     (iii) no Interest Period shall extend beyond the applicable Maturity Date; and
     (iv) the Borrower may not select an Interest Period for Term Loans other than one month.
     “Investment” has the meaning assigned to such term in Section 6.04.

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     “Issuer” means (i) solely with respect to the Existing L/Cs, Citibank, N.A. and (ii) with respect to any other Letter of Credit, DBTCA, in its capacity as an issuer of such Letter of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided, that with the consent of the applicable Revolving Credit Lender, the Borrower may designate one or more additional Revolving Credit Lenders as Issuers hereunder. Any reference herein to “the Issuer” shall, as the context requires, refer to the entity that is the issuer of a specified Letter of Credit. Notwithstanding anything to the contrary contained herein, Citibank, N.A. shall not be required to issue, amend or extend any Letter of Credit (including any Existing Letter of Credit) hereunder unless it elects to do so in its sole discretion.
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such Issuer and relating to any such Letter of Credit.
     “Joint Lead Arrangers” means Deutsche Bank Securities Inc., Jefferies Finance LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities ~~Inc.~~LLC
     “Joint Venture” means any Person not more than 50% of the voting Equity Interests of which is owned by the Borrower or any Restricted Subsidiary but which is not a Wholly Owned Restricted Subsidiary and which is engaged in a line of business permitted under Section 6.03.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a (or with a) Revolving Credit Loan.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, in each case, calculated using the Dollar Equivalent at such time of all outstanding Letters of Credit denominated in an Alternative Currency. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lender Appointment Period” has the meaning assigned to such term in Section 8.06.
     “Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure to fund any portion of the Loans, L/C Advances or participations in Swing Line

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Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such refusal or failure has been cured, (b) the failure to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) a Revolving Credit Lender has admitted in writing that it is insolvent or such Revolving Credit Lender becomes subject to a Lender-Related Distress Event.
     “Lender Participation Notice” has the meaning assigned to such term in Section 2.05(d)(ii).
     “Lender Parties” has the meaning assigned to such term in Section 9.21.
     “Lender-Related Distress Event” means, with respect to any Revolving Credit Lender or any Person that directly or indirectly controls such Revolving Credit Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other Governmental Authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender by a Governmental Authority or an instrumentality thereof.
     “Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.04 for so long as such initial Lender or Person, as the case may be, shall be a party to this Agreement as a Lender (and shall include the Swing Line Lender and each Issuer).
     “Letter of Credit” means each Existing L/C and any other letter of credit issued hereunder.
     “Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Letter of Credit Request” has the meaning specified in Section 2.03(b)(i).
     “LIBO Rate” means, for any Interest Period, in the case of any Loan, the greater of (x) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the rate pursuant to this clause (x) for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted with a term equivalent to such Interest Period would be offered by Deutsche Bank’s London Branch to major banks in the London interbank eurodollar market at their

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request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period and (y) solely in the case of Term-1 Loans, ~~1.50~~0.75% per annum. The determination of the LIBO Rate by the Administrative Agent shall be conclusive and binding on the Borrowers absent manifest error.
     “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, collateral, assignment, hypothecation or security interest in or on such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement under which any third party has “control” (as defined in the UCC) of such investment property or deposit account and (e) any other agreement intended to give or create any of the foregoing.
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, Initial Term Loan, Term-1 Loan, Incremental Term Loan or Swing Line Loan.
     “Loan Documents” means this Agreement, the Indemnity, Subrogation and Contribution Agreement, the Guarantee Agreement, any Non-U.S. Guarantee Agreements, the Security Documents, each Note, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, each Perfection Certificate and each Letter of Credit Request.
     “Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Loan Parties” means the Borrower and the Subsidiary Guarantors.
     “Louvain-la-Neuve Facility” means that certain office complex located at Louvain-la-Neuve, Belgium.
     “Master Intercompany Note” means that certain master intercompany promissory note evidencing certain intercompany Indebtedness owed to any Loan Party.
     “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document or (c) material impairment of the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.
     “Material Non-U.S. Restricted Subsidiary” means any Non-U.S. Restricted Subsidiary that, on a consolidated basis with its Subsidiaries, (i) contributed 5.0% or more of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination or (ii) had consolidated assets representing 5.0% or more of the consolidated total assets of the Borrower and its Subsidiaries on the last day of the most recent Fiscal Quarter ended for

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which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of the date of determination.
     “Material Indebtedness” means Indebtedness (other than the Loans) and Hedging Obligations of any one or more of the Borrower and its Restricted Subsidiaries, individually or in an aggregate principal amount exceeding $25.0 million. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations of the Borrower or any Restricted Subsidiary at any time shall be the Termination Value thereof at such time.
     “Material Lease” means a lease on a Mortgaged Property as of the Effective Date which (i) affects the ability of the applicable mortgagor to conduct its business as operated on the Mortgaged Property or to utilize the Mortgaged Property for its intended use or (ii) permits the lessee under such lease to operate a manufacturing facility or similar business on the Mortgaged Property (unrelated directly to the applicable mortgagor’s business).
     “Maturity Date” means the Term-1 Loan Maturity Date or the Revolving Loan Maturity Date, as the context shall require.
     “Maximum Incremental Term Loan Facilities Amount” means, at any date of determination, (a) the greater of (i) (x) $500,000,000 minus (y) the aggregate principal amount of Incremental Term Loans incurred pursuant to Section 2.21(a) prior to such date and (ii) the principal amount of Incremental Term Loans that would not cause the Senior Secured Leverage Ratio on date of borrowing of such Incremental Term Loans to be greater than 2.25 to 1.0.
     “Maximum Rate” has the meaning assigned to such term in Section 9.09.
     “Monsanto Settlement Agreement” means the Amended and Restated Settlement Agreement, dated as of February 28, 2008, among the Borrower, Monsanto Company and SFC.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Mortgage” means an agreement (including a mortgage, deed of trust or other document creating and evidencing a Lien on any Mortgaged Property), which shall be in form and substance reasonably satisfactory to the Collateral Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
     “Mortgaged Property” means each parcel of fee owned real property of the Loan Parties identified on Schedule 5.16(b) and the improvements thereto with respect to which a Mortgage is granted following the Effective Date pursuant to Section 5.11, 5.12, 5.15 or 5.16.
     “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Borrower or any Restricted Subsidiary or ERISA Affiliate is then making or has an obligation to make contributions, or (ii) to which any Borrower or Restricted Subsidiary or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period.
     “Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale Prepayment Event, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, and (ii) in the case of ~~a~~an Asset Sale Prepayment Event, Destruction or a Taking, sale proceeds, insurance proceeds,

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condemnation awards and similar payments, only to the extent in excess of $5.0 million for any individual Asset Sale Prepayment Event, Destruction or Taking, or in excess of $25.0 million in the aggregate for all such events ~~(together with all Asset Sales (other than Asset Sales described in clauses (a) and (b) of the definition of Asset Sale Prepayment Event) in such Fiscal Year)~~ in any Fiscal Year, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Restricted Subsidiaries in connection with such event, (ii) the amount of all taxes paid (or reasonably and in good faith estimated to be payable) by the Borrower and its Restricted Subsidiaries in connection with such event, including any withholding taxes imposed on the repatriation of proceeds, (iii) in the case of an Asset Sale Prepayment Event, Destruction or Taking, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than any Indebtedness pursuant to Section 6.01(i), 6.01(iii) or 6.01(xiv)) which is secured by a Lien on the properties subject to such Asset Sale, Destruction or Taking (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such Asset Sale, Destruction or Taking) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties), (iv) the amount of any reasonable reserves established by, and reflected on the financial statements of, the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (ii) above) (x) in respect of the sale of such assets or assets, or (y) associated with the assets that are the subject of such event and (A) that are retained by the Borrower or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Borrower or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year) or (B) that are retained by the Borrower or any Restricted Subsidiary after such events, including pension and other post-employment benefits liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” on the date of such reduction.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 2.19.
     “Non-Guarantor Restricted Subsidiary” means each Restricted Subsidiary that is not a Subsidiary Guarantor.
     “Non-Profit Subsidiaries” means any Restricted Subsidiary that is exempt from income taxes and is organized and operated exclusively for charitable, scientific, testing for public safety or educational purposes (within the meaning of Section 501(c)(3) of the Code or, in the case of any Non-U.S. Restricted Subsidiary, any similar provision under the laws of the jurisdiction in which such Non-U.S. Restricted Subsidiary is organized). As of the Effective Date, there are no Non-Profit Subsidiaries.
     “Non-U.S. Guarantee Agreements” means one or more guarantee agreements in form and substance reasonably satisfactory to the Collateral Agent, providing for the guarantee of the Obligations by the Non-U.S. Restricted Subsidiaries party thereto, made by the Non-U.S. Restricted Subsidiaries party thereto.
     “Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the Borrower other than the United States (or any State thereof) or the District of Columbia.
     “Non-U.S. Lender” means any Lender that is not treated, for U.S federal income tax purposes, as a “United States person” within the meaning of Section 7701(a)(3) of the Code.

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     “Non-U.S. Pledge Agreements” means one or more pledge agreements in form and substance reasonably satisfactory to the Collateral Agent, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “Non-U.S. Restricted Subsidiary” means any Restricted Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
     “Non-U.S. Security Agreements” means one or more security agreements in form and substance reasonably satisfactory to the Collateral Agent, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “Non-U.S. Subsidiary” means any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.
     “Non-Wholly Owned Restricted Subsidiary” means each Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.
     “Note” means a Term Note, Revolving Credit Note or Swing Line Note, as the context may require.
     “Obligations” means, collectively, (a) all Loan Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Pari Passu Secured Hedging Agreement and (c) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Pari Passu Secured Treasury Services Agreement.
     “Offered Loans” has the meaning assigned to such term in Section 2.05(d)(ii).
     “Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents) and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests, (ii) relative to each Person that is a limited liability company, its certificate of formation and operating agreement (or similar documents) and any other similar arrangements applicable to any membership interests or other Equity Interests in such Person, (iii) relative to each Person that is a limited partnership, its certificate of formation and limited partnership agreement (or similar documents) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person, (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person and (v) relative to any Person that is any other type of legal entity, such documents as shall be the functional legal equivalent of the foregoing.
     “Other Taxes” has the meaning assigned to such term in Section 2.15(b).
     “Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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     “Pari Passu Secured Hedging Agreement” means any Hedging Agreement permitted by Section ~~6.14~~6.13 that is entered into by the Borrower or any of its Restricted Subsidiaries with any counterparty that was a Joint Lead Arranger and Bookrunner or an Affiliate of a Joint Lead Arranger and Bookrunner, an Agent or an Affiliate of an Agent, or a Lender or a Lender Affiliate on the date hereof or at the time such Hedging Agreement was entered into such Hedging Agreement if such Hedging Agreement has been designated in writing as a “Pari Passu Secured Hedging Agreement” by the Borrower in certificate of a Financial Officer of the Borrower delivered to the Administrative Agent.
     “Pari Passu Secured Treasury Services Agreement” means any Treasury Services Agreement permitted by Section 6.01 that is entered into by the Borrower or any of its Restricted Subsidiaries with any Treasury Services Bank.
     “Participant” has the meaning assigned to such term in Section 9.04(f).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PATRIOT Act” has the meaning assigned to such term in Section 9.19.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and which is sponsored or maintained by the Borrower or any Restricted Subsidiary or any ERISA Affiliate or to which the Borrower or any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Perfection Certificate” means a certificate in the form of Annex II to the Security Agreement or any other form approved by the Administrative Agent.
     “Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all the assets of, or at least 51% of the Equity Interests in (other than directors qualifying shares), a Person or a division, line of business or other business unit of a Person (and any subsequent acquisition of minority equity interests of such Person) so long as:
     (a~~) such acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition;(b~~)
     such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or in a business reasonably related or ancillary thereto or otherwise permitted by Section 6.03(c);
     (~~c~~b) no Default or Event of Default has occurred and is continuing or would result therefrom;
     (~~d~~c) (i) all transactions related thereto are consummated in all material respects in accordance with applicable Requirements of Law, (ii) (x) in the case of an acquisition of Equity Interests, the Person acquired shall become, immediately after giving effect thereto, a Restricted Subsidiary or be merged into the Borrower or a Restricted Subsidiary (or, in the case of any

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Person who is initially excluded from the definition of Subsidiary as a result of clause (ii) of the final sentence thereof, becomes a Restricted Subsidiary no later than ~~6~~12 months following the date of acquisition of such Equity Interests) and (y) in the case of an acquisition of assets or a division, line of business or other business unit, immediately after giving effect thereto, the Property acquired shall be conveyed to the Borrower or a Restricted Subsidiary, and, in the case of each of the foregoing clauses (x) and (y), all actions required to be taken under Sections 5.11, 5.12 and 5.16 shall have been taken, (iii) the aggregate amount of consideration paid by the Borrower and the Subsidiary Guarantors (excluding any assumed Indebtedness or other liabilities of a Person acquired in such acquisition) in respect of Persons not becoming Subsidiary Guarantors and in assets, divisions, and lines of business or business units not being conveyed to the Borrower or a Subsidiary Guarantor (calculated net of acquired cash and Cash Equivalents that are transferred to the Borrower or a Subsidiary Guarantor in connection therewith) shall not exceed the sum of (1) $300.0 million plus (2) the amount of proceeds of ~~unsecured~~ Permitted Other Debt and the proceeds from any borrowings of Incremental Term Loans, in each case, that are incurred following the Effective Date (and that are not applied to refinance other Indebtedness or to make an Investment in reliance on Section 6.04(iii)(z)(2)), (iv) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the covenant contained in Section 6.12 recomputed as at the date of the last ended Test Period, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant Test Period, (v) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis, with the covenant contained in Section ~~6.13~~6.12 recomputed as at the date of the last ended Test Period, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant Test Period, and (vi) any Indebtedness that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01; and
     (~~e~~d) in the case of any acquisition or series of related acquisitions where the Acquisition Consideration is greater than $10.0 million in the aggregate, the Borrower has delivered to the Administrative Agent an officers’ certificate certifying that ~~(i)~~ such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance, including compliance with clause (d) above) ~~and (ii) such transaction could not reasonably be expected to result in a Material Adverse Effect, together with all other relevant financial information for the Person or assets to be acquired~~.
     “Permitted Currency” means Dollars, Sterling, Euros and any other currency permitted by the Issuer.
     “Permitted Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a non-recourse basis by the Borrower or any of its Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $30.0 million; provided, further, however, for the avoidance of doubt the internal factoring of receivables by Solutia Systems, Inc. with another Loan Party shall not constitute a use of this definition.
     “Permitted Investments” means:
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the

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full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (c) commercial paper issued by any Person organized in the United States of America and maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;
     (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank, in any case, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;
     (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;
     (f) with respect to any Non-U.S. Restricted Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank having combined capital and surplus of not less than $500.0 million (or the Dollar Equivalent thereof); which is organized and existing under the laws of the country in which such Person maintains its chief executive office or principal place of business or is organized provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating of at least A-1 or the equivalent thereof from S&P or of at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;
     (g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union (and the United Kingdom) whose legal tender is the Euro or British Pounds Sterling and which are denominated in Euros or British Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Non-U.S. Restricted Subsidiary organized in such jurisdiction, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or a comparable rating from an international recognized rating agency; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof;
     (h) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above; and
     (i) Hedging Agreements entered into for non-speculative purposes.

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     “Permitted Lien” has the meaning assigned to such term in Section 6.02.
     “Permitted Loan Purchase” has the meaning assigned to such term in Section 2.05(d)(i).
     “Permitted Loan Purchase Amount” has the meaning assigned to such term in Section 2.05(d)(i).
     “Permitted Loan Purchase Notice” has the meaning assigned to such term in Section 2.05(d)(iii).
     “Permitted Non-Guarantor Factoring Transactions” means the factoring of receivables solely for cash consideration on a recourse or non-recourse basis by Non-Guarantor Restricted Subsidiaries structured as a true sale to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries pursuant to a structured factoring program on fair market terms; provided that the book value of all receivables subject to such factoring programs at any one time outstanding shall not exceed an aggregate of $60.0 million.
     “Permitted Other Debt” means (x) senior unsecured or senior subordinated Indebtedness of the Borrower and the Subsidiary Guarantors and (y) Indebtedness of the Borrower and the Subsidiary Guarantors in an amount not to exceed $300.0 million that is secured by a Lien only on all or a portion of the Collateral and constitutes “second lien obligations” pursuant to the terms of a Second Lien Intercreditor Agreement; provided that, in each case, (A) such Indebtedness will not mature prior to the date that is 91 days following the Term-1 Loan Maturity Date (excluding a bridge loan maturity if such bridge loan will automatically convert or be exchanged for loans or notes that do not mature prior to such date so long as no default or event of default has occurred and is continuing thereunder (“Bridge Loan Maturity”)), (B) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to the date that is 91 days following the Term-1 Loan Maturity Date (other than customary offers to repurchase or mandatory prepayment provisions, as applicable, upon a change of control, asset sale, equity issuance, debt issuance, sale of the company, excess cash flow or casualty or condemnation event, required “ahydo” repayments, and customary acceleration rights after an event of default and scheduled amortization payments not in excess of 1% of the original principal amount of any such Indebtedness during any Fiscal Year; provided that (i) in the case of any mandatory prepayment or offer to repurchase any such Indebtedness relating to excess cash flow, the Borrower shall first prepay the Loans in the amount required under Section 2.05(b)(iv) prior to making any such prepayment of or offer to repurchase any such other Indebtedness, and (ii) in the case of any mandatory prepayment of or offer to repurchase any such Indebtedness, the obligations of the Borrower (if any) to repay or prepay the Loans in accordance with the terms hereof (including, without limitation, as required pursuant to Section 2.05) arising from such change of control, asset sale, ~~equity issuance,~~ debt issuance, ~~sale of the company, excess cash flow~~ or casualty or condemnation event shall be satisfied to the fullest extent required hereunder), (C) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, (D) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the ~~covenants~~covenant set forth in Section 6.12 ~~and 6.13~~ recomputed as at the date of the last ended Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period, and (E) no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor.
     “Permitted Purchase Option Notice” has the meaning assigned to such term in Section 2.05(d)(i).
     “Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, refunding, extension or renewal thereof; provided, however, that (i) no Default or Event of Default shall have

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occurred and be continuing or would immediately arise therefrom, (ii) any such refinanced, refunded, extended or renewed Indebtedness shall (a) not have a final maturity date or Weighted Average Life to Maturity, respectively, that is shorter than the final maturity date or Weighted Average Life to Maturity, respectively, of the Indebtedness being refinanced, refunded, extended or renewed (excluding any Bridge Loan Maturity), (b) be at least as subordinate to the Loans and other Obligations as the Indebtedness being refinanced, refunded, extended or renewed (and unsecured if the refinanced, refunded, extended or renewed Indebtedness is unsecured (except, in the case of Indebtedness permitted under Section 6.01(ii), to the extent such Indebtedness may be secured under Section 6.02(xvi))) and (c) be in an aggregate principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, extended or renewed, plus an amount equal to all accrued and unpaid interest thereon, plus the stated amount of any premium and other reasonable amounts required to be paid in connection with such refinancing, refunding, extension or renewal pursuant to the terms of the Indebtedness being refinanced, refunded, extended or renewed, plus the amount of reasonable expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, refunding, extension or renewal and (iii) in the case of any Indebtedness of a Loan Party being refinanced, refunded, extended or renewed, no Non-Guarantor Restricted Subsidiary that is not already an obligor on such Indebtedness being refinanced, refunded, extended or renewed shall become an obligor on such refinanced, refunded, extended or renewed Indebtedness.
     “Person” or “person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or other entity.
     “Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit I, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “Pledged Securities” means the “Pledged Securities” (as defined in the Pledge Agreement) and/or the Equity Interests pledged under any Non-U.S. Pledge Agreement, as applicable.
     “Preferred Equity Interests” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effective Date.
     “Pro Forma Adjustment” ~~shall mean~~means, for any Test Period that includes any of the four consecutive fiscal quarters first ending following any permitted acquisition with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries and with respect to which all actions required to achieve such increase or decrease either have been taken or will be taken within three months of the delivery of the applicable Pro Forma Adjustment Certificate and such amount is set forth on the Pro Forma Adjustment Certificate, provided that so long as such net cost savings or additional net costs will be realizable at any time during such four-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional

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net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.
     “Pro Forma Adjustment Certificate” means a certificate signed by a Financial Officer of the Borrower and delivered to the Administrative Agent for delivery to the Lenders setting forth a reasonably detailed calculation of any Pro Forma Adjustment.
     “Pro Forma Basis” means:
     (i) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset acquired to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or any Restricted Subsidiary during or after such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and any Unrestricted Subsidiary converted to a Restricted Subsidiary pursuant to Section 5.17 during or after such period, based on the actual Acquired EBITDA of such Acquired Entity or Business or converted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and any Restricted Subsidiary converted to an Unrestricted Subsidiary pursuant to Section 5.17 during or after such period, based on the actual Acquired EBITDA of such Sold Entity or Business or converted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition);
     (ii) with respect to compliance with any test or covenant hereunder on a Pro Forma Basis, the following shall be deemed to have occurred as of the first day of the applicable period of measurement (a) any retirement or repayment of Indebtedness in connection with the relevant transaction, and (b) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection with the relevant transaction, and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, any determination of Total Leverage Ratio or Total Net Leverage Ratio on a pro forma basis shall be calculated using the amount of Consolidated Indebtedness or Consolidated Net Indebtedness, as applicable, as of the relevant date of determination (rather than the last day of the most recent Test Period), giving effect to clauses (a) and (b) above.
     “Pro Rata Share” means, with respect to each Revolving Credit Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be at any time a fraction (expressed as a percentage, carried out to the ninth decimal place) the numerator of which is the amount of Revolving

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Credit Exposure of such Lender at such time and the denominator of which is the aggregate amount of Revolving Credit Exposure of all Lenders outstanding at such time.
     “Projected Financial Statements” has the meaning assigned to such term in Section 3.16(b).
     “Property” or “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.
     “Qualifying Loans” has the meaning assigned to such term in Section 2.05(d)(iii).
     “Real Property” means all right, title and interest of any Restricted Subsidiary in and to a parcel of real property owned or leased by any Restricted Subsidiary together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
     “Refinancing” means the entering into of this Agreement, the borrowings hereunder on the Effective Date and the repayment of all Indebtedness under the Existing Credit Agreements and the termination of all commitments thereunder.
     “Refinancing Notes” means any debt securities or debt for borrowed money of the Borrower or any Subsidiary Guarantor, (i) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the Term-1 Loan Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), (ii) which is either unsecured or secured only by Liens on Collateral (and if secured by Liens on the Collateral, is either subject to the terms of the First Lien Intercreditor Agreement as “Additional First Lien Obligations” or subject to the terms of the Second Lien Intercreditor Agreement as second lien obligations) and (iii) and is otherwise on market terms as determined in good faith by the Borrower.
     “Register” has the meaning assigned to such term in Section 9.04(d).
     “Regulation D” means Regulation D of the Board of Governors as from time to time in effect.
     “Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any

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Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term-1 Loans with the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term-1 Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term-1 Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term-1 Loans.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans or Term Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Request and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Requirement of Law” means, as to any Person, collectively, any and all requirements of an arbitrator or a court or other Governmental Authority, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations or statutes, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Required Revolving Lenders” ~~shall mean~~means Lenders having more than 50% of the Aggregate Commitments (or, if the Aggregate Commitments have been terminated, more than 50% of the aggregate Revolving Credit Exposure of all Revolving Credit Lenders); provided that the Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for all purposes of making any determination of Required Revolving Lenders.
     “Requisite Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the aggregate Term ~~Commitments (or, following the borrowing of the Term Loans on the Effective Date, the Term Loans)~~Loans and (b) Aggregate Commitments (or, if the Aggregate Commitments have been terminated, more than 50% of the aggregate Revolving Credit Exposure of all Revolving Credit Lenders); provided that the Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for all purposes of making any determination of Requisite Lenders.
     “Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related solely to Liens permitted by clause (b) below or (b) are subject to any Lien other than a Lien in favor of the Collateral Agent for the benefit of the Secured Parties or Liens that are subject to the First Lien Intercreditor Agreement or the Second Intercreditor Agreement.

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     “Restricted Joint Venture” means each Joint Venture formed or otherwise acquired after the Effective Date, the grant of any Lien on the Equity Interests of which held by any Loan Party (a) is prohibited by provisions of any contract, agreement, instrument or indenture governing such Equity Interests, including any Organizational Document of such Joint Venture, (b) is permitted only with the consent of any other Person (other than a Loan Party), and such consent has not been obtained after the applicable Loan Party has made commercially reasonable efforts to obtain such consent, (c) is prohibited by any Requirement of Law or requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law after the applicable Loan Party has made commercially reasonable efforts to obtain such consent, or (d) would trigger (1) an option to purchase such Equity Interests held by any Loan Party, (2) the termination, dissolution or liquidation of such Joint Venture or (3) any similar right by a third party, under, any contract, license, agreement, instrument or other document evidencing or related to such Equity Interests, including, with limitation, any Organizational Document of such Joint Venture. Notwithstanding any provision of any Loan Document to the contrary, the Borrower and its Subsidiaries shall not be required to seek the consent of any Person or Governmental Authority described in this definition if the Borrower reasonably determines that such consent or seeking such consent could trigger any event or circumstance described under clause (d) of this definition.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the Borrower or any Restricted Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
     “Restricting Information” has the meaning assigned to such term in Section 9.18(a).
     “Revolving Commitment Increase” has the meaning set forth in Section 2.21(a).
     “Revolving Commitment Increase Lender” has the meaning set forth in Section 2.21(d).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $300,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

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     “Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and Swing Line Loans at such time.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Exposure at such time.
     “Revolving Credit Loans” has the meaning set forth in Section 2.01(b).
     “Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
     “Revolving Loan Maturity Date” means March 17, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
     “SEC” means the Securities and Exchange Commission.
     “Second Lien Intercreditor Agreement” means an agreement by and among Collateral Agent and the collateral agent(s) for the holders of any Permitted Other Debt that is secured by Liens on the Collateral (the “Junior Liens”), providing for the subordination of such Junior Liens to the Liens securing the Obligations on terms determined by the Administrative Agent to be customary for subordination agreements between similar syndicated first lien credit facilities and junior lien debt securities; provided that the terms of such intercreditor agreement shall not be less favorable to the Lenders with respect to the specific matters set forth below than the following: (i) notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the Obligations and such Junior Liens, the Liens securing the Obligations shall rank senior to any Junior Liens on the Collateral, (ii) no holder of any obligation secured by any Junior Liens shall contest the validity or enforceability of the Liens securing the Obligations, (iii) until the earlier of (x) payment and discharge in full of all Obligations under this Agreement and (y) the 180th day after the collateral agent for the holders of such Permitted Other Debt provides notice to the Collateral Agent that an event of default has occurred and is continuing under the agreement governing such Permitted Other Debt (which period shall be extended for any period during which the Collateral Agent has commenced pursuing remedies against the Collateral or is legally prohibited by applicable Requirements of Law from pursuing remedies against the Collateral), the Collateral Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the holders of obligations secured by Junior Liens to take customary (as determined by the Administrative Agent) protective measures with respect to the Junior Liens) and to foreclose upon and dispose of the Collateral, (iv) upon any private or public sale of Collateral taken in connection with the exercise of remedies by the Collateral Agent which results in the release of the Liens securing the Obligations, the Junior Liens on such item of Collateral will be automatically released, (v) in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving the Borrower or any Guarantor, all proceeds of Collateral will first be applied to the repayment of all Obligations under this Agreement prior to being applied to the obligations secured by such Junior Liens, (vi) if any holder of an obligation secured by Junior Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent, (vii) no holder

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of any obligation secured by Junior Liens may, without the consent of the Lenders (a) seek relief from the automatic stay with respect to any Collateral, (b) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent (provided that the Junior Liens attach to the proceeds of such sale with the priority set forth in the Second Lien Intercreditor Agreement) or (c) object to any claim of any Lenders to post-petition interest, fees or expenses on account of the Liens securing the Obligations and (viii) no holder of obligations secured by Junior Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the Second Lien Intercreditor Agreement without the consent of the Lenders.
     “Secured Parties” means each Agent, each Lender that holds Loans or has Commitments (in its capacity as such), each counterparty (other than the Borrower or any Restricted Subsidiary) under any Pari Passu Secured Hedging Agreements (in its capacity as such) or any Treasury Services Bank (in its capacity as such).
     “Security Agreement” means the Security Agreement, substantially in the form of Exhibit J, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “Security Documents” means the Security Agreement, the Non-U.S. Security Agreements, the Security Trust Deed, the Pledge Agreement, the Non-U.S. Pledge Agreements, the Mortgages and each other security agreement, pledge agreement or other instrument or document executed and delivered pursuant to Section 5.11, 5.12, 5.15 or 5.16 to secure any of the Obligations.
     “Security Trust Deed” means the Security Trust Deed, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Borrower and the Persons named therein as Chargors.
     “Senior Secured Leverage Ratio” means, at any date, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
     “SFC” means SFC LLC, a Delaware limited liability company.
     “SFC Limited Liability Company Agreement” means the Limited Liability Company Agreement of SFC in the form attached as Exhibit O to the Monsanto Settlement Agreement.
     “Small Asset Sale” means any sale or other disposition by the Borrower or any of its Restricted Subsidiaries, of Property, that, when taken together with the fair market value of any other Property sold or otherwise disposed of by the Borrower or any of its Restricted Subsidiaries in any related sales or dispositions, has an aggregate fair market value of not more than $1,000,000.
     “Specified Asset Sales” means the sale or other disposition of the Property described on Schedule 1.01(b); provided that (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) immediately after giving effect to such sale or other disposition (and any related repayment of the Loans), the Total Net Leverage Ratio (computed on a Pro Forma Basis as at the date of the last ended Test Period, as if such sale or other disposition (and any related repayment of the Term Loans) had occurred on the first day of such Test Period) would be no greater than the Total Net Leverage Ratio as at the date of the last ended Test Period without giving effect to such transactions and, prior to the consummation thereof, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth in reasonable detail the calculations demonstrating compliance with the foregoing.
     “Specified Businesses” means the businesses described on Schedule 1.01(f).

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     “Spot Selling Rate” means, on any date of determination, the spot selling rate determined in good faith by the Borrower which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day; provided that if such rate is not available, such rate shall be the spot selling rate posted by the Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day.
     “Sterling” or “£” each mean the lawful money of the United Kingdom.
     “Subordinated Debt” means Indebtedness of the Borrower or any Restricted Subsidiary that is by its terms expressly subordinated in right of payment to the Obligations of the Borrower or such Restricted Subsidiary, as applicable, but excluding intercompany Indebtedness.
     “Subordinated Debt Documents” means each document governing or pursuant to which is issued any Subordinated Debt, as the same may be in effect from time to time in accordance with the terms hereof and thereof.
     “Subsidiary” means, with respect to any Person (“parent”), (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, association or other business entity (irrespective of whether at the time any other class or classes of Equity Interests of such corporation, limited liability company, association or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the parent; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by the parent. Unless otherwise indicated, when used in this Agreement, the term (i) “Subsidiary” shall refer to a Subsidiary of the Borrower and (ii) at the Borrower’s option, shall not include any Person that becomes a Non-Wholly Owned Restricted Subsidiary of the Borrower as a result of a tender offer for the capital stock of such Person until such time as such Person becomes a Wholly Owned Restricted Subsidiary of the Borrower.
     “Subsidiary Guarantor” means each of the Borrower’s Restricted Subsidiaries that Guarantees the Obligations pursuant to (a) the Guarantee Agreement or (b) a Non-U.S. Guarantee Agreement and has not been released from such guarantees. For the avoidance of doubt, “Subsidiary Guarantor” shall exclude each Excluded Subsidiary (other than Excluded Subsidiaries executing the Guarantee Agreement on the Effective Date).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means the Administrative Agent in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-2.
     “Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit F-3 hereto, evidencing the aggregate

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Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Taking” means any taking of any Property of the Borrower or any Restricted Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Borrower or any Restricted Subsidiary or any portion thereof, by any Governmental Authority.
     “Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.
     “Term ~~Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $850,000,000.~~Commitments” means, with respect to each Lender, such Lender’s Initial Term Commitment, Additional Term-1 Commitment or commitment to make an Incremental Term Loan.
     “Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.
     “Term Loans” means the Initial Term Loans, the Term-1 Loans and the Incremental Term Loans.
     “Term-1 Lender” means, at any time, any Lender that has an Additional Term-1 Commitment or a Term-1 Loan at such time.
     “Term-1 Loan” has the meaning assigned to such term in Section 2.01(a)(ii).
     “Term-1 Loan Maturity Date” means ~~March 17,~~August 1, 2017.
     “Term-1 Note” means a promissory note of the Borrower payable to any Term-1 Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto (with modifications consented to by the Administrative Agent to reflect the terms of the Term-1 Note), evidencing the aggregate Indebtedness of the Borrower to such Term-1 Lender resulting from the Term-1 Loans made by such Term-1 Lender.
     “Terminated Lender” has the meaning assigned to such term in Section 2.19.

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     “Termination Value” means, on any date in respect of any Hedging Agreement, after taking into account the effect of any netting agreement relating to such Hedging Agreement, (a) if such Hedging Agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Hedging Agreement and (b) if such Hedging Agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Hedging Agreement, which mark-to-market value shall be determined by the Administrative Agent in its commercially reasonable judgment by reference to one or more mid-market or other readily available quotations provided by any recognized dealer (including any Lender or an Affiliate of any Lender) of such Hedging Agreements.
     “Test Period” means (i) for the ~~covenants~~covenant contained in Sections ~~6.12 and 6.13,~~6.12, the four consecutive complete Fiscal Quarters then last ended as of the date closest to each date listed under the heading “Date” therein and (ii) for all other provisions in this Agreement, the four consecutive complete Fiscal Quarters then last ended as of the time indicated for which financial statements are available. Except as otherwise set forth herein, compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Sections 5.01(a) or 5.01(b) have been, or should have been, delivered for the applicable fiscal period; provided, that for purposes of testing compliance with any test or covenant based on a “Pro Forma Basis” under any incurrence test hereunder following the last day of a fiscal year but prior to delivery of audited financial statements for such fiscal year, the Borrower may use its most recent preliminary unaudited financial statements for such fiscal year. For the avoidance of doubt, it is expressly understood and agreed that where the permissibility of a transaction or designation hereunder depends upon compliance with ~~(i)~~ the covenant contained in Section 6.12 at any date of determination prior to the completion of the ~~second~~first full Fiscal Quarter following the Effective Date, the term “Test Period” means the period of four consecutive complete Fiscal Quarters then last ended as of such date of determination, and for purposes of compliance with the covenant set forth in Section 6.12, the applicable ratio specified in Section 6.12 for such Test Period shall be the ratio set forth opposite the first date listed under the heading “Date” in Section ~~6.12; and (ii) the covenant contained in Section 6.13 at any date of determination prior to the completion of the first full Fiscal Quarter following the Effective Date, the term “Test Period” means the period of four consecutive complete Fiscal Quarters then last ended as of such date of determination, and for purposes of compliance with the covenant set forth in Section 6.13, the applicable ratio specified in Section 6.13 for such Test Period shall be the ratio set forth opposite the first date listed under the heading “Date” in Section 6.13.~~6.12.
     “Title Company” means Chicago Title Insurance Company and its affiliated title insurance companies or such other title insurance or abstract company as shall be selected by the Borrower and reasonably approved by the Administrative Agent.
     “Title Policy” has the meaning assigned to such term in Section 5.16(b)(C).
     “Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).
     “Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
     “Total Net Leverage Ratio” means, at any date, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.
     “Transferred Liability” means, in connection with any sale, transfer or other disposition of assets by the Borrower or its Restricted Subsidiaries, any liability (i) that would be recorded on a balance sheet

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of the Borrower or its Restricted Subsidiaries in accordance with GAAP or identified under FAS 5, (ii) that is related to the assets sold, transferred or otherwise disposed of by the Borrower or its Restricted Subsidiaries, (iii) that is (x) expressly assumed by the purchaser or transferee of such assets or (y) expunged by the holder of such liability, and (iv) with respect to which the Borrower and its Restricted Subsidiaries are fully and unconditionally released upon consummation of such sale, transfer or other disposition.
     “Treasury Services Agreements” means, with respect to the Borrower or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
     “Treasury Services Bank” means a Joint Lead Arranger and Bookrunner, an Affiliate of a Joint Lead Arranger and Bookrunner, an Agent, an Affiliate of an Agent, or a Lender or a Lender Affiliate which has been designated in writing to the Borrower as a “Treasury Services Bank.”
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unrestricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.17 following the Effective Date.
     “Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
     “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower.
     “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

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     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
     “Yield Differential” has the meaning set forth in Section 2.21(b).
     SECTION 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     SECTION 1.03. Terms Generally; Currency Translation; Accounting Terms; GAAP.
     (a) The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise or otherwise specified in any applicable Loan Document, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” For purposes of this Agreement and the other Loan Documents (including the issuance, amendment or extension of a Letter of Credit), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing or renewal, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (y) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted by the definition of Permitted Refinancing. For purposes of this Agreement and the other Loan Documents, unless the context otherwise requires, the word “foreign” shall refer to jurisdictions other than the United States, the States thereof and the District of Columbia.

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     (b) Except as otherwise specified, if any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.
     (c) All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if at any time any change in GAAP following the Effective Date would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     SECTION 1.04. Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees, on behalf of itself and the other Loan Parties, that each of the Loan Parties was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
     SECTION 1.05. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the stated amount of such Letter of Credit after giving effect to all such increases, whether or not such stated amount is in effect at such time.
ARTICLE II
THE CREDITS
     SECTION 2.01. The Loans.
     (a) The Term Borrowings.
     (i) Each Initial Term Lender severally agrees to make to the Borrower, in one draw on the Effective Date, a loan (~~a~~an “Initial Term Loan”) in Dollars in an aggregate principal amount equal to such Initial Term Lender’s Initial Term Commitment. Initial Term Loans shall only be Eurodollar Loans, except as provided in Section 2.11 and Section 2.13. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.

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     (ii) (x) The Additional Term-1 Lender agrees to make a term loan to the Borrower in Dollars (a “Term-1 Loan”) on the Amendment No. 1 Effective Date in an amount not to exceed the amount of the Additional Term-1 Commitment and (y) each Converted Term Loan of each Amendment No. 1 Consenting Lender shall be converted into a Term-1 Loan of such Lender effective as of the Amendment No. 1 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term Loan immediately prior to such conversion. The Term-1 Loans shall only be Eurodollar Loans, except as set provided in Sections 2.11 and 2.13;
provided that all Term-1 Loans shall on the Amendment No. 1 Effective Date initially be Eurodollar Loans with an Interest Period and LIBO Rate equal to the remaining Interest Period and LIBO Rate for the Initial Term Loans immediately prior to the effectiveness of Amendment No. 1 (but after giving effect to the amendment to clause (y) of the definition of LIBO Rate pursuant to Amendment No. 1). Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.
     (b) The Revolving Credit Borrowings. Each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, Revolving Credit Loans may be repaid and reborrowed; provided that the Revolving Credit Loans, if any, shall be repaid in full on the Revolving Loan Maturity Date. Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans as provided herein.
     SECTION 2.02. Borrowings, Conversions and Continuations of Loans.
     (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (each such notice, a “Borrowing Notice”), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 2:00 p.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Loans or any conversion of Base Rate Loans to Eurodollar Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of a Base Rate Loan. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice, appropriately completed and signed by an Authorized Officer of the Borrower in the form of Exhibit B-1. Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans (other than Swing Line Loans as to which this Section 2.02 shall not apply) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing or a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If, in connection with a Revolving Credit Borrowing, the Borrower fails to specify a Type of Loan in a Borrowing Notice

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or fails to give a timely notice requesting a conversion or continuation then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If, in connection with a Term Borrowing, the Borrower fails to give a timely notice requesting a continuation of a Term Borrowing, such Term Borrowing shall be continued for an additional one month Eurodollar Borrowing. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
     (b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuations as Eurodollar Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice in the case of a Borrowing of Eurodollar Loans or (y) 2:00 p.m. on the Business Day specified in the applicable Borrowing Notice in the case of a Borrowing of Base Rate Loans. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 2.16 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Requisite Lenders may require that no Loans may be requested as, converted to or continued as Eurodollar Loans.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in DBTCA’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to all Eurodollar Loans.
     (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
     (g) Not later than 1:00 P.M., New York City time, on the Amendment No. 1 Effective Date, the Additional Term-1 Lender shall make available to the Administrative Agent at the Administrative

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Agent’s Office an amount in immediately available funds equal to the Term-1 Loan to be made by such Additional Term-1 Lender pursuant to its Additional Term-1 Loan Commitment. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Additional Term-1 Lender in immediately available funds.
     SECTION 2.03. Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) On the Effective Date, each Existing L/C will be deemed to be a Letter of Credit issued under this Agreement on the Effective Date.
     (ii) Subject to the terms and conditions set forth herein, (A) each Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit upon the request of the Borrower for the account of the Borrower or any Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of such Person and any drawings thereunder; provided that after taking such Letter of Credit into account, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (y) the aggregate outstanding amount of L/C Obligations shall not exceed $125,000,000. Each request by the Borrower for the issuance, renewal or increase in the stated amount of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (iii) No Issuer shall issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date, provided that any Letter of Credit may, at the request of the Borrower, provide for the renewal thereof for additional periods of up to 12 months; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Borrower has entered into arrangements with the Issuer at the time such Letter of Credit is issued satisfactory to the Issuer to eliminate the Issuer’s credit risk with respect to such Letter of Credit following the Letter of Credit Expiration Date.
     (iv) No Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having

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the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which , in each case, such Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate any Requirement of Law or one or more policies of such Issuer applicable to letters of credit generally;
     (C) such Letter of Credit is to be denominated in a currency other than a Permitted Currency;
     (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time an Impacted Lender, unless each applicable Issuer has received (as set forth in clause (a)(viii) below) Cash Collateral or similar security satisfactory to such Issuer (in its sole discretion) from either the Borrower or such Impacted Lender or such Impacted Lender’s Pro Rata Share of the L/C Obligations has been reallocated pursuant to clause (a)(viii) below in respect of such Impacted Lender’s obligation to fund under Section 2.03(c).
     (v) No Issuer shall amend any Letter of Credit if such Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (vi) No Issuer shall be under any obligation to amend any Letter of Credit if (A) such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vii) Each Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuer.
     (viii) In the case where any Revolving Credit Lender is at any time an Impacted Lender, the Borrower and such Impacted Lender each agree, within one Business Day following notice by the Administrative Agent, to cause to be deposited with the Administrative Agent for the benefit of each applicable Issuer, Cash Collateral in the full amount of such Impacted Lender’s Pro Rata Share of the outstanding L/C Obligations; provided that, at the Borrower’s option, the Borrower may, by notice to the Administrative Agent, elect to reallocate all or any part of the Impacted Lender’s Pro Rata Share of the L/C Obligations among all Revolving Credit Lenders that are not Impacted Lenders but only to the extent (x) the total Revolving Credit Exposure of all Revolving Credit Lenders that are not Impacted Lenders plus such Impacted Lender’s Pro Rata Share of the L/C Obligations and any Swing Line Loans, in each case, except to the extent Cash Collateralized, does not exceed the Aggregate Commitments (excluding the

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Revolving Credit Commitment of any Impacted Lender except to the extent of any outstanding Revolving Credit Loans of such Impacted Lender) and (y) the conditions set forth in Section 4.02(b) are satisfied at such time (in which case (i) the Revolving Credit Commitments of all Impacted Lenders shall be deemed to be zero (except to the extent Cash Collateral has been posted in respect of any portion of such Impacted Lender’s L/C Obligations or participations in Swing Line Loans) solely for purposes of any determination of the Revolving Credit Lenders’ respective Pro Rata Shares of L/C Obligations (including for purposes of all fee calculations hereunder). The Borrower and/or such Impacted Lender hereby grant to the Administrative Agent, for the benefit of such Issuer, a security interest in any Cash Collateral and all proceeds of the foregoing with respect to such Impacted Lender’s participations in Letters of Credit deposited hereunder. Such Cash Collateral shall be maintained in blocked deposit accounts at DBTCA and may be invested in cash equivalents reasonably acceptable to the Administrative Agent and the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral under this clause (a)(viii) are subject to any right or claim of any Person other than the Administrative Agent for the benefit of such Issuer or that the total amount of such funds is less than such Impacted Lender’s Pro Rata Share of all L/C Obligations that has not been reallocated as provided above, the Borrower and/or such Impacted Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (I) such Impacted Lender’s Pro Rata Share of all L/C Obligations that have not been so reallocated over (II) the total amount of funds, if any, then held as Cash Collateral in respect thereof under this clause (a)(viii) that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such Issuer. If the Lender that triggers the Cash Collateral requirement under this clause (a)(viii) ceases to be an Impacted Lender (as determined by the Administrative Agent and the Borrower in good faith), or if there are no L/C Obligations outstanding in which the Impacted Lender has any participating interest, any funds held as Cash Collateral pursuant to the foregoing provisions shall thereafter be returned to the Borrower or the Impacted Lender, whichever provided the funds for the Cash Collateral, and the Pro Rata Share of the L/C Obligations of each Revolving Credit Lender shall thereafter take into account such Revolving Credit Lender’s Revolving Credit Commitment.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon submission by the Borrower upon request for an issuance of a Letter of Credit (a “Letter of Credit Request”), delivered to the applicable Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit N hereto (or, with respect to the issuance or amendment of any Letter of Credit, such other form as such Issuer may reasonably request), appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Request must be received by the applicable Issuer and the Administrative Agent not later than 3:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; and (E) such other matters as such Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such

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Letter of Credit Request shall specify in form and detail reasonably satisfactory to such Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the requested amendments; and (D) such other matters as such Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Request, the applicable Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, such Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than the date of any payment by such Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuer in an amount equal to the amount of such drawing (in the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuer in the Dollar Equivalent of such Alternative Currency as determined by the Issuer); provided that such drawing may be reimbursed the following Business Day if the Borrower does not receive notice thereof prior to 10:00 a.m. on such Business Day (but for the avoidance of doubt the amount of such drawing shall bear interest at the rate applicable to Base Rate Loans that are Revolving Credit Loans if not reimbursed on the Honor Date). If the Borrower fails to so reimburse such Issuer by such time, upon receipt from such Issuer of notice of such failure, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Credit Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02(b) (other than the delivery of a Borrowing Notice). Any notice given by such Issuer or the Administrative Agent

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pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Credit Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse such Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuer.
     (v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse such Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) (but not L/C Advances) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuer for the amount of any payment made by such Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of such Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuer in connection with the foregoing. If such Lender

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pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the applicable Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of such Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.22 including pursuant to any settlement entered into by such Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse each Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement regardless of any circumstances, including any of the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by any Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuer under such Letter of Credit to any Person purporting to be a trustee

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in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower and each Loan Party hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower or a Loan Party, as the case may be, from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower or a Loan Party, as the case may be, may have a claim against such Issuer, and such Issuer may be liable to the Borrower or a Loan Party, as the case may be, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower or such Loan Party, as the case may be, which the Borrower or such Loan Party proves were caused by such Issuer’s willful misconduct, bad faith or gross negligence as determined in a final and non-appealable judgment of a court of competent jurisdiction or such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each Issuer shall deliver to the Borrower copies of any documents purporting to assign or transfer a Letter of Credit issued by such Issuer. The failure of any Issuer to deliver such documents will not relieve the Borrower of its obligations hereunder or under the other Loan Documents.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if any Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an

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L/C Borrowing and the conditions set forth in Section 4.02(b) to a Borrowing of Revolving Credit Loans cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 7.02 and 7.03 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Sections 7.02 and 7.03, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at DBTCA and may be invested in cash equivalents. Subject to the provisions of Section 2.03(a)(viii) hereof with respect to Cash Collateral in connection with participations in Letters of Credit held by Impacted Lenders, if at any time during which Cash Collateral is required to be maintained in respect of L/C Obligations, the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all L/C Obligations, the Borrower will, forthwith promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such Issuer. To the extent that the amount of any Cash Collateral exceeds the then outstanding amount of L/C Obligations for which such Cash Collateral has been posted and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.
     (h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each outstanding Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate with respect to Revolving Credit Loans that are Eurodollar Loans times the daily amount then available to be drawn under such Letter of Credit (whether or not such amount is then in effect under such Letter of Credit if such amount increases periodically pursuant to the terms of such Letter of Credit) on a quarterly basis in arrears; provided that (x) if any portion of an Impacted Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.03(a)(viii), then the Borrower shall not be required to pay a Letter of Credit Fee with respect to such portion of such Impacted Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders (it being understood a reallocation shall result in an increase in the Pro Rata Shares of the other Revolving Credit Lenders for purposes of the foregoing sentence) and (y) if any portion of an Impacted Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.03(a)(iv), then the Letter of Credit Fee with respect to such Impacted Lender’s Pro Rata Share shall be payable to the applicable Issuer until such Pro Rata Share is Cash Collateralized or such Lender ceases to be an Impacted Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

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     (i) Fronting Fee and Documentary and Processing Charges Payable to Issuers. The Borrower shall pay directly to the applicable Issuer for its own account a fronting fee with respect to each Letter of Credit issued at the request of the Borrower equal to the greater of (i) $500 or (ii) one-quarter of one percent (0.25%) per annum, computed on the daily amount available to be drawn under such Letter of Credit (whether or not such amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. In addition, the Borrower shall pay directly to the applicable Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable promptly upon, but in any event within three Business Days of, demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Person inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Person.
     SECTION 2.04. Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, agree in its sole discretion to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, the aggregate Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (or such later time as may be agreed by the Swing Line Lender) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000,

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and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding (or, so long as the Revolving Credit Exposure of each Revolving Credit Lender would not exceed its Revolving Credit Commitment as a result thereof, such greater amount as is required to repay all outstanding Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the Borrowing Notice submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender

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pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans (but not to fund its risk participation) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share thereof (or greater share of the amount funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.22 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share of such Swing Line Loan shall be solely for the account of the Swing Line Lender.

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     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     SECTION 2.05. Prepayments and Repurchase of Loans.
     (a) Voluntary Prepayments of Loans.
     (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans of any Class or Revolving Credit Loans in whole or in part without premium or penalty subject to clause (v) below; provided that (i) such notice must be received by the Administrative Agent not later than (A) 2:00 p.m. three Business Days prior to any date of prepayment of Eurodollar Loans and (B) 2:00 p.m. one Business Day prior to the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less than $1,000,000, the outstanding amount of such Loans; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice and the amount of such Lender’s share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.16. Each such prepayment shall be applied to prepay the Loans of the applicable Class of the Lenders on a pro rata basis in accordance with the respective amounts of such Class of Loans held by each Lender.
     (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount of Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (iii) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 2.16), the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all outstanding Loans or from the consummation of a transaction, which refinancing or transactions shall not be consummated or shall otherwise be delayed.
     (iv) Voluntary prepayments of Term Loans of any Class shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.05(c) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment.

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     (v) In the event that, on or prior to the date that is six months after the Amendment No.1 Effective Date, the Borrower (x) makes any prepayment of Term-1 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction (without any prepayment of Term-1 Loans), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term-1 Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term-1 Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term-1 Loans outstanding immediately prior to such amendment.
     (b) Mandatory Prepayment of Loans.
     (i) If the Borrower or any of its Restricted Subsidiaries shall incur (x) any Indebtedness pursuant to Section 6.01(iii) (other than any Permitted Refinancing of Refinancing Notes) or (y) any other Indebtedness not permitted by Section 6.01 (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans as specified in Section 2.05(b)(v).
     (ii) If the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from any Asset Sale Prepayment Event, 100% of such Net Proceeds shall be applied within five Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.05(b)(v) below; provided that the Net Proceeds from Asset Sale Prepayment Events permitted by Section 6.05 (other than Specified Asset Sales to the extent necessary to satisfy the condition set forth in clause (ii) of the definition of Specified Asset Sales) shall not be required to be applied toward the prepayment of the Loans as provided herein on such date if and to the extent that (1) no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would immediately arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to or within five Business Days after the date of such Asset Sale Prepayment Event stating that such Net Proceeds shall be reinvested or committed to be reinvested in assets used or useful in the business of the Borrower or any Restricted Subsidiary or in Permitted Acquisitions in each case within 365 days following the date of such Asset Sale Prepayment Event (which certificate shall set forth the estimates of the proceeds to be so expended), and if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 365-day period (or if, prior to such 365th day, the Borrower or any such Subsidiary shall have entered into a binding agreement to so use any such Net Proceeds, within 180 days following the end of such 365-day period), such remaining portion shall be applied toward the prepayment of the Loans on the first Business Day to occur following such period; provided, further, if the Property subject to such Asset Sale Prepayment Event constituted Collateral under the Security Documents, then any assets purchased with the Net Proceeds thereof pursuant to this Section 2.05(b)(ii) shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Secured Parties, in accordance with Section 5.11; provided, further, notwithstanding the foregoing, no notice or officer’s certificate shall be required to be delivered in connection with any reinvestment hereunder if the ~~proceeds~~Net Proceeds of the Asset Sale Prepayment Event do not exceed $7.5 million; provided further that, subject to the second preceding proviso, it is hereby understood that Permitted Acquisitions funded with Net Proceeds shall constitute a reinvestment hereunder; provided, further that, the aggregate amount of Net Proceeds of Asset Sales made in reliance on Section 6.05(vii) that are reinvested pursuant to clause (2) of the first proviso above shall not exceed the Asset Sale Cap.
     (iii) If the Borrower or any of its Restricted Subsidiaries shall receive Net Proceeds from insurance or condemnation recoveries in respect of any Destruction or any Net Proceeds in

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respect of any Taking, 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.05(b)(v) below; provided, that (x) so long as no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that the Borrower has delivered an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) reinvest in other Property used or usable in the business of the Borrower or the Restricted Subsidiaries, in each case within 365 days following the date of the receipt of such Net Proceeds and (y) if all or in respect of Permitted Acquisitions any portion of such Net Proceeds not so applied as provided herein is not so used within 365 days (or if, prior to such 365th day, the Borrower or any such Subsidiary shall have entered into a binding agreement to so use any such Net Proceeds, within 180 days following the end of such 365-day period) after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the first Business Day to occur following such period toward the prepayment of the Loans; provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution Property purchased with the Net Proceeds thereof pursuant to this Section 2.05(b)(iii) shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Secured Parties, in accordance with Section 5.11; provided, further, notwithstanding the foregoing, no notice or officers’ certificate shall be required to be delivered in connection with any such reinvestment hereunder if the ~~proceeds~~Net Proceeds of the Destruction, Taking or other such events described in this clause, do not exceed $7.5 million; provided that, subject to the second preceding proviso, it is hereby understood that any Permitted Acquisitions made with Net Proceeds shall constitute a reinvestment hereunder.
     (iv) If there shall be Excess Cash Flow for any Excess Cash Flow Period, an amount equal to (a) the Excess Cash Flow Percentage of such Excess Cash Flow less (b) the sum of the aggregate amount of (x) voluntary prepayments of ~~the~~ Term Loans and (y) voluntary prepayments of the Revolving Credit Loans to the extent accompanied by permanent optional reductions of the Revolving Credit Commitments, in each case, made pursuant to Section 2.05(a) during such Excess Cash Flow Period, shall be applied, not later than 10 days after the date upon which the Borrower is required to deliver its annual audit report pursuant to Section 5.01(b), toward the prepayment of the Loans in accordance with Section 2.05(b)(v) below.
     (v) All mandatory prepayments made pursuant to this Section 2.05(b) shall be applied: first, to the remaining scheduled amortization payments of the Term Loans ~~pursuant to Section 2.06(c)~~of each Class, in direct order of maturity to installments payable during the 24 months following the date of prepayment; second, on a pro rata basis, to remaining scheduled amortization payments of the Term Loans ~~pursuant to Section 2.06(c)~~or each Class; third, to any outstanding Swingline Loans; and fourth, to any outstanding Revolving Credit Loans (but without a reduction of the Revolving Credit Commitments). Any repayment to be applied to the Loans of a Class pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the Loans of such Class.
     (vi) The Borrower shall prepay all Initial Term Loans that are not Converted Term Loans on the Amendment No.1 Effective Date.
     (c) Except as otherwise may be directed by the Borrower, any prepayment of Loans of any Class pursuant to Section 2.05(a) or (b) shall be applied, first, to, any Base Rate Loans of such Class then

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outstanding and the balance of such prepayment, if any, to the Eurodollar Loans of such Class then outstanding in a manner so as to minimize any breakage costs.
     (d) Repurchase of Term Loans.
     (i) Notwithstanding any other provision in this Agreement or any other Loan Document, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may at any time prepay Term Loans of any Class (each such prepayment, a “Permitted Loan Purchase”) pursuant to the procedures described in this Section 2.05(d). In connection with any Permitted Loan Purchase, the Borrower will provide written notice to the Administrative Agent (each, a “Permitted Purchase Option Notice”) that the Borrower desires to prepay Term Loans of a specified Class in an aggregate principal amount specified by the Borrower (each, a “Permitted Loan Purchase Amount”), which principal amount shall be not less than $10.0 million in the aggregate, in each case at a discount as specified below; provided that (I) after giving pro forma effect to such prepayment, the Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries would exceed the outstanding amount of Swingline Loans and Revolving Credit Loans, (II) after giving effect to each purchase the Borrower is in compliance, on a Pro Forma Basis, with the ~~covenants~~covenant set forth in Section 6.12 ~~and 6.13~~ as at the date of the last ended Test Period, (III) at the time of delivery of the Permitted Purchase Option Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (IV) prior to providing a Permitted Purchase Option Notice, the Borrower shall have discussed the same with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Permitted Loan Purchase shall not be deemed to be a “distressed exchange,” (V) at the time of consummation of each Permitted Loan Purchase, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Permitted Loan Purchase shall be deemed to be a “distressed exchange,” and (VI) at the time of each Permitted Loan Purchase, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying as to compliance with the preceding clauses (I) through (V). The Permitted Purchase Option Notice shall further specify with respect to the proposed Permitted Loan Purchase: (I) the Permitted Loan Purchase Amount, (II) a discount range selected by the Borrower with respect to such proposed Permitted Loan Purchase equal to a percentage of par of the principal amount of the Term Loans of the specified Class (the “Discount Range”), which shall reflect a discount to par of at least 5%, and (III) the date by which the Lenders are required to indicate their election to participate in such proposed Permitted Loan Purchase, which shall be no earlier than three Business Days and no later than five Business Days following the date of the Permitted Purchase Option Notice (“Acceptance Date”). The failure of any Lender to indicate its election to participate in such proposed Permitted Loan Purchase shall be deemed an express election by such Lender to not participate in such proposed Permitted Loan Purchase.
     (ii) Upon receipt of any Permitted Purchase Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender may (but shall not be required to) specify by written notice substantially in the form of Exhibit M hereto (each, a “Lender Participation Notice”) to the Administrative Agent (I) a discount to par (the “Acceptable Discount”) within the Discount Range and (II) a principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the specified Class held by such Lender that such Lender is willing to permit to be prepaid pursuant to a Permitted Loan Purchase (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans of such Class specified by the Lenders in the applicable

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Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, will determine the clearing discount (the “Applicable Discount”) for the Permitted Loan Purchase which will be the lowest Acceptable Discount within the Discount Range at which the Borrower can prepay the Permitted Loan Purchase Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that if such Permitted Loan Purchase Amount cannot be prepaid in full at any Acceptable Discount (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount), the Applicable Discount shall be the highest Acceptable Discount specified by the Lenders that is within the Discount Range specified by the Borrower. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Permitted Loan Purchase and have Qualifying Loans (as defined below).
     (iii) The Borrower shall make a Permitted Loan Purchase by prepaying those Term Loans (or the respective portions thereof) of the applicable Class offered by the Lenders that specify an Acceptable Discount that is equal to or higher than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that (I) if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Permitted Loan Purchase Amount for such Permitted Loan Purchase, the Borrower shall prepay such Qualifying Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent) and (II) in the event that the Qualifying Loans are less than the Permitted Loan Purchase Amount, the Borrower shall only be permitted to make a Permitted Loan Purchase to the extent the principal amount of such Qualifying Loans equals or exceeds $10.0 million in the aggregate. Each Permitted Loan Purchase shall be made within five Business Days of the date of determination of the Applicable Discount, without premium or penalty, upon irrevocable notice (each a “Permitted Loan Purchase Notice”), delivered to the Administrative Agent no later than 2:00 p.m., New York City time, three Business Days prior to the date of such Permitted Loan Purchase, which notice shall specify the date and amount of the Permitted Loan Purchase and the Applicable Discount. Upon receipt of any Permitted Loan Purchase Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Permitted Loan Purchase Notice is given, the Borrower shall be obligated to prepay the Qualifying Loans subject thereto for the amount specified in such notice from the applicable Lenders on the date specified therein, together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.
     (iv) To the extent not expressly provided for herein, each Permitted Loan Purchase shall be consummated pursuant to the procedures established by the Administrative Agent acting in its sole reasonable discretion.
     (v) Prior to the delivery of a Permitted Loan Purchase Notice, upon written notice to the Administrative Agent, (I) the Borrower may withdraw its offer to make a Permitted Loan Purchase pursuant to any Permitted Purchase Option Notice and (II) any Lender may withdraw its offer to participate in a Permitted Loan Purchase pursuant to any Lender Participation Notice.
     (vi) Any Term Loans prepaid pursuant to a Permitted Loan Purchase shall be cancelled and shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding.

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     SECTION 2.06. Repayment of Loans; Evidence of Debt.
     (a) The Borrower shall repay to the Revolving Credit Lenders on the Revolving Loan Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the Revolving Loan Maturity Date.
     (c) Subject to reduction as provided in Section 2.05, the Borrower shall repay to the Term-1 Lenders on each March 31, June 30, September 30 and December 31 of each year (beginning on ~~June 30, 2010~~March 31, 2011) (each such date, an “Installment Payment Date”), an amount equal to the original principal amount of the Term-1 Loans borrowed hereunder on the Amendment No. 1 Effective Date multiplied by 0.25% with the remainder due and payable on the Term-1 Loan Maturity Date. Each such repayment shall be applied on a pro rata basis to the Term-1 Loans of each Term-1 Lender.
     (d) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (e) In addition to the accounts and records referred to in Section 2.06(d), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     SECTION 2.07. Interest Rates and Payment Dates; Default Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan of any Class shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate with respect to Eurodollar Loans of such Class; (ii) each Base Rate Loan of any Class (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans of such Class; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans that are Revolving Credit Loans.

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     (b) If any amount of principal of any Loan or any other amount due hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     SECTION 2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by DBTCA’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender, a commitment fee equal to 0.75% per annum times the actual average daily amount by which the Revolving Credit Commitment of such Lender exceeds the Outstanding Amount of such Lender’s Revolving Credit Loans and such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations (but excluding, for the avoidance of doubt, the Swing Line Loans) (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender during any period that it is a Defaulting Lender until such time as such failure has been cured (as determined by the Administrative Agent and the Borrower). The Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period. The Commitment Fees shall be calculated quarterly in arrears.
     (b) Other Fees.
     (i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times otherwise agreed in writing between the Administrative Agent and the Borrower. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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     (ii) The Borrower shall pay to the Arrangers such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (c) Closing Fees. The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement on the Effective Date, as fee compensation for the funding of such Lender’s Term Loan and making of such Lender’s Revolving Credit Commitment, a closing fee (the “Closing Fee”) in an amount equal to (x) 2.25% of the stated principal amount of such Lender’s Revolving Credit Commitment on the Effective Date and (y) 0.50% of the stated principal amount of such Lender’s Term Loan made on the Effective Date. Such Closing Fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.
     SECTION 2.10. Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Revolving Credit Exposure would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Aggregate Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any notice of termination of Revolving Credit Commitments under this Section 2.10 not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Aggregate Commitments, which refinancing shall not be consummated or shall otherwise be delayed. Unless previously terminated, the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date. The Borrower may, upon notice to the Administrative Agent, terminate or permanently reduce the Revolving Credit Commitments of any Impacted Lender in whole or in part, if no Revolving Loans are then outstanding to the extent the aggregate remaining Revolving Credit Commitments would be at least equal to the aggregate Revolving Credit Exposure.
     SECTION 2.11. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:
     (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Eurodollar Borrowing for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Requisite Lenders that the LIBO Rate determined or to be determined for such Interest Period for such Eurodollar

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Borrowing will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to the Borrower and the Lenders promptly after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.02 or (y) made pursuant to a Borrowing Notice, and shall be continued or made as Base Rate Loans, as the case may be.
     SECTION 2.12. Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars (which, in the case of any reimbursement of a drawing under a Letter of Credit made in an Alternative Currency, shall be the Dollar Equivalent of the Alternative Currency in which the such Letter of Credit is denominated) and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its share of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; except that this sentence shall not apply to payments required to be made on the Maturity Date.
     (b) Subject to Section 2.11, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay such corresponding amount to the Administrative Agent within one Business Day of demand therefor. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.07, for the respective Loans.
     (c) Funding by Lenders; Presumption by Administrative Agent.

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     (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and Section 2.02, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith promptly upon, but in any event within one Business Day of, demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall make such amount available to the Borrower under this Section 2.12(c)(i). Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender, without interest.

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     (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.05(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.05(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     SECTION 2.13. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
     SECTION 2.14. Increased Costs; Reserves on Eurodollar Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.14(e)) or any Issuer;
     (ii) subject any Lender or any Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or such Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 (for the avoidance of doubt, no duplication of the Borrower’s obligation under Section 2.15 with respect to Indemnified Taxes or Other Taxes is intended under this clause (ii)) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuer); or

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     (iii) impose on any Lender or such Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuer, the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any Issuer determines that any Change in Law affecting such Lender or such Issuer or any lending office of such Lender or such Lender’s or Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuer’s capital or on the capital of such Lender’s or Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or a Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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     (e) Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
     SECTION 2.15. Taxes.
     (a) Unless required by applicable law (as determined in good faith by the applicable withholding agent), any and all payments by any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes (including reasonable expenses) arising therefrom or with respect thereto, but excluding (i) taxes imposed on or measured by the recipient’s net income or net profits (including branch profits or similar taxes imposed in lieu of net income taxes), and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office, (ii) any U.S. federal withholding taxes imposed on amounts payable to a Lender under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an assignee, the date of the relevant Assignment and Assumption, but not excluding U.S. federal withholding taxes to the extent that its assignor was entitled at the date of the Assignment and Assumption to receive additional amounts from the Borrower with respect to such U.S. federal withholding taxes), but not excluding any U.S. federal withholding taxes payable as a result of any change in such laws occurring after the date such Lender becomes a party hereto (or the date of such Assignment and Assumption), and (iii) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.15(e) (such non-excluded items being called “Indemnified Taxes”). In the event that any withholding or deduction from or in respect of any payment under any Loan Document is required in respect of any Indemnified Taxes or Other Taxes pursuant to any applicable law then (i) the applicable withholding agent shall make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) the applicable withholding agent, if it is not the Administrative Agent, shall promptly forward to the Administrative Agent at its address referred to in Section 9.01 documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) the relevant Loan Party shall pay to the Administrative Agent for the account of the Lenders and the Agents such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.15), will equal the full amount such Lender or Agent (as the case may be) would have received had no such withholding or deduction been required.
     (b) In addition, the Borrower will, and will cause each relevant Loan Party to, pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar Taxes, charges or similar levies of any jurisdiction, and all liabilities (including for reasonable expenses) arising therefrom or with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

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     (c) Without duplication of amounts paid by the Borrower under Section 2.15(a) and Section 2.15(b), the Borrower will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and each Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or Agent (as the case may be) and any liability (including for reasonable and documented expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 20 days after the date such Lender or Agent (as the case may be) makes written demand therefor. Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error. The Borrower or other relevant Loan Party shall not be obligated to make a payment to any Lender or Agent pursuant to this Section 2.15 in respect of any penalties, interest and other liabilities attributable to any Indemnified Taxes and Other Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender or Agent. After a Lender or an Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this Section, such Lender or Agent will act in good faith to promptly notify the Borrower (or other relevant Loan Party) of its obligations thereunder; provided, that the failure to provide such notice shall not relieve the Borrower (or other relevant Loan Party) of such party’s obligation to indemnify such Lender or Agent pursuant to this Section 2.15. For purposes of this Section 2.15, a distribution hereunder by the Administrative Agent to or for the account of any Lender or Agent shall be deemed a payment by the Borrower or such other relevant Loan Party.
     As soon as practical after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party pursuant to this Section 2.15, the Borrower will, or will cause the relevant Loan Party to, furnish to the Administrative Agent, at its address referred to in Section 9.01, evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower or other relevant Loan Party fails to remit to the Administrative Agent, for the account of the respective Lenders and Agents, such documentary evidence, the Borrower shall indemnify the Lenders and Agents for any incremental Taxes or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or Agent as a result of any such failure.
     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, each Agent and each Lender contained in this Section 2.15 shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Each Lender shall (x) prior to the date hereof in the case of each Lender that is a signatory hereto (or the date of Assignment and Assumption in the case of a Person that becomes a Lender after the date hereof) and (y) at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

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     Without limiting the generality of the foregoing:
     (i) Each Lender that is a Domestic Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
     (ii) Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
     (A) two duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;
     (B) two duly completed and executed original copies of Internal Revenue Service Form W-8ECI (or any successor forms);
     (C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K~~-~~-1, or any other form approved by the Administrative Agent and the Borrower, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed and executed original copies of Internal Revenue Service Form W-8BEN (or any successor form);
     (D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, certificate in substantially the form of Exhibit N-2, N-3 or N-4 (as applicable), Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, a certificate in substantially the form of Exhibit N-2 shall be provided by such Lender on behalf of such beneficial owner(s)); or
     (E) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
     Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish

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such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.
     Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
     Each Agent will, from time to time, provide any forms or documentation reasonably requested by the Borrower to determine whether any amounts payable to such Agent in its own capacity are subject to any Tax withholding (and, if so, at what rate); provided that no Agent shall be required to provide any forms or documentation that such Agent is not legally eligible to provide.
     (f) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid additional amount pursuant to this Section 2.15, it shall pay over such refund within 30 days of its receipt thereof to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other relevant Loan Party under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     (g) For purposes of this Section 2.15, “Lender” shall include any Issuer.
     SECTION 2.16. Compensation for Lender Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.18;

excluding any loss of anticipated profits and including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

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     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded and provided that amounts payable under this Section 2.16 shall be calculated without regard to clause (y) of the definition of “LIBO Rate”.
     SECTION 2.17. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.13, 2.14 and 2.15 with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.13, 2.14 and 2.15.
     SECTION 2.18. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall, unless the Lenders entitled to such payment have waived in writing this Section 2.18 in respect of such payment, (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (after giving effect to any amendment hereto consented to by the Requisite Lenders so long as such amendment does not provide for a distribution of proceeds from the exercise of remedies (including any such set-off or counterclaim) following an Event of Default that is inconsistent with Section 7.04), including without limitation Section 2.05(d) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant (including, if consented to by the Requisite Lenders, any assignment to the Borrower or its Affiliates).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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     SECTION 2.19. Replacement of Lenders Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Sections 2.14 or 2.18, or the Borrower shall be required to make additional payments to any Lender under Section 2.15 (each, an “Increased Cost Lender”) or (b) subject to the terms and conditions of Section 9.08(f), in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof described in Section 9.08(f) with respect to which the consent of the Requisite Lenders is obtained but the required consent of such Lender is not obtained (such Lender, a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender and each such Non-Consenting Lender (each, a “Terminated Lender”), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld), and such Terminated Lenders hereby agree to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrower shall pay to each affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest and fees accrued to the date of payment on the Revolving Credit Commitment, Loans and participations in Letters of Credit made by such Terminated Lender and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder. Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Terminated Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
     SECTION 2.20. Notice of Certain Costs. Notwithstanding anything to the contrary contained in Sections 2.14 or 2.15 of this Agreement, to the extent any notice required by Sections 2.14 or 2.15 is given by any Lender more than 270 days after such Lender has actual knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.14 or 2.15 for any such amounts incurred or accruing prior to the 271st day prior to the giving of such notice to the Borrower (except that, if the circumstances giving rise to such claim are retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
     SECTION 2.21. Increase in Commitments.
     (a) Incremental Credit Extensions. The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”), or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase” together with any Incremental Term Loans, referred to herein as an “Incremental Facility”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event

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of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with ~~each of~~ the ~~covenants~~covenant set forth in ~~Sections~~Section 6.12 ~~and 6.13~~ determined on a Pro Forma Basis as of the last day of the most recently completed Test Period. Each Incremental Facility shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans borrowed following the Amendment No. 1 Effective Date shall not exceed ~~$300,000,000~~the Maximum Incremental Term Loan Facilities Amount and the aggregate amount of the Revolving Commitment Increase shall not exceed $~~100,000,000.~~200,000,000.
     (b) Incremental Term Loans. The Incremental Term Loans: (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term-1 Loans; (ii) shall mature on such date and amortize on such schedule as each may be agreed by the Borrower and the Lenders providing such Incremental Term Loan, provided that no Incremental Term Loan shall mature earlier than the Term-1 Loan Maturity Date and each Incremental Term Loan shall have a Weighted Average Life to Maturity that is no shorter than the then remaining Weighted Average Life to Maturity of the Term-1 Loans; (iii) except as set forth above, shall be treated substantially the same as the Term-1 Loans (in each case, including with respect to mandatory and voluntary prepayments); (iv) shall bear a rate of interest, OID (as defined below) and initial fees as agreed by the Borrower and the Lenders providing such Incremental Term Loan, provided that if the initial yield on any Incremental Term Loan (as reasonably determined by the Administrative Agent and the Borrower to be equal to the sum of (x) the margin above the LIBO Rate on such Incremental Term Loans, (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so but excluding any arrangement ~~fees not paid to the Lenders thereof generally~~, underwriting, documentation and similar fees and (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “OID”), the amount of such OID (based on an assumed four year weighted average life) and (z) any minimum LIBO rate applicable to such Incremental Term Loans, the “Incremental Yield”) exceeds the initial yield on the Term ~~Loans~~-1 Loans (as adjusted by any prior increase pursuant to this subclause (b)) by more than 50 basis points (taking into account the same factors in making the determination of the yield on the Incremental Term Loans and assuming a weighted average life of four years; the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Rate then in effect for Term-1 Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans; and (v) except as provided in clauses (ii) and (iv) above, the terms and conditions applicable to Incremental Term Loans shall not be materially more restrictive on the Borrower than those of the Term-1 Loans. Subject to the limitations in this clause (b) and any applicable limitations in Section 6.10, Incremental Term Loans may be issued in exchange for other Indebtedness of the Borrower and its Restricted Subsidiaries.
     (c) ~~(c)~~ Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Borrower and the Administrative Agent and, in the case of a Revolving Commitment Increase, each Issuer and Swing Line Lender shall have consented (such consents not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, as applicable. Commitments in respect of Incremental Facilities shall become effective pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed

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by the Borrower, each Lender agreeing to provide such Incremental Facilities, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Effective Date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.
     (d) ~~(d)~~ The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases and Letters of Credit issued pursuant to the Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees in writing. Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Revolving Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
     (e) ~~(e)~~ If the Borrower enters into a Replacement Revolving Credit Facility pursuant to Section 9.08(j), the provisions of Section 2.21(a), permitting a Revolving Commitment Increase, shall be available with respect to such Replacement Revolving Credit Facility.
     (f) ~~(f)~~ Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.08 to the contrary.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, the Borrower hereby makes the representations and warranties set forth in this Article III on and as of the Effective Date, on the date of each Credit Extension and on and as of each other date as may be required hereunder:
     SECTION 3.01. Organization, etc.

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~~.~~(a) Each Loan Party and each of its Restricted Subsidiaries is a corporation or other form of legal entity, duly organized or incorporated, as the case may be, and validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation, as the case may be, except, in the case of a Non-Guarantor Restricted Subsidiary, to the extent the failure to be so organized or incorporated, existing and in good standing could not reasonably be expected to have a Material Adverse Effect; (b) each Loan Party and each of its Restricted Subsidiaries, except in the case of any Immaterial Restricted Subsidiary, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and operate its Property or hold under lease its Property operated under lease; (c) each Loan Party and each of its Restricted Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company, foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (d) each Loan Party has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, enter into and perform its obligations under each Loan Document to which it is a party; and (e) each Loan Party and each of its Restricted Subsidiaries has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, own or hold under lease its Property and to conduct its business as currently conducted by it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.02. Due Authorization, Non-Contravention, etc.
     The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (including the execution, delivery and performance by the Borrower of this Agreement), the borrowing of the Loans and the use of the proceeds thereof are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company, partnership or comparable and, if required, stockholder, action, as the case may be, and do not and will not:
     (a) contravene the Organizational Documents of any Loan Party or any of its respective Restricted Subsidiaries;
     (b) contravene any material Requirement of Law;
     (c) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default or event of default or an acceleration of any rights or benefits under, any Material Indebtedness or any other indenture, agreement or other instrument binding upon any Loan Party or any of its respective Restricted Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; or
     (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party, except Liens created under the Loan Documents and Permitted Liens.
     SECTION 3.03. Government Approval, Regulation, etc.
     No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery or performance by any Loan Party of any Loan Document (including the due execution, delivery and performance by the

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Borrower of this Agreement), the borrowing of the Loans except such as have been obtained or made and are in full force and effect and except the filings necessary to perfect Liens under the Security Documents referred to in Section 3.20. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.04. Validity, etc. Each Loan Document delivered on the Effective Date has been duly executed and delivered by each Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof by such Loan Party, constitute, the legal, valid and binding obligation of each such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.05. Financial Information.
     (a) The consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flow, as of and for the 2007, 2008 and 2009 Fiscal Years, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP except to the extent provided in the notes to said financial statements, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.
     (b) The unaudited interim consolidated balance sheets of the Borrower and its Subsidiaries and the related unaudited interim consolidated statements of income, stockholders’ equity and cash flow, as of and for the Fiscal Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements, and on a basis consistent with audited financial statements referred to in Section 3.05(a), and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of certain notes).
     (c) As of the Effective Date, except as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05, none of the Borrower or its Restricted Subsidiaries has any material Indebtedness, accrued, contingent, absolute, determined, determinable or other liabilities or unrealized losses.
     SECTION 3.06. No Material Adverse Effect. Since December 31, 2009, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

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     SECTION 3.07. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding affecting the Borrower or any of its Restricted Subsidiaries, or any of their respective operations, properties, businesses or assets or the ability of the parties to consummate the transactions contemplated hereby, (i) which has a reasonable likelihood of adverse determination and, if determined adversely, in the case of the Borrower and its Restricted Subsidiaries, could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or any of the other transactions contemplated hereby or thereby.
     SECTION 3.08. Compliance with Laws and Agreements. None of the Loan Parties or any of their respective Restricted Subsidiaries has violated, is in violation of or has been given written notice of any violation of any Requirement of Law (other than Environmental Laws, which are the subject of Section 3.14) or has violated, is in violation of or default under, or has been given written notice of any violation of or default under, any and all indentures, agreements and other instruments binding upon it or its property, except, in each case, for any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     SECTION 3.09. Ownership of Subsidiaries.
     (a) As of the Effective Date, Schedule 3.09(a) sets forth the legal name and jurisdiction of organization of, the number of each class of authorized Equity Interests of, the number of each class of outstanding Equity Interests of, and the number of Equity Interests covered by outstanding options, warrants, rights of conversion or purchase and similar rights in respect of such Equity Interests of each Subsidiary of the Borrower and identifies each Subsidiary that is a Loan Party and each Subsidiary that is an Excluded Subsidiary, in each case as of the Effective Date. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and, except as set forth on Schedule 3.09(a), other than the Equity Interests of the Borrower, are owned by the Borrower, directly or indirectly through Wholly Owned Restricted Subsidiaries.
     (b) As of the Effective Date, except as set forth on Schedule 3.09(b), all Equity Interests of each Restricted Subsidiary (other than Loan Parties) are duly and validly issued and are fully paid and non-assessable (to the extent applicable) and are owned by the Borrower or directly or indirectly through Wholly Owned Restricted Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under any Security Document. The Equity Interests of each Restricted Subsidiary held, directly or indirectly, by the Borrower are owned, directly or indirectly, by the Borrower free and clear of all Liens other than Liens permitted by Section 6.02. There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of the Borrower or its Restricted Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, or that require the issuance or sale of any such Equity Interests, except as set forth on Schedule 3.09(b).
     (c) Other than consents which have been obtained and are in full force and effect, as of the Effective Date, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under

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the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof, the failure to obtain would reasonably be expected to cause a Material Adverse Effect.
     SECTION 3.10. Ownership of Properties.
     (a) Each of the Borrower and its Restricted Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material Properties (including all Mortgaged Properties) except for minor defects in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted at such Property or to utilize each Property for its intended purpose. All such Properties are free and clear of Liens, other than Permitted Liens. The property of the Borrower and its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) in all material respects and (ii) except as could not reasonably be expected to have a Material Adverse Effect, constitutes all the property which is required for the business and operations of the Borrower and its Restricted Subsidiaries as presently conducted. As of the Effective Date, except as set forth on Schedule 3.10(a), no Loan Party is obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any material Properties. The representations and warranties set forth in this Section 3.10(a) shall not apply to Intellectual Property, the representations and warranties of which are addressed separately in Section 3.11.
     (b) As of the Effective Date, Schedule 3.10(b) contains a true and complete list of each parcel of Real Property owned by any Loan Party with a fair market value in excess of $5,000,000 as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $100,000 (the “Leased Real Property”), as of the date hereof and describes the type of interest therein held by such Loan Party..
     (c) As of the Effective Date, each of the Borrower and its Restricted Subsidiaries has complied with all obligations under all leases with respect to the Leased Real Property to which it is a party, and all such leases are in full force and effect, and no default by any Loan Party to such leases (and to the knowledge of the applicable Loan Party, by any other party thereto) exists, except such noncompliance, failure to be in full force and effect and defaults which could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, each of the Borrower and its Restricted Subsidiaries enjoys in all material respects peaceful and undisturbed possession under all such leases.
     (d) As of the Effective Date, no Loan Party or any of its respective Restricted Subsidiaries has received any written notice of, or has any actual knowledge of, any pending or contemplated Taking affecting all or any portion of its Property or any sale or disposition thereof in lieu of a Taking that would reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) unless flood insurance available under the National Flood Insurance Act of 1968 has been obtained in accordance with Section 5.04.

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     SECTION 3.11. Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property necessary for the present conduct of its business, except for those the failure to own or license or otherwise have the right to use, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is now pending by any Person challenging the Borrower’s or any of its Restricted Subsidiaries’ use of any Intellectual Property, or the validity of any Intellectual Property owned by the Borrower or its Restricted Subsidiaries, nor does the Borrower or any Restricted Subsidiary know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each of the Borrower and its Restricted Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.12. Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has (a) timely filed (subject to any applicable extensions) all federal, state, local and foreign income and franchise Tax Returns and all other Tax Returns required to have been filed by it and all such Tax Returns are true and correct and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any such Tax Return) due and payable, collectible or remittable by it (including in the capacity of a withholding agent) and all assessments received by it, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Borrower or its Restricted Subsidiary in accordance with GAAP. Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable. None of the Borrower or any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.
     SECTION 3.13. Pension and Welfare Plans.
     (a) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Pension Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect.
     (b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with applicable Requirements of Law, and (ii) neither the Borrower nor any of its Restricted Subsidiaries has incurred or is reasonably expected to incur any obligation (whether direct, indirect, actual or contingent) in connection with the termination of or withdrawal from any Foreign Plan.
     SECTION 3.14. Environmental.

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     (a) Except as set forth on Schedule 3.14 or except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all facilities and property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.
     (b) There are no pending or threatened (in writing):
     (i) Environmental Claims received by the Borrower or any of its Restricted Subsidiaries, or
     (ii) written claims, complaints, notices or inquiries received by the Borrower or any of its Restricted Subsidiaries regarding Environmental Liability, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (c) There have been no Releases of Hazardous Materials at, on, under or from any property or facility now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.
     (d) The Borrower and its Restricted Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits and except for any such failure to obtain, comply, or maintain in effect which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (e) No property now or, to any Loan Party’s knowledge previously, owned, leased or operated by the Borrower or any of its Restricted Subsidiaries is listed or, to any Loan Party’s knowledge, proposed (with respect to owned property only) for listing (i) on the National Priorities List pursuant to CERCLA or (ii) on the CERCLIS or on any similar list of sites requiring investigation or clean-up, which, in each of the foregoing cases, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge previously, owned or leased by the Borrower or any of its Restricted Subsidiaries that could result in liabilities under Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (g) Neither the Borrower nor any of its Restricted Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list or which transportation could reasonably be expected to lead to any Environmental Claim against the Borrower or such Restricted Subsidiary which listing, proposed listing or Environmental Claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (h) Except for Permitted Liens, no Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by the Borrower or its Restricted Subsidiaries.

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     (i) Neither the Borrower nor any of its Restricted Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Restricted Subsidiaries assumed by contract, agreement or operation of law, any Remedial Action or other obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (j) There are no polychlorinated biphenyls or friable asbestos present at any property or facility owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (k) No Person with an indemnity or contribution obligation to the Borrower and its Restricted Subsidiaries relating to compliance with or liability under Environmental Laws is in default with respect to such obligation, except such defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (l) To the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or against any Person whose liability for any Environmental Claim the Borrower or any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law, which Environmental Claim, costs or liabilities could reasonably be expected to have a Material Adverse Effect.
     (m) The Borrower and its Restricted Subsidiaries have made available to the Lenders information and documents concerning compliance with or potential liability under Environmental Laws, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Borrower and its Restricted Subsidiaries sufficient to enable a fair and accurate review and assessment of such matters which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.15. Federal Reserve Regulations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U). The Loans, the use of the proceeds thereof, this Agreement, the pledge of the Pledged Securities pursuant to the Security Documents and the other transactions contemplated hereby will not result in a violation of any provision of the regulations of the Board of Governors, including Regulation U and Regulation X.
     SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements.
     (a) Neither this Agreement nor any other material document, certificate or written data furnished (taken as a whole and when furnished) to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including the Information Memorandum and the Projected Financial Statements) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not (taken as a whole and when furnished) materially misleading, in light of the circumstances under which they were made;

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provided that to the extent this or any such document, certificate or data (including the Information Memorandum and the Projected Financial Statements) was based upon or constitutes a forecast, forward-looking statement or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by management of the Loan Parties to be reasonable at the time made. The Administrative Agent and the Lenders understand, however, that forecasts, forward-looking statements and projections as to future events are subject to significant uncertainties and contingencies which may be beyond the Borrower’s and/or its Subsidiaries’ control and are not to be viewed as representations with respect to future performance and no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and that the actual results during the period or periods covered by the forecasts, forward-looking statements or projections may differ from the projected results and that such difference may be material.
     (b) The Borrower has heretofore furnished to the Administrative Agent pro forma consolidated income statement projections for the Borrower and its Restricted Subsidiaries, pro forma consolidated balance sheet projections for the Borrower and its Restricted Subsidiaries, and pro forma consolidated cash flow projections for the Borrower and its Restricted Subsidiaries through the 2014 Fiscal Year, which shall be prepared on a quarterly basis through the 2011 Fiscal Year and annually thereafter (the “Projected Financial Statements”), which give effect to the Refinancing and all Indebtedness and Liens incurred or created in connection with the Refinancing, and have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower on the date hereof and on the Effective Date to be reasonable. Notwithstanding anything contained herein to the contrary, it is hereby understood by the Administrative Agent and each Lender that (i) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
     SECTION 3.17. Insurance. Set forth on Schedule 3.17 is a summary of all material insurance policies maintained by the Borrower and each of its Restricted Subsidiaries as of the Effective Date and such insurance policies constitute all insurance policies required to be maintained pursuant to the Security Documents as of the Effective Date. The material insurance policies maintained by the Borrower and its Restricted Subsidiaries (a) are in full force and effect, and all premiums thereon have been duly paid to the extent due and neither the Borrower nor any of its Restricted Subsidiaries has received any notice of cancellation or material violation thereof or if otherwise in default thereunder, and the use, occupancy and operation of the property covered thereby comply in all material respects with all applicable provisions thereof, in each case, as of the Effective Date, (b) are maintained with financially sound and responsible insurance companies, and (c) cover all properties material to the business of the Borrower and its Restricted Subsidiaries against such casualties and contingencies and of such types, and in such amounts, as are customary in the case of similar businesses of similar size operating in the same or similar locations.
     SECTION 3.18. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of

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the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary.
     SECTION 3.19. Solvency. Immediately following the making of the Loans on the Effective Date and after giving effect to the application of the proceeds of such Loans, and immediately after the consummation of the Refinancing on the Effective Date, (a) the fair value of the properties of the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, does not intend to, and does not believe that it or its Restricted Subsidiaries (on a consolidated basis with the Borrower) will, incur debts or liabilities beyond the ability of the Borrower (individually) and its Restricted Subsidiaries (on a consolidated basis with the Borrower) to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, individually, and the Borrower on a consolidated basis with its Restricted Subsidiaries, will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
     SECTION 3.20. Security Documents.
     (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent and appropriate filings have been made in accordance with the applicable UCC (and any such foreign filings necessary with respect to pledge entities organized outside the United States), the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the pledgor thereunder in such Collateral to the extent such Liens and security interests can be perfected by filing and by possession.
     (b) (i) The Security Agreement, each Non-U.S. Security Agreement and each Non-U.S. Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral referred to therein and (ii) when (1) financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate dated the Effective Date, (2) filings in appropriate form are filed with the United States Patent and Trademark Office and the United States Copyright Office, (3) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement, such Non-U.S. Security Agreement or such Non-U.S. Pledge Agreement, as the case may be), and (4) any necessary filings, registrations and other actions required under local law with respect to perfection in connection with each Non-U.S. Pledge Agreement, each of the Security Agreement, each Non-U.S. Security Agreement and each Non-U.S. Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Collateral to the extent such

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Liens and security interests can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
     (c) When the filings in clause (b)(ii)(2) above are made in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the United States in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect Liens on Intellectual Property acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.
     (d) Each Mortgage executed and delivered to the Collateral Agent to secure the Obligations as of the Effective Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, subject to the exceptions listed in each title insurance policy covering each such Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on and security interests in all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties as described therein and the proceeds thereof, and when such Mortgages are recorded in the applicable office of each political subdivision where each such Mortgaged Property is situated, such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.
     (e) Each Security Document (other than any Mortgage) delivered pursuant to Sections 5.11, 5.12, 5.15 and 5.16 will, upon execution and delivery thereof and the filings set forth therein and in this Section 3.20, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral to the extent the actions required by the Loan Documents are effective to create and perfect such security interests thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document, except as directed by the Collateral Agent or the Administrative Agent), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.
     SECTION 3.21. Anti-Terrorism Laws.
     (a) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 (collectively, “Anti-Terrorism Laws”).

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     (b) None of the Loan Parties or their respective Subsidiaries and, to the knowledge of any Loan Party, none of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
     (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or the purpose of attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     SECTION 3.22. Status as Senior Debt. The Loan Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of all outstanding Subordinated Debt Documents.
ARTICLE IV
CONDITIONS
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans on the Effective Date are subject, at the time of the making of such Loans, to satisfaction or waiver of the following conditions on or prior to the Effective Date:
     (a) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

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     (b) The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Loan Party party thereto, and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.
     (c) The Administrative Agent shall have received from the Borrower a Closing Certificate, dated the Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower.
     (d) The Administrative Agent shall have received:
     (A) a certificate of the secretary, assistant secretary or managing director (where applicable) or other authorized officer of each Loan Party dated the Effective Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent customary in the applicable state) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect and (iii) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary, managing director or other authorized officer executing the certificate in this clause (A)); and
     (B) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of such Loan Party’s jurisdiction of organization.
     (e) The Administrative Agent shall have received from Kirkland & Ellis LLP, special counsel to the Loan Parties, a customary written opinion addressed to each Agent and the Lenders and dated the Effective Date, in form reasonably satisfactory to such Agent.
     (f) [Reserved].
     (g) The Arrangers shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Lenders at least two Business Days prior to the Effective Date in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), including the information described in Section 9.19.
     (h) The Administrative Agent shall have received the audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower described in Section 3.05.
     (i) The Collateral Agent shall have received evidence and be reasonably satisfied that the insurance required by Section 5.04 and the Security Documents is in effect in form and substance reasonably satisfactory to the Collateral Agent.

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     (j) The Administrative Agent shall have received Notes signed on behalf of the Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Effective Date.
     (k) The Administrative Agent shall have received certificates of the chief financial officer of the Borrower, substantially in the form of Exhibit L, confirming the solvency of the Borrower (individually and on the consolidated basis with its Restricted Subsidiaries) after giving effect to the Refinancing.
     (l) Except as set forth on Schedule 5.16(a), the Administrative Agent shall have received reasonably satisfactory evidence that substantially concurrently with the initial borrowings under this Agreement all indebtedness under the Existing Credit Agreements shall be repaid, all commitments thereunder shall have terminated and all security interests thereunder shall have been released.
     (m) The Administrative Agent shall have received all fees payable to the Administrative Agent, any of the Arrangers or any of the Lenders on or prior to the Effective Date and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (n) The Administrative Agent shall have received subordination agreements in form and substance reasonably satisfactory to it covering all Intercompany Notes or other obligations owed by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party.
     (o) Except for those items required to be delivered pursuant to Schedule 5.16(a), the Collateral Agent shall have received (i) counterparts of the Security Agreement signed by each Loan Party party thereto and (ii) counterparts of the Pledge Agreement signed by each Loan Party party thereto and covering pledges of 100% of the Equity Interests held by such Loan Parties in all of their Restricted Subsidiaries (other than Excluded Subsidiaries) and all their Non-U.S. Restricted Subsidiaries that are Subsidiary Guarantors, 65% of the Equity Interests held by such Loan Parties in all of their “first tier” Non-U.S. Restricted Subsidiaries (other than Excluded Subsidiaries described in clauses (a), (b), (e), (f) and (g) of the definition thereof) and other Equity Interests held by such Loan Parties (excluding Equity Interests in Excluded Joint Ventures held by such Loan Parties), other than any Equity Interests of such Subsidiaries pledged pursuant to Non-U.S. Pledge Agreements, together with the following in form and substance reasonably satisfactory to the Collateral Agent:
     (A) to the extent certificated or in bearer form, certificates representing all Pledged Securities (and in the case of certificates representing Equity Interests in Non-U.S. Subsidiaries, to the extent permitted to leave the jurisdiction of formation of such Non-U.S. Subsidiary) or bearer form securities, together with executed and undated stock powers and/or assignments in blank (if applicable);
     (B) all endorsements and certificates of insurance required under this Agreement;
     (C) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic, local and foreign laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s reasonable discretion, to grant to the Collateral Agent perfected Liens on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

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     (D) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document and delivery and recordation, if necessary, of such other security and other documents as may be necessary to perfect the Liens created, or purported to be created, by such Security Documents in the United States; and
     (E) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or other authorized officer of the Borrower and each other Loan Party, together with all attachments contemplated thereby.
     SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a continuation or conversion to a Eurodollar Borrowing) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct (or, in the case of representations and warranties not qualified as to materiality, true and correct in all material respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct (or, in the case of representations and warranties not qualified as to materiality, true and correct in all material respects) as of such earlier date.
     (b) No Default or Event of Default shall exist or would result from the making of such proposed Credit Extension.
     (c) The Administrative Agent and, if applicable, the applicable Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof. Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans for an additional Interest Period) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Borrower hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full, all Commitments have terminated and no L/C Obligations are outstanding (other than unasserted contingent indemnification obligations not due and payable or unless arrangements reasonably satisfactory to the Issuer have been made to eliminate the Issuer’s credit risk with respect to such L/C Obligations):
     SECTION 5.01. Financial Information, Reports, Notices, etc.
     The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for distribution to each Lender) copies of the following financial statements, reports, notices and information:
     (a) within 45 days (or such shorter period for the filing of the Borrower’s Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending March 31, 2010, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and consolidated statements

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of earnings, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes), it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the SEC), if certified as required in this Section 5.01(a), shall satisfy the requirements set forth in this clause to the extent such Form 10-Q includes the information specified in this clause, together with a certificate from a Financial Officer of the Borrower on behalf of the Borrower (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, ~~each of~~ the financial ~~ratios~~ratio and restrictions contained in the Financial ~~Covenants~~Covenant and setting forth a calculation of the Total Net Leverage Ratio and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;
     (b) within 90 days (or such shorter period as may be required for the filing of the Borrower’s Form 10-K by the SEC) after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2010, a copy of the annual audit report for such Fiscal Year for the Borrower, including therein a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without any Impermissible Qualification) of Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Administrative Agent, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP (it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the SEC) shall satisfy such delivery requirement in this clause to the extent such Form 10-K includes the information and opinion specified in this clause), together with a Compliance Certificate and a calculation of Excess Cash Flow for such Fiscal Year, unless the Excess Cash Flow Percentage is 0%, and a certificate of the accounting firm that delivered its opinion with respect to such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under ~~any of~~ the Financial ~~Covenants~~Covenant and, if in the opinion of such accounting firm such an Event of Default has occurred, identifying such Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines); provided that, for any period, the Borrower shall not be required to deliver such certificate if the Borrower certifies to the Administrative Agent that its is unable to do so following the use of commercially reasonable efforts;
     (c) no later than February 28 of each Fiscal Year of the Borrower, commencing with the Fiscal Year beginning January 1, 2011, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each Fiscal Quarter during such Fiscal Year) and the next two succeeding Fiscal Years and, promptly when available, any significant revisions of such budgets;
     (d) promptly upon receipt thereof, copies of all final material reports submitted to the Borrower by independent public accountants (except to the extent that would violate any confidentiality provision not waiveable by the Borrower) in connection with each annual, interim or special audit of the

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books of the Borrower or any of its Restricted Subsidiaries made by such accountants, including any final management letters submitted by such accountants to management in connection with their annual audit;
     (e) as soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Borrower on behalf of the Borrower setting forth details of such Default or Event of Default and the action (if any) which the Borrower and it Subsidiaries have taken or propose to take with respect thereto;
     (f) promptly and in any event within five Business Days after obtaining knowledge of (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, upon the request of the Administrative Agent, copies of all material documentation relating thereto;
     (g) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders (in their capacity as such) or any trustee, agent or other representative therefor, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;
     (h) promptly upon becoming aware of the taking of any specific actions by the Borrower or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Borrower or any Restricted Subsidiary having to provide more than $10.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which would result in a Lien on the assets of the Borrower or any Restricted Subsidiary or in the incurrence by the Borrower or any Restricted Subsidiary of any payment obligations, fine or penalty which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;
     (i) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Restricted Subsidiary or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan and each Foreign Plan for which a report is prepared; (iii) all notices received by the Borrower or any Restricted Subsidiary or ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Pension Plan, Multiemployer Plan (to the extent a Loan Party possesses such document, report or filing) or Foreign Plan as the Administrative Agent shall reasonably request;
     (j) promptly and in any event within ten Business Days after obtaining knowledge thereof, notice of any other development that has resulted in or could reasonably be expected to have a Material Adverse Effect;
     (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

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     (l) upon becoming aware of any newly arising environmental matters, facts or conditions affecting any property or facilities owned or operated by the Borrower or any of its Restricted Subsidiaries, or which relate to any Environmental Liabilities of the Borrower or any of its Restricted Subsidiaries, to the extent reflecting any matters which, in any such case, could reasonably be expected to result in a new Environmental Liability (or an increase in an existing Environmental Liability) in excess of $10.0 million, notify the Administrative Agent within five Business Days after becoming aware of such environmental matters and any Remedial Actions or other corrective actions of the Borrower or any of its Restricted Subsidiaries in respect thereof.
     Documents required to be delivered pursuant to Sections 5.01(a) and (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed in Section 9.01(a); (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are available via the EDGAR system of the SEC on the internet; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
     SECTION 5.02. Compliance with Laws, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing and except as permitted by Section 6.03, the maintenance and preservation of their and their respective Restricted Subsidiaries’ existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity).
     SECTION 5.03. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear and loss from casualty or condemnation excepted), and make necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any portion thereof or any of those of its Restricted Subsidiaries if such discontinuance is, in the reasonable commercial judgment of the Borrower, desirable in the conduct of its or their business and could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
     SECTION 5.04. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies (a) insurance with respect to their properties material to the business of the Borrower and its respective Restricted Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of similar size operating in the same or similar locations (and, in any

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event, shall maintain (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Requirement of Law, (vi) if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and (vii) such other insurance as is customary in the case of similar businesses of similar size and nature operating in the same or similar locations) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon reasonable request of the Administrative Agent or the Collateral Agent (excluding any such requests during the continuation of an Event of Default, not more than once per year), furnish to the Administrative Agent and the Collateral Agent (x) at reasonable intervals a certificate of insurance. Each such insurance policy shall (i) provide that it may not be cancelled or otherwise terminated, or have the coverage thereunder materially reduced or otherwise materially modified without at least thirty days’ prior written notice to the Collateral Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrower shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent and the Collateral Agent, or an insurance certificate with respect thereto, together, if requested, with evidence reasonably satisfactory to the Administrative Agent and Collateral Agent of the payment of the premium therefor); (ii) to the extent reasonably requested by the Collateral Agent, provide that the Collateral Agent and the Administrative Agent are permitted to pay any premium therefor within thirty days after receipt of any notice stating that such premium has not been paid when due; and (iii) name the Collateral Agent, on behalf of the Secured Parties, as a mortgagee (in the case of property insurance) or an additional insured (in the case of liability insurance) or a loss payee (in the case of property insurance), as applicable. Notwithstanding the inclusion in any insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event the Borrower gives the Collateral Agent written notice that it (or the relevant Restricted Subsidiary) does not intend to pay any premium relating to any insurance policy when due, the Collateral Agent shall not exercise its right to pay such premium so long as the Borrower delivers to the Collateral Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by the Borrower (or the relevant Restricted Subsidiary) with no lapse in such coverage.
     SECTION 5.05. Books and Records; Visitation Rights; Lender Meetings. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers, employees and independent public accountants and, upon the reasonable request of the Administrative Agent, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other organizational records.
     SECTION 5.06. Environmental Covenant. The Borrower will, and will cause each of its Restricted Subsidiaries to:

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     (a) use and operate all of its facilities and properties in compliance with all applicable Environmental Laws except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect;
     (b) promptly notify the Administrative Agent in accordance with Section 5.01 and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law, the subject matter of which could reasonably be expected to have a Material Adverse Effect;
     (c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to result in Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, upon discovery thereof, take reasonable necessary steps to initiate and expeditiously complete all response, corrective or other action to mitigate any such Material Adverse Effect in accordance with and to the extent required by applicable Environmental Laws, and promptly notify the Administrative Agent and keep the Administrative Agent reasonably informed of its actions;
     (d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, provide, at the Borrower’s sole reasonable cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by such Loan Party or any of its respective Restricted Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, reasonable in scope and substance based upon the circumstances of such request; provided that such request may be made only if there has occurred and is continuing an Event of Default; and
     (e) provide such information which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.
If the Borrower or any Restricted Subsidiary fails to undertake the actions described in Sections 5.06(c) and 5.06(d) reasonably promptly, and in any event within 180 days after notice of such violation was received or after such request was made, the Administrative Agent may undertake such actions, and the Borrower will grant and hereby grants, and will cause each such Restricted Subsidiary to grant, the Administrative Agent and the Requisite Lenders and their respective agents reasonable access to such Mortgaged Property and the Borrower specifically grants, and will cause each such other Restricted Subsidiary to grant, the Administrative Agent and the Requisite Lenders a non-exclusive license, subject to the rights of tenants, acting reasonably and cost-effectively, to perform such actions, all at the Borrower’s sole reasonable cost and expense.
     SECTION 5.07. Information Regarding Collateral.
     (a) The Borrower will not, and will cause each of the other Loan Parties not to, effect any change (i) in such Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, its principal place of business or any office in which it maintains material books or records relating to Collateral owned by it (including the establishment of any such new office), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number or (v) in any Loan Party’s jurisdiction of organization (in each case,

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including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) unless (A) it shall have given the Administrative Agent and the Collateral Agent at least five days’ prior written notice (or such lesser notice period as may be agreed to by the Administrative Agent in its sole discretion) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral following such change, if applicable.
     (b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to Sections 1(a) and 8 of each Perfection Certificate or confirming that there has been no change in such information since the date of such Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.
     SECTION 5.08. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to maintain, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, registered copyrights, trademarks and trade names in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, or any Asset Sale permitted under Sections 6.05 or 6.06.
     SECTION 5.09. Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each material mortgage, indenture, security agreement, other debt instrument (including under all Material Indebtedness) and material contract by which it is bound or to which it is a party except for such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.10. Casualty and Condemnation. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $7.5 million or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof in an amount in excess of $7.5 million or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are applied in accordance with the applicable provisions of this Agreement and the Security Documents.
     SECTION 5.11. Pledge of Additional Collateral. Subject to any applicable exceptions set forth in the Security Documents, within 60 days (or such longer periods as set forth in the applicable Security Documents or as may be agreed to by the Administrative Agent from time to time in its reasonable discretion) after the acquisition of assets of the type that would have on the Effective Date constituted Collateral under the Security Documents (but in any event excluding Equity Interests of Excluded Joint Ventures acquired by any Loan Party and assets of

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an Excluded Subsidiary) (the “Additional Collateral”), the Borrower will, and will cause the Subsidiary Guarantors to (i) take all action that may be required under any applicable law, or that the Collateral Agent (or the Collateral Agent acting at the direction of the Requisite Lenders) may reasonably request (including the authorization of appropriate financing statements and other filings under the provisions of the UCC and other applicable domestic, local or foreign laws, rules or regulations, in each of the offices where such filing is necessary or appropriate, or amending or, with respect to creation or acquisition of a new Restricted Subsidiary (other than any Excluded Subsidiary) after the Effective Date, entering into or amending (to add such acquired assets or such new Restricted Subsidiary as a party to extent required hereunder), the Guarantee Agreement, the Non-U.S. Guarantee Agreements and the Security Documents, or in the case of the Equity Interests of a Non-U.S. Restricted Subsidiary that is a Subsidiary Guarantor or “first tier” Non-U.S. Restricted Subsidiary (other than any Excluded Subsidiary described in clauses (a), (b), (e), (f) and (g) of the definition thereof), entering into a Non-U.S. Pledge Agreement (upon the request of the Administrative Agent) providing for the Collateral Agent to have, for the benefit of the Secured Parties, an enforceable and perfected security interest in 65% (or such greater percentage as could not, in the good faith judgment of the Borrower, reasonably be expected to have adverse tax consequences to the Borrower or its Restricted Subsidiaries) of the Equity Interests in such Subsidiary), (ii) grant to the Collateral Agent, for the benefit of the Secured Parties, perfected Liens (subject to no Liens other than Permitted Liens) in such Additional Collateral pursuant to, and with the priority required by, the Security Documents and this Agreement (including, to the extent reasonably requested by the Administrative Agent, delivery of an opinion in form reasonably acceptable to the Administrative Agent) and otherwise reasonably acceptable in form and substance to the Collateral Agent and (iii) with respect to Mortgages, satisfy the conditions set forth in Section 5.16(b)). Notwithstanding the foregoing or anything contained in the Security Documents, no Loan Party shall be required to pledge the Equity Interests in (i) Solutia UK Holdings Ltd. or (ii) Solutia Netherlands Holdings B.V or enter into a foreign law pledge agreement with respect to the Equity Interests of Solchem Netherlands C.V or any Non-U.S Restricted Subsidiary that is not a Material Non-U.S. Restricted Subsidiary. In the event that any Loan Party acquires a fee interest in additional Real Property located in the United States after the Effective Date (other than Real Property subject to a Lien permitted by Section 6.02(ii) or (vi) which prohibits the granting of a Lien thereon to the Collateral Agent) and the fair market value of such acquired Real Property is in excess of $5.0 million as determined in good faith by the Borrower, the Borrower shall, and shall cause the Subsidiary Guarantors to take such actions and execute such documents as the Collateral Agent shall require to create a new Mortgage (including satisfaction of the conditions set forth in clause (c) of Section 5.16 (unless, with respect to any such Real Property, the Administrative Agent determines, in its reasonable discretion, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required by this Section 5.11 would be disproportionate to the expected benefits to the Secured Parties of the security to be afforded thereby).
     SECTION 5.12. Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the authorization of filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and, to the extent reasonably requested by the Administrative Agent, the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the reasonable expense of the Loan Parties. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental

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Authority, the Borrower will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require in connection therewith. If the Administrative Agent, the Collateral Agent or the Requisite Lenders reasonably determine that they are required by a Requirement of Law to have additional appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent and the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable Requirements of Law) and are otherwise in form reasonably satisfactory to the Administrative Agent and the Collateral Agent.
     SECTION 5.13. Use of Proceeds. On the Effective Date, the proceeds of this Agreement shall be used to consummate the Refinancing and to pay any fees and expenses related to the Refinancing. Thereafter, the proceeds of this Agreement shall be used for working capital including the issuance of Letters of Credit, capital expenditures, and for general corporate purposes not in contravention of any Law or of any Loan Document. In no event shall the proceeds of any Loan or Letter of Credit be used directly or indirectly for purposes of acquiring or carrying any margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U.
     SECTION 5.14. Payment of Taxes and Claims. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any Properties of the Borrower or any of its Restricted Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien (other than a Permitted Lien), if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and such failure to pay could not reasonably be expected to have a Material Adverse Effect; and (b) timely file all material Tax Returns required to be filed by it, and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.
     SECTION 5.15. Additional Guarantors. In the event that any Subsidiary (other than any Excluded Subsidiary) of the Borrower existing on the Effective Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a Subsidiary (other than any Excluded Subsidiary) of the Borrower after the Effective Date, the Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary to, (i) within 30 days of becoming a Subsidiary (or ceasing to be an Excluded Subsidiary, as applicable)(or such longer period of time as may reasonably be agreed by the Collateral Agent), execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement (or a Non-U.S. Guarantee Agreement, as applicable) and deliver to the Collateral Agent counterparts of Security Documents and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates) as may be necessary in the reasonable opinion of the Collateral Agent to create in favor of the Collateral Agent, for the benefit of the Secured Parties, valid and perfected Liens on all of the Property (but specifically excluding any Real Property with a fair market value of $5.0 million or less) of such Subsidiary described in the applicable forms of the Security

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Documents, subject to no Liens other than Permitted Liens, and (ii) in the case of a Non-U.S. Restricted Subsidiary which is a Subsidiary Guarantor, provide the Administrative Agent with evidence of the acceptance by a process agent as shall be reasonably approved by the Administrative Agent of its appointment as process agent by such Subsidiary.
     SECTION 5.16. Post-Closing Covenants.
     (a) The Borrower will, and will cause its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 5.16(a), in each case within the respective time periods specified on such schedule (or within such longer periods as may be agreed to by the Administrative Agent in its sole discretion).
     (b) The Collateral Agent shall have received the following documents and instruments (or the Borrower shall have performed each of the items below, as the case may be) in respect of each of the Mortgaged Properties identified on Schedule 5.16(b) within 60 days of the Effective Date (or within such longer periods as may be agreed to by the Administrative Agent in its sole discretion):
     (A) a Mortgage encumbering each of the same in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the applicable office of each political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, in favor of the Collateral Agent for the benefit of the Secured Parties, and such financing statements and any other instruments as are contemplated by the counsel opinions described in Section 5.16(b)(F) in respect of such Mortgages and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and financing statements and other instruments shall when recorded be effective to create Liens on such Mortgaged Property subject to no other Liens other than Permitted Liens;
     (B) Borrower shall have used its commercially reasonable efforts to obtain such consents, approvals, amendments, supplements, tenant subordination agreements or other instruments set forth on Schedule 5.16(b), in form reasonably satisfactory to the Collateral Agent, as necessary to consummate the transactions contemplated hereby in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Liens contemplated by the Mortgages with respect to such Mortgaged Property;
     (C) with respect to each Mortgage of property located in the United States or, to the extent reasonably requested by the Collateral Agent, any other jurisdictions, a policy of title insurance (or marked title commitment having the effect of a title insurance policy) insuring the Lien of such Mortgage as a valid perfected mortgage lien on the real property and fixtures described therein in favor of the Collateral Agent for the benefit of the Secured Parties in an amount equal to not less than 115% of the fair market value of such real property and fixtures (which fair market value is set forth on Schedule 5.16(b)), which policies (or marked commitments having the effect of title insurance policies) (each, a “Title Policy”) shall (v) be issued by the Title Company, (w) to the extent necessary, include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (x) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which

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insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, if available in the applicable jurisdiction, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, access, survey, address, environmental lien, mortgage recording tax, subdivision, separate tax lot, non-imputation and so-called comprehensive coverage over covenants and restrictions (but specifically excluding creditor’s rights)) and (z) contain only such exceptions to title as shall be reasonably acceptable to the Collateral Agent, it being understood that, in each case, such Title Policy shall not include any standard survey exceptions;
     (D) to the extent not previously delivered to the Collateral Agent, policies or certificates of insurance as required hereby (including, without limitation, flood insurance policies) or by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained herein or in such Mortgage;
     (E) Customary written opinions of local counsel to the Loan Parties in each of the jurisdictions where Mortgaged Properties are situated, which opinions (x) shall be addressed to each Agent and the Lenders and be dated the date of the Mortgages, (y) shall cover the enforceability of the respective Mortgages and perfections of the Liens and security interests granted pursuant to the relevant Mortgages and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (z) shall be customary in form, scope and substance in the jurisdiction of the relevant counsel.
     (F) to the extent available, environmental reports, including Phase I reports, in form and substance reasonably satisfactory to the Collateral Agent;
     (G) zoning compliance reports or other evidence reasonable satisfactory to the Collateral Agent and which is sufficient for the Title Company to issue a zoning endorsement for each Mortgaged Property as required by Section 5.16(b)(C);
     (H) such affidavits, certificates, information and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy or Title Policies and endorsements contemplated in subparagraph (C) above;
     (I) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party of all applicable Title Policy premiums, search and examination charges, survey costs, if any and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to in subparagraph (C) above;
     (J) copies of all Material Leases or other agreements relating to the Mortgaged Property where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $2.0 million per year; and
     (K) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto).

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     SECTION 5.17. Designation of Subsidiaries. The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary upon prior written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the ~~covenants~~covenant set forth in Section 6.12 ~~and 6.13~~ as at the date of the last ended Test Period (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or any other defined term having a similar purpose) for the purpose of any Subordinated Debt Documents (unless concurrently designated as an Unrestricted Subsidiary under such documents as well), (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it owns any Equity Interests of, or holds any Indebtedness of, any other Restricted Subsidiary, (vi) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the net tangible assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of net tangible assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.17 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed (i) 5.0% of Consolidated Net Tangible Assets at such date or (ii) 5.0% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), as applicable, as of such Designation Date, in each case, pro forma for such designation, and (vii) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower on behalf of the Borrower certifying compliance with the provisions of this Section 5.17 setting forth in reasonable detail the computations necessary to determine such compliance. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower and its Restricted Subsidiaries, as applicable, therein at the Designation Date in an amount equal to the net book value of the applicable parties’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of all Investments, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Non-U.S. Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
ARTICLE VI
NEGATIVE COVENANTS
     The Borrower hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full, all Commitments have terminated and no L/C Obligations are outstanding (other than unasserted contingent indemnification obligations not due and

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payable or unless arrangements reasonably satisfactory to the Issuer have been made to eliminate the Issuer’s credit risk with respect to such L/C Obligations):
     SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, issue, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:
     (i) Indebtedness incurred and outstanding under this Agreement and the other Loan Documents;
     (ii) Indebtedness outstanding on the Effective Date and set forth on Schedule 6.01(ii) and any Permitted Refinancing thereof;
     (iii) Indebtedness of the Borrower and the Subsidiary Guarantors in respect of Refinancing Notes and any Permitted Refinancing thereof;
     (iv) Indebtedness of (x) Borrower to any Subsidiary of Borrower, (y) any Subsidiary Guarantor to Borrower or any Subsidiary of Borrower, and (z) any Non-Guarantor Restricted Subsidiary to Borrower or any Subsidiary Guarantor permitted by Section 6.04; provided that any Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party must by its terms be subordinated to the Indebtedness incurred and outstanding under this Agreement and the other Loans Documents;
     (v) Guarantees in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder to the extent permitted as an Investment under Section 6.04 (other than pursuant to Section 6.04(iv); provided that (A) if such Guaranteed Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated to the Obligations and (B) no Restricted Subsidiary shall Guarantee any Indebtedness of the Borrower or any Subsidiary Guarantor unless such Restricted Subsidiary is a Subsidiary Guarantor;
     (vi) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, lease, installation, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and purchase money Indebtedness, any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred or assumed prior to or within 270 days after such acquisition or lease or the completion of such construction, installation or improvement, (B) the aggregate amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement plus any transaction fees and expenses related to such acquisition installations, construction or improvements, as the case may be, and (C) the aggregate principal amount of all Indebtedness permitted by this Section 6.01(vi) (when aggregated with all Indebtedness outstanding under subclause (ii) below) shall not exceed $50.0 million at any one time outstanding, and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to any fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extensions;

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     (vii) Indebtedness under Hedging Obligations permitted under Section ~~6.14~~6.13;
     (viii) Indebtedness of the Borrower and its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations and ~~trade related~~ letters of credit, bank guarantees, bankers acceptances and similar facilities in each case issued for the account of the Borrower and its Restricted Subsidiaries in the ordinary course of business of the Borrower and its Restricted Subsidiaries, including those incurred to secure health, safety and environmental obligations, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business of the Borrower and its Restricted Subsidiaries (and in each case other than for an obligation for borrowed money);
     (ix) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition otherwise permitted under this Agreement of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person (other than the Borrower or any Restricted Subsidiaries) acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
     (x) Indebtedness of the Borrower and its Restricted Subsidiaries in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds) in the ordinary course of business of the Borrower and its Restricted Subsidiaries so long as, in the case of any cash pooling or similar arrangements, any intercompany Investments relating thereto are otherwise permitted under Section 6.04;
     (xi) Indebtedness of a Person existing at the time such Person becomes a Subsidiary (or is merged into or consolidated with a Subsidiary) or Indebtedness attaching to assets that are acquired by Borrower or a Restricted Subsidiary, in each case in connection with a Permitted Acquisition or other Investment permitted under this Agreement, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and any Permitted Refinancing thereof; provided that the aggregate principal amount of all such Indebtedness pursuant to this Section 6.01(xi) shall not exceed an aggregate of $500.0 million at any one time outstanding;
     (xii) Indebtedness of any Non-Guarantor Restricted Subsidiary and Guarantees by any Non-Guarantor Restricted Subsidiary in respect of such Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom and (B) the aggregate principal amount of all Indebtedness pursuant to this Section 6.01(xii) shall not exceed an aggregate of $~~150.0~~250.0 million at any one time outstanding;
     (xiii) solely to the extent otherwise constituting Indebtedness, Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
     (xiv) Indebtedness of the Borrower and the Subsidiary Guarantors in respect of Permitted Other Debt;
     (xv) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person

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in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
     (xvi) Indebtedness of any Non-Guarantor Restricted Subsidiary owing to any other Subsidiary;
     (xvii) Indebtedness consisting of the financing of insurance premiums;
     (xviii) unsecured Indebtedness of Borrower and its Restricted Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Equity Interests and Equity Rights of current or former officers, employees or directors (or their respective spouses, heirs, executors, estates or similar related parties) of the Borrower or its Subsidiaries permitted by Section 6.07;
     (xix) Indebtedness consisting of take-or-pay obligations arising under supply agreements entered into in the ordinary course of business and not in connection with the borrowing of money;
     (xx) Indebtedness of the Borrower and its Restricted Subsidiaries arising under Capital Lease Obligations entered into in connection with Sale and Leaseback Transactions permitted by Section 6.06;
     (xxi) other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed ~~$75.0~~(i) $150.0 million at any one time outstanding~~;~~ and (ii) an additional $150.0 million at any one time outstanding if, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Total Leverage Ratio would be no greater than 4.50 to 1.0;
     (xxii) intercompany notes evidencing obligations relating to Investments made pursuant to Section 6.04(xxi) or asset dispositions made pursuant to Section 6.05(xvi) or Section 6.05(xx); provided that (A) such intercompany notes are pledged pursuant to the Pledge Agreement in accordance with Section 5.11 and (B) the obligations of any obligor evidenced by such intercompany notes shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
provided, that if any Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
     SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, except the following (herein collectively referred to as “Permitted Liens”):
     (i) Liens in favor of the Collateral Agent or the Administrative Agent under the Security Documents;
     (ii) Liens securing Indebtedness permitted by Section 6.01(xi); provided that such Liens (A) were not incurred in connection with, or in contemplation of, such acquisition or merger and (B) do not extend to Property not subject to such Liens at the time of such acquisition

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or merger (other than improvements thereon, accessions thereto and proceeds thereof) or that would have been required to be subject to such Liens by the terms thereof as in effect at the time of such acquisition or merger;
     (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, self-insurance obligations and financing of insurance premiums, and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens (other than any Lien imposed by ERISA), and customary Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, in any case incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries and with respect to amounts not delinquent for more than 30 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) such Liens could not reasonably be expected to have a Material Adverse Effect, and (C) such Liens relating to surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents;
     (iv) (A) Liens existing on the Effective Date and identified on Schedule 6.02(iv)(A) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (1) except as permitted by Section 6.01(ii), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (2) does not encumber any Property other than the Property subject thereto on the Effective Date (other than improvements thereon, accessions thereto and proceeds);
     (v) Liens for Taxes or governmental charges or claims or other like statutory Liens (other than any Lien imposed by ERISA), in any case incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, that do not secure Indebtedness for borrowed money and (A) that are not delinquent more than 30 days or thereafter payable without premium or penalty or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that, if being contested, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
     (vi) Liens to secure Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) permitted by Section 6.01(vi) encumbering only the Property acquired, installed, constructed or improved (and the procedural products thereof and accessions thereto) with the proceeds of such Indebtedness or any refinancing, replacement, renewal, modification or extension thereof permitted by Section 6.01(vi), provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
     (vii) (A) Liens in the form of zoning restrictions, easements, building, environmental and other land use rules, laws and regulations which are applicable to the Real Property, licenses, entitlements, servitudes, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, consents, reservations, encroachments, patents, minor imperfections of title, minor survey defects or other similar restrictions on the use of Real Property that do not (1) secure Indebtedness (other than Indebtedness permitted under Section 6.01) or (2) individually or in the aggregate materially impair the value or marketability of the Real Property affected thereby or materially interfere with the Borrower or any Restricted Subsidiary from conducting its business as currently conducted at such Real Property or to utilize each Real Property for its intended purpose and (B) with respect to leasehold interests in Real Property, mortgages, obligations, liens

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and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner (other than the Borrower or any Subsidiary) of such leased property encumbering such landlord’s or owner’s interest in such leased property;
     (viii) Liens (including in the form of pledges or deposits) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and other obligations of a like nature, (B) bids, tenders, contracts (other than contracts for borrowed money) or leases to which the Borrower or any Restricted Subsidiary is a party and (C) obligations to any utility company or other Person in a similar line of business to that of a utility company or Governmental Authority that is a utility company, in each case, made in the ordinary course of business of the Borrower and its Restricted Subsidiaries for amounts (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, and (2) such Liens shall in no event encumber any Collateral other than cash and Cash Equivalents or rights, interests or receivables under or related to any such contracts;
     (ix) Liens securing any judgments, awards, decrees or orders in circumstances not constituting an Event of Default under Section 7.01(f);
     (x) Liens in the form of licenses, leases or subleases in respect of Real Property granted or created by the Borrower or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto, provided that, to the extent entered into after the Effective Date relating to Mortgaged Property, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; and provided, further, that any such Lien shall not extend to or cover any assets of the Borrower or any Restricted Subsidiary that is not the subject of any such license, lease or sublease;
     (xi) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by Section 6.02(ii) or this Section 6.02(xi), in each case, without any change in the Property subject to (or required to be subject to) such Liens and to the extent such refinanced Indebtedness is permitted by Section 6.01(xi);
     (xii) Liens on assets of any Non-Guarantor Restricted Subsidiary securing Indebtedness of any Non-Guarantor Restricted Subsidiary permitted by Section 6.01;
     (xiii) Liens on receivables subject to Permitted Guarantor Factoring and Permitted Non-Guarantor Factoring Transactions securing Indebtedness in respect of such Permitted Guarantor Factoring Transactions or Permitted Non-Guarantor Factoring Transactions permitted by Section 6.01(xiii);
     (xiv) Liens arising from the filing of UCC financing statements (or similar filings) solely as a precautionary measure in connection with operating leases or consignment of goods;
     (xv) (A) bankers’ Liens, rights of setoff and other similar Liens incurred in the ordinary course of business and existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower and its Restricted Subsidiaries;

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provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of Indebtedness; and (B) customary Liens attaching to commodity trading accounts, commodities brokerage accounts, securities accounts and securities intermediary accounts in the ordinary course of business;
     (xvi) Liens incurred with respect to obligations that do not in the aggregate exceed $50.0 million at any one time outstanding;
     (xvii) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 6.01;
     (xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Borrower or any of its Restricted Subsidiaries;
     (xix) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
     (xx) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
     (xxi) Liens on property subject to Capital Lease Obligations entered into in connection with Sale and Leaseback Transactions permitted by Section 6.01(xx);
     (xxii) Liens consisting of an agreement to sell or otherwise dispose of any property in an asset sale to the extent such asset sale is (or is required to be) permitted under Section 6.05;
     (xxiii) Liens constituting (A) licenses, sublicenses, leases or subleases ~~(on a non-exclusive basis with respect to any Intellectual Property)~~ granted in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries or otherwise permitted under Section 6.05 and (B) customary rights reserved or vested in any Person in the ordinary course of business by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (xxiv) netting or set-off arrangements entered into under Indebtedness permitted by Section 6.01(vii) where the obligations of the parties are calculated by reference to the net exposure under such Indebtedness and pledges and deposits securing such obligations;
     (xxv) with respect to any Restricted Subsidiary organized under the laws of Germany, Liens created or subsisting to the extent mandatorily required under Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and/or Section 7d of the German Sozialgesetzbuch IV;

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     (xxvi) Liens on the Collateral securing Refinancing Notes incurred pursuant to Section 6.01(iii) (and contemplated by the definition of “Refinancing Notes”) or securing Permitted Other Debt incurred pursuant to Section 6.01(xiv) (and contemplated by the definition of “Permitted Other Debt”);
     (xxvii) Liens securing intercompany notes pledged to the Collateral Agent pursuant to the Pledge Agreement and issued by Restricted Subsidiaries of the Borrower that are not Loan Parties ;
     (xxviii) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions or dispositions permitted under this agreement;
     (xxix) Liens upon specified items of inventory or other goods and proceeds of the Borrower or an of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; ~~and~~
     (xxx) Liens or other matters disclosed in the Title Policies approved by the Collateral Agent in accordance with Section 5.15(c)(C)~~.~~; and
     (xxxi) Liens existing on the assets of any Person that becomes a Restricted Subsidiary of the Borrower (or is a Restricted Subsidiary that survives a merger with such Person in the transaction in which such Person became a Restricted Subsidiary), or existing on assets acquired, pursuant to a Permitted Acquisition or other permitted Investment to the extent the Liens on such assets do not secure Indebtedness and were not entered into in contemplation of such Permitted Acquisition or Investment;
provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement) other than Liens in favor of the Collateral Agent and Liens permitted by Sections 6.02(v), 6.02(ix), 6.02(xv), 6.02(xvi) and 6.02(xxvi); provided, further, that if any Lien meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
     SECTION 6.03. Fundamental Changes; Line of Business.
     (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into, consolidate or liquidate into the Borrower in a transaction in which the Borrower is the surviving corporation, and, in the case of a liquidation or dissolution, all assets of such Subsidiary are distributed to the Borrower, (ii) any Subsidiary of the Borrower may merge with or into, liquidate into or consolidate with any Restricted Subsidiary in a transaction in which the surviving or resulting entity is a Restricted Subsidiary (provided that if any party to such merger, liquidation or consolidation is a Subsidiary Guarantor, the surviving or resulting entity shall be a Subsidiary Guarantor), and (iii) Permitted Acquisitions as permitted by Section 6.04(vii) or other Investments permitted by Section 6.04

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may be consummated; provided that in connection with each of the foregoing, the appropriate Loan Parties (if any) shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable.
     (b) Notwithstanding the foregoing, (i) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor, (ii) any Non-Guarantor Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any other Restricted Subsidiary of the Borrower and (iii) any Immaterial Restricted Subsidiary may liquidate or dissolve; provided that in connection with each of the foregoing, the appropriate Loan Parties (if any) shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable).
     (c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Effective Date and businesses substantially similar, ancillary or reasonably related thereto; provided, that for the avoidance of doubt, businesses related to the manufacturing, sale or distribution of high performance chemical based products and materials is permitted under this clause (c).
     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Restricted Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or otherwise lend money to, Guarantee any Indebtedness of, or make or permit to exist any investment in, any other Person or provide other credit support (including the provision of letters of credit for the account of such Person) for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, line of business or division (each of the foregoing, an “Investment” and collectively, “Investments”), except:
     (i) cash and Permitted Investments;
     (ii) Investments existing on the Effective Date and set forth on Schedule 6.04; provided that to the extent any loan described on Schedule 6.04 that is owing by a Subsidiary that is not a Loan Party to a Loan Party (the “Scheduled Loans”) (or any additional Investments made by Loan Parties pursuant to this proviso) has been repaid, then additional Investments may be made by Loan Parties in any Restricted Subsidiaries that are not Loan Parties in an aggregate amount up to the amount actually received by Loan Parties as payment in respect of such Investments; provided further that in no event will the aggregate amount of Scheduled Loans and additional Investments made by Loan Parties in Subsidiaries that are not Loan Parties pursuant to the first proviso of this clause (ii) exceed the aggregate original principal amount of the Scheduled Loans on the Effective Date;
     (iii) Investments (x) among the Loan Parties, (y) by any Non-Guarantor Restricted Subsidiary in the Borrower or any Restricted Subsidiary and (z) by any Loan Party in any

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Non-Guarantor Restricted Subsidiary in an aggregate amount outstanding at any time pursuant to this subclause (z) not to exceed the sum of (1) $300 million, plus (2) the amount of proceeds of unsecured Permitted Other Debt and the proceeds from any borrowings of Incremental Term Loans, in each case, that are incurred after the Effective Date (and that are not applied to refinance other Indebtedness or to make an acquisition in reliance on clause (d)(iii)(2) of the definition of Permitted Acquisition);
     (iv) Guarantees ~~by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary~~ of Indebtedness permitted by Section 6.01~~(xii)~~;
     (v) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and trade creditors, in each case in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (vi) loans and advances to directors and employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business of the Borrower and its Restricted Subsidiaries (including for travel, entertainment and relocation expenses) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would violate any Requirement of Law in any material respect) in an aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $5.0 million at any one time outstanding;
     (vii) Permitted Acquisitions;
     (viii) Investments in Joint Ventures (A) constituting or consisting of a contribution of or other transfer or distribution of the assets (other than cash, except that a de minimis cash amount directly related to such assets may be contributed, transferred or otherwise distributed) or capital stock of the Specified Businesses or (B) Investments in Joint Ventures not described in clause (A) in an aggregate amount made under this clause (B) not to exceed $100.0 million at any one time outstanding;
     (ix) mergers and consolidations and dissolutions and other transactions permitted under Section 6.03;
     (x) Hedging Agreements permitted under Section ~~6.14~~6.13;
     (xi) Investments in deposit accounts in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (xii) security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and Governmental Authorities that are utility companies, in each case, made in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (xiii) other Investments in an aggregate amount at any time outstanding not to exceed the sum of (A) the greater of (x) $75.0 million and (y) 3.0% of Consolidated Net Tangible Assets at such time plus (B) the portion, if any, of the Available Amount on the date of such election that Borrower elects to apply to this Section 6.04(xiii); provided that (A) any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement or a Non-U.S. Pledge Agreement in accordance with, and to the extent required by, Section 5.11 and (B) any such Investment in the

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form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (xiv) Investments consisting of any non-cash portion or any deferred portion (including promissory notes, equity interests and other non-cash consideration) of the sales price received by the Borrower or any Restricted Subsidiary in connection with any Asset Sale permitted under Section 6.05;
     (xv) advances of payroll payments to employees in the ordinary course of business;
     (xvi) Investments constituting or resulting from (i) accounts receivable arising or acquired or (ii) trade debt granted, in each case in the ordinary course of business;
     (xvii) Investments in respect of Treasury Services Agreements permitted under Section 6.01(x);
     (xviii) Investments constituting (A) Sale and Leaseback Transactions permitted under Section 6.06 or (B) Restricted Payments permitted under Section 6.07 or (C) resulting from pledges or deposits permitted under Section 6.02;
     (xix) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
     (xx) intercompany receivables created by any distribution or other transfer by a Subsidiary to a Loan Party of an intercompany receivable issued by a Subsidiary that is not a Guarantor; provided that any Loan Party shall pledge any note evidencing any such receivable that it receives as a result of such distribution or other transfer; provided further, that no Loan Party shall transfer, or otherwise make any payment or other Investment of, cash or cash equivalents in exchange for the receipt of such intercompany receivables;
     (xxi) any transfer of assets pursuant to ~~Section~~Sections 6.05(vii), (xi), (xvi), (xx) or ~~Section 6.05(xx~~(xxii) in the form of an Investment;
     (xxii) the Contemplated Acquisitions;
     (xxiii) Investments of a Subsidiary acquired after the Effective Date or a Person merged into the Borrower or any of its Subsidiaries in accordance with Section 6.03 after the Effective Date to the extent such Investment was not made in contemplation of or in connection with such acquisition, merger or consolidation, were in existence on the date of such acquisition, merger or consolidation and are not a ~~material portion~~majority of such Subsidiary’s assets; and
     (xxiv) Investments to the extent that payment for such Investment is made with Equity Interests or Equity Rights (other than Disqualified Equity Interests) of the Borrower;
provided, however, that any intercompany Investments in the form of a loan or advance held by a Loan Party shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that if an Investment meets the criteria of more than one of the types of Investments described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

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     The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property (net of any Transferred Liability), loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment). In the event that a Loan Party makes an Investment in a Non-Guarantor Restricted Subsidiary for purposes of permitting such Non-Guarantor Restricted Subsidiary or any other Non-Guarantor Restricted Subsidiary to apply the amounts received to make ~~a substantially concurrent~~an Investment (which may be made through any other Non-Guarantor Restricted Subsidiary) in any other Person (that is not also a Non-Guarantor Restricted Subsidiary), or to acquire any assets, business, division that is not owned by a Non-Guarantor Restricted Subsidiary, the Investment by such Loan Party in such Non-Guarantor Restricted Subsidiary shall not be included as an Investment for purposes of this Section 6.04 to the extent the subsequent Investment by such Non-Guarantor Restricted Subsidiary reduced amounts available to make Investments hereunder. The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.
     SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, effect any Asset Sale, except:
     (i) sales of inventory or the disposition of surplus, obsolete or worn out equipment and other property or property which is no longer used, in each case in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
     (ii) sales, transfers and other dispositions of Property (A) by the Borrower or any Restricted Subsidiary to the Borrower or any Subsidiary Guarantor or (B) by any Non-Guarantor Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable;
     (iii) the lease or sublease of equipment or Real Property in the ordinary course of business of the Borrower and its Restricted Subsidiaries and not constituting a Sale and Leaseback Transaction;
     (iv) sales and dispositions of cash and Permitted Investments on ordinary business terms;
     (v) Liens permitted by Section 6.02, mergers, consolidations, liquidations, transfer of assets and dissolutions permitted by Section 6.03, Investments permitted by Section 6.04 and Restricted Payments under Section 6.07;
     (vi) Small Asset Sales;
     (vii) Other sales, transfers and dispositions of assets by the Borrower or any of its Restricted Subsidiaries (including Sale and Leaseback Transactions permitted under Section 6.06); provided that (A) immediately after giving effect to any such sale, transfer or disposition,

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no Default or Event of Default shall have occurred and be continuing~~, (B) the aggregate fair market value of all assets (net of any Transferred Liability) sold, transferred or otherwise disposed of in reliance upon this Section 6.05(vii) from the Effective Date through the date of such sale, transfer or other disposition do not exceed the Asset Sale Cap (for the avoidance of doubt, any subsequent decrease in the Asset Sale Cap shall not constitute a Default or an Event of Default with respect to sales, transfers and dispositions previously made as permitted by this Section 6.05(vii)) and (C~~ and (B) the Net Proceeds thereof are applied as and to the extent required by Section 2.05(b)(ii);
     (viii) the issuance of qualifying shares of Restricted Subsidiaries to officers and directors of such Restricted Subsidiaries to the extent required by applicable Requirements of Law;
     (ix) Permitted Guarantor Factoring Transactions and Permitted Non-Guarantor Factoring Transactions;
     (x) dispositions of accounts receivable in connection with the compromise, write down or collection thereof in the ordinary course of business;
     (xi) Specified Asset Sales; provided that the Net Proceeds thereof are applied as required by Section 2.05(b)(ii);
     (xii) transfers of property subject to a Taking or in connection with any condemnation proceeding;
     (xiii) dispositions of the Equity Interests of or other Investments in any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;
     (xiv) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code;
     (xv) any transfer or disposition of the assets or capital stock of the Specified Businesses (any which disposition may be made as part of a larger Asset Sale transaction, the remainder of which Asset Sale transaction is permitted under the provisions of one or more other baskets in this Section 6.05); provided that the Net Proceeds thereof are applied as required by Section 2.05(b)(ii);
     (xvi) any transfer of assets by any Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that (x) the aggregate amount of such assets shall not exceed (A) in the case of transfers of assets acquired after the Effective Date by any Loan Party in a Permitted Acquisition in compliance with Section 6.04(vii), $200.0 million, and (B) in the case of all other transfer of assets under this Section 6.05(xvi), $50.0 million and (y) any such transfer shall be made in exchange for an intercompany note which shall be pledged pursuant to the Pledge Agreement or a Non-U.S. Pledge Agreement in accordance with Section 5.11;
     (xvii) the abandonment, failure to maintain or renew or other disposition of Intellectual Property in the ordinary course of business or as may be decided by the Borrower in its

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reasonable judgment or that is no longer material to the conduct of the business of the Borrower and its Restricted Subsidiaries;
     (xviii) licenses of Intellectual Property of the Borrower or any Subsidiary and other similar agreements entered into in the ordinary course of business;
     (xix) any disposition of the Louvain-la-Neuve Facility;
     (xx) any sale, disposition, transfer or contribution of the Equity Interests of any “first tier” Non-U.S. Restricted Subsidiaries to any other Non-U.S. Restricted Subsidiary;
     (xxi) voluntary terminations of Hedge Agreements; and
     (xxii) (a) any divestitures of assets in connection with any Permitted Acquisition or other permitted Investment in order to comply with requirements of law and (b) any divestiture of noncore assets acquired in connection with a Permitted Acquisition or other Investment permitted by Section 6.04;
provided that all sales, transfers, leases and other dispositions permitted by Sections 6.04 (vii), (ix), (xi) and (xv) shall be made for fair value for consideration (which, for purposes of this proviso, shall not be deemed to include any Transferred Liability (other than any liability owed or owing to the purchaser or transferee of the assets sold, transferred or otherwise disposed of or to any affiliates of such purchaser or transferee)) consisting of at least 75% cash and Cash Equivalents; provided further that for purposes of this Section 6.05, (i) the amount of any obligations or securities received in connection with such Asset Sale that are within 180 days repaid, converted or otherwise sold or otherwise disposed of for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received) shall be deemed to be cash for purposes of such requirement and (ii) any Designated Noncash Consideration received in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to an Asset Sale under this Section 6.05 since the Effective Date that is at the time outstanding and held by the Borrower or any Restricted Subsidiary, not to exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration shall be deemed to be cash for purposes of such requirement (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); provided, further, that if a sale, transfer, lease or other disposition meets the criteria of more than one of the types of Asset Sales described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
     SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to enter into any arrangement whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred (a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed $25.0 million, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction); (b) the sale of such Property is

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permitted by Section 6.05(vii); and (c) except in the case of any Sale and Leaseback Transaction in respect of the Headquarters Building, the Net Proceeds of the sale of such Property are applied as and to the extent required by Section 2.05(b)(ii); provided, this Section 6.06 shall not apply to Sale and Leaseback Transactions (i) between Loan Parties or (ii) between Non-Guarantor Restricted Subsidiaries.
     SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:
     (i) any Restricted Subsidiary may declare and pay dividends to the Borrower, any other Restricted Subsidiary or any other holder of its Equity Interests or Equity Rights ratably with respect to its Equity Interests or additional Equity Interests (other than Disqualified Equity Interests) of the same class of Equity Interests or Equity Rights as the dividend being paid; provided that no such dividend or distribution shall be made by any such Restricted Subsidiary to any Person other than the Borrower or another Restricted Subsidiary unless ratable dividends or distributions are concurrently made to all holders of the applicable Equity Interests;
     (ii) the Borrower may pay dividends consisting solely of shares of its common stock or other Equity Rights or Equity Interests of the Borrower (other than Disqualified Equity Interests);
     (iii) the Borrower and its Restricted Subsidiaries may make Restricted Payments not to exceed $75.0 million in the aggregate since the Effective Date; provided that no Default or Event of Default shall have occurred and is continuing or would result therefrom;
     (iv) the Borrower may purchase or redeem Equity Interests or other Equity Rights of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any of its Subsidiaries or by any compensation plan, upon such person’s death, disability, retirement or termination of employment under the term so such compensation plan or any other agreement under which such shares of stock or related rights were issued for aggregate consideration not to exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year);
     (v) the Borrower or any of its Subsidiaries may make noncash repurchases of Equity Interests and Equity Rights deemed to occur upon exercise of stock options if such Equity Interests or Equity Rights represent a portion of the exercise price of such options; and
     (vi) the Borrower and its Restricted Subsidiaries may make Restricted Payments out of the Available Amount; provided that no Default or Event of Default shall have occurred and is continuing or would result therefrom and provided further that after giving effect to such Restricted Payment the Borrower would be in compliance on a Pro Forma Basis with the ~~covenants~~covenant set forth in ~~Sections~~Section 6.12 ~~and 6.13~~ as at the date of the last ended Test Period;
provided, that if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

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     SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transactions are on terms and conditions, taken as a whole, not less favorable to the Borrower or such Restricted Subsidiary in any material respect than could be obtained on an arm’s-length basis from unrelated third parties, except:
     (i) loans, advances and other transactions between or among, or Investments in, the Borrower, any Restricted Subsidiary or any Joint Venture (regardless of the form of legal entity) in which the Borrower or any Restricted Subsidiary has invested (and which Joint Venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Equity Interests in such Joint Venture) to the extent not otherwise prohibited by this Article VI;
     (ii) reasonable and customary fees and compensation, benefits and incentive arrangements paid or provided to, and any reasonable and customary indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary, as determined in good faith by the Borrower or such Restricted Subsidiary;
     (iii) loans and advances to employees of the Borrower or any Subsidiary Guarantor permitted by Section 6.04(vi); and
     (iv) transactions permitted by Section 6.07;
     (v) the payment of fees and indemnities to directors, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business;
     (vi) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.08 or any amendment to such agreement that is not materially less favorable to the Borrower or such Restricted Subsidiary;
     (vii) any employment agreements entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course; and
     (viii) issuance of Equity Interest and Equity Rights of the Borrower (other than Disqualified Equity Interests).
     SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to enter into, incur or permit to exist any consensual agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or to transfer property to the Borrower or any of its Restricted Subsidiaries; provided that the foregoing shall not apply to:
     (i) conditions or restrictions imposed by law, rule, regulation or order, the Loan Documents, or by any indentures, agreements, notes, instruments and other documents governing

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Indebtedness permitted to be incurred under this Agreement so long as the conditions and restrictions imposed pursuant to such Indebtedness are no more restrictive, taken as a whole, than those conditions or restrictions contained in the Loan Documents;
     (ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;
     (iii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);
     (iv) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;
     (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary or the Borrower) pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or assets to be sold) and such sale is permitted (or is required to be permitted) hereunder;
     (vi) clause (a) shall not apply to customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Borrower and its Restricted Subsidiaries between the Borrower or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;
     (vii) without affecting the Borrower’s obligations under Sections 5.11, 5.12 and 5.15, customary provisions in joint venture agreements entered into in connection with the formation of such joint venture in the ordinary course of business that (x) restrict the transfer of Equity Interests in such joint venture or (y) the case of any joint venture that is not a Loan Party, provide for other restrictions of the type described in clauses (a) and (b) above, solely with respect to the Equity Interests in, or property held in, such joint venture;
     (viii) any agreement including with respect to Indebtedness, of a Non-U.S. Restricted Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Non-U.S. Restricted Subsidiary;
     (ix) any agreement with respect to Indebtedness permitted under Section 6.01(xi), but only if such restrictions were not created in contemplation of such Permitted Acquisition and the restrictions only apply to the Person or assets being acquired;
     (x) covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;
     (xi) any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and
     (xii) any amendment, restatement, renewal, extension, refinancing or replacement of any of the foregoing; provided that such amendments, restatements, renewals, extensions,

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refinancings or replacements are, in the good faith judgment of the Borrower, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, restatement, renewal, extension, replacement or refinancing.
     SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.
     (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to amend or otherwise change (or waive) the terms of any Organizational Document in a manner that, taken as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.
     (b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to: (i) make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption, or defeasance or acquisition for value of (including by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of, any Subordinated Debt, other than (A) pursuant to any customary registered exchange offer therefor after a private placement thereof, (B) any Permitted Refinancings thereof, (C) so long as no Default or Event of Default then exists, any exchange of Equity Interests of the Borrower for any such Indebtedness, and (D) from the Available Amount, so long as no Default or Event of Default then exists, and provided that, in the case of this clause (D) after giving effect thereto the Borrower would be in compliance on a Pro Forma Basis with the ~~covenants~~covenant set forth in ~~Sections~~Section 6.12 ~~and 6.13~~ as at the date of the last ended Test Period; or (ii) make any payment on or with respect to any Subordinated Debt wholly among the Loan Parties in violation of the subordination provisions thereof.
     (c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any document governing any Permitted Other Debt or Refinancing Notes in any manner that, taken as a whole, would result in such Indebtedness ceasing to meet the requirements set forth in the definitions of Permitted Other Debt or Refinancing Notes, respectively.
     SECTION 6.11. Accounting Treatment; Fiscal Year. The Borrower will not, and will not permit any of its Restricted Subsidiaries to:
     (a) make or permit any material change in accounting policies or reporting practices or tax reporting treatment which is adverse to the Lenders, except changes that are permitted by GAAP or required by any Requirement of Law and disclosed in writing to the Administrative Agent; or
     (b) change its fiscal year-end to a date other than December 31.
     ~~SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on any date set forth below to be less than the ratio set forth opposite the last day of such Test Period below:~~

~~Date~~	~~Ratio~~
~~March 31, 2010~~	~~1.35:1.00~~
~~June 30, 2010~~	~~1.35:1.00~~

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~~Date~~	~~Ratio~~
~~September 30, 2010~~	~~1.35:1.00~~
~~December 31, 2010~~	~~1.35:1.00~~
~~March 31, 2011~~	~~1.55:1.00~~
~~June 30, 2011~~	~~1.55:1.00~~
~~September 30, 2011~~	~~1.55:1.00~~
~~December 31, 2011~~	~~1.55:1.00~~
~~March 31, 2012 and the last day of each Fiscal Quarter thereafter~~	~~1.75:1.00~~
     SECTION 6.12. ~~SECTION 6.13. Total~~Senior Secured Leverage Ratio. The Borrower will not permit the ~~Total~~Senior Secured Leverage Ratio as of the last day of any Test Period ~~ending on any date set forth below to exceed the ratio set forth opposite the last day of such Test Period below:~~ to exceed 3.50:1.00.

~~Date~~	~~Ratio~~
~~March 31, 2010~~	~~4.50:1.00~~
~~June 30, 2010~~	~~4.50:1.00~~
~~September 30, 2010~~	~~4.50:1.00~~
~~December 31, 2010~~	~~4.50:1.00~~
~~March 31, 2011~~	~~4.25:1.00~~
~~June 30, 2011~~	~~4.25:1.00~~
~~September 30, 2011~~	~~4.00:1.00~~
~~December 31, 2011~~	~~4.00:1.00~~
~~March 31, 2012~~	~~3.75:1.00~~
~~June 30, 2012~~	~~3.75:1.00~~
~~September 30, 2012 and the last day of each Fiscal Quarter thereafter~~	~~3.50:1.00~~
     SECTION 6.13. ~~SECTION 6.14.~~ Hedging Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower and its Restricted Subsidiaries may be exposed in the conduct of their business or the management of their liabilities, and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower and its Restricted Subsidiaries.
     SECTION 6.14. ~~SECTION 6.15.~~ Assets, Liabilities and Actions of SFC. The Borrowers will not permit SFC to own any assets (other than the Funding Co. Accounts (as such term is defined in the Monsanto Settlement Agreement) and the funds on deposit therein), incur any obligations (other than obligations under the Monsanto Settlement Agreement, obligations that are necessary to fulfill such obligations and obligations in connection with the maintenance of its existence) or take any actions in violation of the SFC Limited Liability Company Agreement.

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ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:
     (a) The Borrower or any other Loan Party shall default (i) in the payment when due of any principal of any Loan (including on any Installment Payment Date) or any reimbursement of any L/C Obligation, (ii) in the payment when due of any interest on any Loan or any fees payable hereunder (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default in the payment of any such fee or other amount shall continue unremedied for a period of 20 Business Days).
     (b) Any representation or warranty of the Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent, the Collateral Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.
     (c) The Borrower or any other Loan Party shall default in the due performance and observance of any of its obligations under Sections 5.01(e), 5.01(f) or 5.01(j), Section 5.02 (with respect to the maintenance and preservation of the Borrower’s corporate existence) or Article VI.
     (d) The Borrower or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) knowledge of such default by an executive officer or Financial Officer (or any other officer or similar official with responsibility for the administration of the obligations of the Borrower in respect of this Agreement) of the Borrower and (ii) written notice of such default from the Administrative Agent or any Lender to the Borrower.
     (e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.
     (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $25.0 million (to the extent not (i) paid, (ii) covered by insurance as to which such insurer has been notified of such judgment or order and has not denied coverage or (iii) covered by an indemnity by a third party as to which such Person has been notified of such judgment or order and has accepted liability for payment of such judgment or order) individually or in the aggregate shall be rendered against the Borrower or any of its Restricted Subsidiaries (or any combination thereof) and

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     (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed,
     (ii) such judgment has not been bonded pending appeal, stayed, vacated or discharged within 60 days of entry, or
     (iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     (g) An ERISA Event (or termination, withdrawal or event of noncompliance with applicable law or plan terms with respect to Foreign Plans) shall have occurred that, when taken together with all other ERISA Events and terminations, withdrawals and events of noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
     (h) Any Change of Control shall occur.
     (i) The Borrower or any Restricted Subsidiary (other than an Immaterial Restricted Subsidiary) shall
     (i) fail to pay debts generally as they become due;
     (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or such Restricted Subsidiary or substantially all of its property, or make a general assignment for the benefit of creditors;
     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Restricted Subsidiary or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any Restricted Subsidiary (other than any dissolution or liquidation permitted under Section 6.03) and, if any such case or proceeding is not commenced by the Borrower or any Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or any Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) indicating its consent to, approval of, or acquiescence in, any of the foregoing.

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     (j) The obligations of any Loan Party under the Guarantee Agreement or any Non-U.S. Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or any such Loan Party shall repudiate its obligations thereunder.
     (k) Any Loan Document shall cease to be in full force and effect (except in accordance with its terms) or any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document (if and to the extent perfection may be achieved by the taking of actions required under the Security Documents), except to the extent such failure results from (i) the gross negligence or willful misconduct of the Collateral Agent following the request of the Borrower to take actions with respect to the validity and perfection of such Liens or (ii) the loss of possessory Collateral by the Collateral Agent or the Administrative Agent, as applicable.
     SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) shall occur with respect to the Borrower, all Commitments (if not theretofore terminated) and any obligation of the Issuers to make L/C Credit Extensions shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, and the Borrower shall Cash Collateralize the Outstanding Amount of the L/C Obligations, in each case without notice or demand or further act of the Administrative Agent or any Lender, all of which are hereby waived by the Borrower.
     SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default with respect to the Borrower described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender:
     (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment;
     (b) declare the Commitments (if not theretofore terminated) and any obligation of the Issuers to make L/C Credit Extensions to be terminated, whereupon the Commitments and any obligation of the Issuers to make L/C Credit Extensions shall terminate; and
     (c) if the actions described in clause (a) or (b) above have been taken, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof).
     SECTION 7.04. Application of Funds upon Event of Default. After the exercise of remedies provided for in Section 7.03 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 7.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent and the Collateral Agent in the following order:

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     (a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such and payable to the Collateral Agent in its capacity as such;
     (b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the Issuers (including fees, charges and disbursements of external counsel to the respective Lenders and the Issuers and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     (c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees and Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations (including obligations in the nature of interest and periodic fees under Pari Passu Secured Hedging Agreements and Pari Passu Secured Treasury Services Agreements), ratably among the Lenders and the Issuers and the counterparties in proportion to the respective amounts described in this clause Third payable to them;
     (d) Fourth, pro rata (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and the Termination Value of Pari Passu Secured Hedging Agreements, ratably among the Lenders, the counterparties and the Issuers in proportion to the respective amounts described in this clause Fourth held by them and (ii) to the Administrative Agent for the account of each applicable Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
     (e) Fifth, to the payment of all other Obligations owing to the Secured Parties in proportion to the respective amounts described in this clause Fifth owing to them; and
     (f) Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
     Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, in the order set forth above.
ARTICLE VIII
THE AGENTS
     SECTION 8.01. Appointment and Authority. Each Lender hereby irrevocably appoints DBTCA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender hereby irrevocably appoints DBTCA to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article

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are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Additionally, each Lender authorizes the Administrative Agent and Collateral Agent to enter into the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement and to bind the Lenders thereby.
     SECTION 8.02. Agents Individually.
     (a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
     (b) Each Lender understands that the respective Persons serving as Agents, Co-Syndication Agents, Documentation Agent and Arrangers, acting in their individual capacities, and their respective Affiliates (collectively, the “Agents’ Groups”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agents’ Groups may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their respective own accounts or on behalf of others (including the Loan Parties and their Affiliates and including holding, for their respective own accounts or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agents’ Groups may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agents’ Groups. None of the members of the Agents’ Groups shall have any duty to disclose to any Lender or use on behalf of the Lenders, and none of the members of the Agents’ Group shall be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or required to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
     (c) Each Lender further understands that there may be situations where members of the Agents’ Groups or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agents’ Groups is or shall be required to restrict its activities as a result of the Person serving as an Agent, Co-Syndication Agents, Documentation Agent

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or Joint Lead Arranger and Bookrunner being a member of the Agents’ Groups, and that each member of the Agents’ Groups may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agents’ Groups of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by any member of the Agents’ Groups to any Lender including any such duty that would prevent or restrict the Agents’ Groups from acting on behalf of customers (including the Loan Parties or their Affiliates) or for their respective own accounts.
     SECTION 8.03. Duties of Agents; Exculpatory Provisions.
     (a) Each Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
     (b) No member of the Agents’ Groups shall be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such member of the Agents’ Groups shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.03 or 9.08) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.
     (c) None of any Agent nor any member of the Agents’ Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.
     (d) Nothing in this Agreement or any other Loan Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on

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behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its Related Parties.
     SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, or issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the applicable Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article and Section 9.05 (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent,” as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto.
     SECTION 8.06. Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the reasonable consent of the Borrower (such consent (i) not to be unreasonably withheld or delayed and (ii) not to be required after the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(i)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent with the consent of the Borrower (to the extent the Borrower’s consent would be required above) meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the Effective Date of such retiring Agent’s resignation. Upon the resignation Effective Date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations

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as Administrative Agent or Collateral Agent, as the case may be, hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as the case may be.
     Any resignation by DBTCA as the Administrative Agent pursuant to this Section shall also constitute its resignation as Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (b) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.
     SECTION 8.07. Non-Reliance on Agents and Other Lenders.
     (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
     (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other

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Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrower and each other Loan Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
     SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers, Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.
     SECTION 8.09. Security Trust Deed. Each Lender acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the Transaction Security (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
     SECTION 8.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and external counsel and all other amounts due the Lenders, the Issuers and the Administrative

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Agent under Sections 2.03(h) and (i), Section 2.09 and Section 9.05) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and external counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.05.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer in any such proceeding.
     SECTION 8.11. Collateral and Guarantee Matters. The Lenders, the Issuers, the Hedging Parties and the Treasury Services Banks irrevocably authorize the Collateral Agent to (and upon request from the Borrower, the Collateral Agent shall),
     (a) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent obligations with respect to which no claim has been asserted) and the expiration or termination of all Letters of Credit (or other arrangements having been entered into satisfactory to the applicable Issuer to eliminate such Issuer’s credit exposure with respect thereto), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person other than Borrower or any Subsidiary Guarantor, (iii) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement pursuant to clause (c) below or (v) on more than 65% of the Equity Interests of a Non-U.S. Restricted Subsidiary that is a Subsidiary Guarantor or “first tier” Non-U.S. Restricted Subsidiary if such Lien could, in the good faith judgment of the Borrower, reasonably be expected to have adverse tax consequences to the Borrower or its Restricted Subsidiaries;
     (b) subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Loan Document that is subject to a Lien that is permitted by Section 6.02(vi); and
     (c) release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may

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reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.11.
     SECTION 8.12. Withholding Taxes ~~SECTION 8.13.~~ . To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.14 and 2.15 and without limiting, expanding or otherwise affecting any obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses , whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 8.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other obligations. For purposes of this Section 8.12, “Lender” shall include any Issuer.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices.
     (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
(i)	if to the Borrower or any other Loan Party,
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(courier delivers to: 575 Maryville Centre Drive, St. Louis, Missouri 63141)
Attention of: James Tichenor and Paul Berra
Telecopier No.: 314-674-6755
E-Mail Address: jatich@solutia.com and pjberr@solutia.com
Website Address: www.solutia.com

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With a copy to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention of: Ashley Gregory, Esq. Telecopier No.: 212-446-4900 E-Mail Address: ashley.gregory@kirkland.com
(ii)	if to the Administrative Agent, the Collateral Agent or the Swing Line Lender:
     ~~Deutsche Bank Trust Company Americas~~
Deutsche Bank Trust Company Americas Attn: Erin Morrissey, Leveraged Loan Portfolio 60 Wall Street New York, New York 10005

With a copy to:

Deutsche Bank Trust Company Americas Attn: Nino Recko, 5022 Gate Parkway, Suite 200 Jacksonville, Florida 32256
     (iii) if to any Issuer or any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire, or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
     (b) All notices, demands, requests, consents and other communications described in Section 9.01(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.17 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 9.01(a); provided, however, that notices and communications to the Administrative Agent or Issuer pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent or Issuer.

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     (c) Notwithstanding Sections 9.01(a) and 9.01(b) (unless the Administrative Agent or Issuer requests that the provisions of Sections 9.01(a) and 9.01(b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent or Issuer by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent or Issuer to nino.recko@db.com and erin.morrissey@db.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent or Issuer may notify to the Borrower. Nothing in this Section 9.01(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
     (d) Reliance by Administrative Agent, Issuer and Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuers, each Lender and the Related Parties of each of them from all documented losses, liabilities and reasonably, documented out of pocket costs and expenses and documented liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15, 2.16, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (which may be by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail)) which, when taken together, bear the signatures of each of

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the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.04. Successors and Assigns.
     (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party. All covenants, promises and agreements by or on behalf of the Borrower, the Agents, the Issuers or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Each Lender may assign to one or more assignees (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Person engaged principally in the business of manufacture or sale of high performance chemical based products that is a competitor of the Borrower or any of its Subsidiaries) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (A) except in the case of an assignment of a Term Loan to a Lender or a Lender Affiliate or in connection with the initial syndication of the Term-1 Loans, the Borrower and the Administrative Agent (and, in the case of the assignment of any Revolving Credit Commitment, each Issuer and the Swing Line Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (B) except in the case of an assignment to a Lender, a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Term-1 Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of Term Loans, $1.0 million and in the case of Revolving Credit Commitments, $5.0 million, and in each case in increments of $1.0 million in excess thereof (or (x) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (y) in any other case, such lesser amount as the Borrower and the Administrative Agent otherwise agree), (C) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.19, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion) and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (I) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (II) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of

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an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
     (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and interest on) the Loans and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Administrative Agent, the Issuer and/or the Swing Line Lender to such assignment, the Administrative Agent shall (i) accept such

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Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
     (f) Each Lender may without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.14, 2.15 and 2.16 and the provisions of Section 5.01 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default or an Event of Default has occurred and is continuing at the time of such participation, and (iv) the Borrower, the Agents, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in clauses (i), (ii), (iii) and (iv) of Section 9.08(d) that affect such Participant). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.
     Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (g) Any Lender, without the consent of or notice to the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such a pledge or assignment, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.
     (h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuer and each Lender, and any attempted assignment without such consent shall be null and void.

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     SECTION 9.05. Expenses; Indemnity.
     (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each of the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, the Collateral Agent and the Arrangers (and appropriate foreign and local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the syndication of the Loans and Commitments provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by each Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any of the Arrangers, the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, any of the Arrangers or any Lender; provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
     (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Documentation Agent, each of the Arrangers, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all documented losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable out-of-pocket counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery and enforcement of this Agreement or any other Loan Document or the Commitment Letter, Engagement Letter or Fee Letter or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the transactions contemplated hereby thereby, (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (A) are determined by a final judgment of a court of competent jurisdiction to have arisen by reason of the Indemnitee’s gross negligence, bad faith or willful misconduct or(B) arise from any action solely among Indemnitees, other than any such actions that arise from an act or an omission of the Borrower or any Subsidiary (and provided that withstanding the foregoing provisions of this clause (B), the Administrative Agent, Collateral Agent, Issuer and Swing Line Lender, each acting in such capacity, shall in any event be indemnified subject to the other limitations set forth in this Section); and provided, further, that in the absence of conflicts, reimbursement of reasonable legal fees, charges and disbursements in respect of any matter for which indemnification is sought shall be

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limited to reasonable fees, charges and disbursements of one counsel for all such Indemnitees (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).
     (c) To the extent that the Borrower fails to promptly pay any amount to be paid by it to any Agent, any Issuer or the Swing Line Lender under paragraph (a) or (b) of this Section, each Revolving Credit Lender and Term Lender severally agrees to pay to such Agent, Issuer or Swing Line Lender, as the case may be, such Revolving Credit Lender or Term Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, Issuer or the Swing Line Lender in its capacity as such. For purposes hereof, a Revolving Credit Lender or Term Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Term Loans and Revolving Credit Commitments (or if the Aggregate Commitments have terminated, Revolving Credit Exposure) at the time.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the transactions contemplated hereby or any Loan or the use of the proceeds thereof; provided that notwithstanding the foregoing, to the extent required by Section 9.05(b), the Borrower shall not be required to indemnify each Indemnitee for any special, indirect, consequential or punitive damages of Persons other than any Indemnitee.
     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments and Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, an Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand (together with customary backup documentation supporting such reimbursement request) therefor.
     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuer and their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuer or their respective Affiliates, in each case whether direct or indirect, absolute or contingent, matured or unmatured, to or for the credit or the account of any Loan Party upon any amount becoming due and payable by any Loan Party hereunder or under any other Loan Document (whether at stated maturity, by acceleration or otherwise) against any such due and payable amount held by such Lender, Issuer or their respective Affiliates, irrespective of whether or not such Lender, Issuer or their respective Affiliates shall have made any demand under this Agreement or such other Loan Document. In connection with exercising its rights pursuant to the previous sentence, a Lender, Issuer or their respective Affiliates may at any time use any Loan Party’s credit balances with the Lender, Issuer or their respective Affiliates to purchase at the Lender’s, Issuer’s or their respective Affiliates’ applicable spot rate of exchange any other currency or currencies which the Lender, Issuer or their respective Affiliates considers necessary to reduce or

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discharge any amount due by such Loan Party to the Lender, Issuer or their respective Affiliates, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender, Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuer and their respective Affiliates may have. Each Lender, Issuer or their respective Affiliates agrees promptly to notify the Borrower and the Administrative Agent after making any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff.
     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.08. Waivers; Amendment.
     (a) No failure or delay of any Agent, any Lender or any Issuer in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lenders and the Issuers hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Lender or any Issuer may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Subject to Sections 9.08(c), 9.08(d), 9.08(f), 9.08(g) and 9.08(h), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent with the written consent of the Requisite Lenders).
     (c) After the initial Borrowings, no amendment, waiver or consent shall amend, modify supplement or waive the conditions precedent set forth in Section 4.02 without the written consent of the Required Revolving Lenders (it being understood that no other amendment, waiver, consent or other modification of any term or provision of this Agreement, including any waiver of a covenant or a Default or Event of Default, shall be deemed to be an amendment, waiver, consent or other modification of Section 4.02 for purposes of this clause (c)).
     (d) Without the written consent of each Lender that would be directly adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
     (i) extend the scheduled final maturity of any Loan or Note or the expiration date of any Commitment or increase the Commitment of any Lender;

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     (ii) reduce or forgive the rate of interest on any Loan or L/C Borrowing (other than any waiver of the application of the Default Rate of interest);
     (iii) extend the time for payment of any such interest;
     (iv) reduce or forgive the principal amount of any Loan or L/C Borrowing or waive, reduce or postpone any scheduled repayment pursuant to Section 2.06(c);
     (v) amend, modify, terminate or waive any provision of Section 9.08 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement contemplated by Section 2.21 or consented to by the Requisite Lenders which afford the protections to such additional extensions of credit of the type provided to the Loans on the Effective Date);
     (vi) except as expressly provided in the Loan Documents, release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guarantee Agreement or the Non-U.S. Guarantee Agreements, as applicable;
     (vii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document;
     (viii) amend the indemnification obligations of the Lenders set forth in Section 9.05(c) or amend Sections 2.18 or 7.04 (only to the extent relating to pro rata treatment of Lenders); or
     (ix) increase the maximum duration of Interest Periods hereunder without the consent of all Lenders.
     (e) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
     (i) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of, or fees payable to, any Agent, in each case without the consent of such Agent;
     (ii) amend, modify, terminate or waive any provision of any Loan Document specifying the percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender;
     (iii) amend modify or waive any provision of this Agreement relating to the rights or obligations of any Issuer without the consent of such Issuer; or
     (iv) amend, modify or waive any provision of this Agreement relating to the rights or obligations of the Swing Line Lender without the consent of the Swing Line Lender.
     (f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to either (i) replace such Non-Consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective Non-Consenting Lender

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that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.18 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each of the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.
     (g) Without the consent of any other Person, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law. Notwithstanding anything to the contrary contained in this Section 9.08, the Guarantee Agreement, the Non-U.S. Guarantee Agreements, the Security Documents and any related documents executed by Non-U.S. Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may, together with this Agreement, be amended and waived with the consent of the Administrative Agent and the Collateral Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Guarantee Agreement, Non-U.S. Guarantee Agreement, Security Document or other document to be consistent with this Agreement and the other Loan Documents.
     (h) Notwithstanding the foregoing, this Agreement and each Loan Document may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.
     (i) Further, notwithstanding anything to the contrary contained in this Section 9.08, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.
     (j) Replacement Revolving Credit Facility. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below) to incur a replacement revolving credit facility (“Replacement Revolving Credit Facility”) that permanently refinances, refunds, extends, renews or replaces all or a portion of the Revolving Credit Commitments

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hereunder; provided that (a) the aggregate amount of revolving commitments under such Replacement Revolving Credit Facility shall not, except as permitted by Section 2.21, exceed, when aggregated with the amount of remaining Revolving Credit Commitments, the amount of the Aggregate Commitments on the Effective Date, (b) the Borrower shall be the only borrower under such Replacement Revolving Credit Facility and the Subsidiary Guarantors shall be the only guarantors, if any, with respect thereto, (c) the maturity date of the Replacement Revolving Credit Facility shall not be earlier than the Revolving Loan Maturity Date, (d) the Indebtedness under such Replacement Revolving Credit Facility, if secured, is secured only by Liens on the Collateral (and not by any other assets) granted in favor of the Collateral Agent or another agent appointed in connection with such Replacement Revolving Credit Facility that are subject to the terms of an intercreditor agreement that is reasonably satisfactory to the Collateral Agent, (e) the interest rate and fees applicable to the Replacement Revolving Credit Facility shall be determined by the Borrower and the applicable new lenders, (f) such Replacement Revolving Credit Facility may have other terms applicable to letters of credit and swingline loans issued thereunder and (g) all other terms of such Replacement Revolving Credit Facility shall be substantially similar to the Revolving Commitments.
     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between or among the Borrower and any of the Agents, the Arrangers the Issuers and the Lenders shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES

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THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15. Jurisdiction; Consent to Service of Process.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of

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the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process by hand or overnight courier service, or mailed by certified or registered mail. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood that, to the extent permitted, the Administrative Agent, the Collateral Agent or such Lender or such Issuer, as the case may be, shall provide the Borrower with prompt notice thereof to the extent permitted by law or such legal process), (d) to any other party hereto, (e) in connection with (i) the exercise of any remedies hereunder or under any other Loan Document, (ii) any action or proceeding relating to this Agreement or any other Loan Document, (iii) the enforcement of rights under this Agreement or under any other Loan Document or (iv) any litigation or proceeding to which the Administrative Agent, the Collateral Agent, any Issuer or any Lender or any of its respective Affiliates may be a party; provided, however, in each case in this clause (e), the applicable Agent, Issuer or Lender or their Affiliates, as the case may be, shall take reasonable steps to preserve the confidential nature of the information, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective direct or indirect party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any of the Arrangers, the Agents, the Co-Syndication Agents, the Documentation Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party not in violation of any written confidentiality agreement to the knowledge of such Agent, Lender or Affiliate. For purposes of this Section, “Information” means all non-public information received from any Loan Party or any of its respective Subsidiaries relating to any Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has complied with Requirements of Law or exercised commercially reasonable care.

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     SECTION 9.17. Posting of Approved Electronic Communications.
     (a) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar secured electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
     (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily the most secure method of communication and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (d) Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     SECTION 9.18. Treatment of Information.
     (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or

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under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.
     (b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.16) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 9.18 shall modify or limit a Lender’s obligations under Section 9.16 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
     (c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

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     (d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
     (e) The provisions of the foregoing clauses of this Section 9.18 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
     SECTION 9.19. USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name, address and tax identification number of the Borrower and the other Loan Parties and other information regarding the Borrower and the other Loan Parties that will allow such Lender or Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Agents.
     SECTION 9.20. Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder may become subject to the provisions of the First Lien Intercreditor Agreement. In the event of any conflict between the terms of the First Lien Intercreditor Agreement and the Security Documents, the terms of the First Lien Intercreditor Agreement shall govern and control.
     SECTION 9.21. No Fiduciary Duty. Each Agent, the Co-Syndication Agents, the Documentation Agent, each Joint Lead Arranger and Bookrunner, each Issuer and each Lender and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and its Subsidiaries. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the

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Borrower, its Subsidiaries, its stockholders or its other affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower and its applicable Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower or any of its Subsidiaries, or their respective management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising the Borrower or any of its Subsidiaries on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrower and its Subsidiaries have consulted their own legal and financial advisors to the extent they have deemed appropriate. The Borrower further acknowledges and agrees that it and each of its Subsidiaries is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not, and will cause each of its Subsidiaries not to, claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transactions or the process leading thereto.
     SECTION 9.22. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, such Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOLUTIA INC., as Borrower
By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, Collateral Agent, Swing Line Lender and as a Lender
By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A, as a Lender and an Issuer
By:
Name:
Title:

[ ], as a Lender
By:
Name:
Title:

S-4